Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED

MASTER LOAN AND SECURITY AGREEMENT

Dated as of June 13, 2014

among:

CITIBANK, N.A., as Administrative Agent,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

STARWOOD WAYPOINT BORROWER, LLC, as Borrower,

and

WELLS FARGO BANK, N.A., as Calculation Agent and Paying Agent

CITIBANK, N.A., as Lead Arranger

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4.07		Remedies	70

4.08		Limitation on Duties Regarding Preservation of Collateral	72

4.09		Powers Coupled with an Interest	72

4.10		Release of Security Interest	72

	Section 5.	Conditions Precedent

5.01		Effectiveness	72

5.02		Initial and Subsequent Advances	74

	Section 6.	Representations and Warranties

6.01		Existence	78

6.02		Financial Condition.	78

6.03		Litigation	78

6.04		No Breach	79

6.05		Action	79

6.06		Approvals	79

6.07		Margin Regulations	79

6.08		Taxes	80

6.09		Investment Company Act	80

6.10		Compliance with Law	80

6.11		No Default	81

6.12		Collateral; Collateral Security	81

6.13		Chief Executive Office; Chief Operating Office	82

6.14		Location of Books and Records	82

6.15		True and Complete Disclosure	82

6.16		ERISA	83

6.17		Filing Jurisdictions/Relevant States	83

6.18		Subsidiaries/Other Indebtedness	83

6.19		Representations and Warranties	83

6.20		Solvency; Fraudulent Conveyance	84

6.21		No Broker	84

6.22		USA Patriot Act; OFAC	84

6.23		Anti-Money Laundering	85

6.24		Financial Reporting	85

6.25		No Prior Pledge	85

6.26		Asset Manager	85

6.27		Separateness	85

	Section 7.	Covenants of Borrower

7.01		Financial Statements and Other Information	85

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7.02	Litigation	89

7.03	Existence, Etc	89

7.04	Prohibition of Fundamental Changes.	90

7.05	Borrowing Base Deficiency.	91

7.06	Notices	91

7.07	Asset Management	92

7.08	OFAC	93

7.09	Lines of Business	93

7.10	Transactions with Affiliates	93

7.11	Defense of Title	93

7.12	Preservation of Collateral	93

7.13	No Assignment	93

7.14	Foreign Corrupt Practices Act	94

7.15	Limitation on Distributions	94

7.16	Financial Covenants	94

7.17	Interest Rate Protection Agreement.	95

7.18	Power of Attorney	96

7.19	Wet Funded Properties	96

7.20	Servicing Transmission	96

7.21	Maintenance of Property; Insurance	96

7.22	Further Identification of Collateral	102

7.23	Breach of Schedule 1 Representation	102

7.24	Delivery of Income	102

7.25	Maintenance of Papers, Records and Files	102

7.26	Deposit Accounts and Securities Accounts	103

7.27	Taxes, Etc	104

7.28	Use of Custodian	104

7.29	Change of Fiscal Year	104

7.30	Collection Accounts and Remittance Account	104

7.31	General Reserve Account	104

7.32	Tax and Insurance Reserve Account	105

7.33	Quality Control	105

7.34	Appraisals/BPO	105

7.35	Servicing Advances	105

7.36	Further Proceeds	105

7.37	Properties	106

7.38	Voting Rights	107

7.39	Removal of Properties	107

7.40	Asset Management Agreements	107

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7.41		Delivery of Property Level Reports	108

7.42		Property Costs	109

7.43		Management Rights	109

7.44		Escrow Imbalance	109

7.45		Capital Requirements Regulations	109

7.46		Further Borrower Obligations	110

7.47		Provision of Deed	112

7.48		Pledged Equity	113

7.49		Leasing Matters	114

7.50		Post-Closing Matters	115

	Section 8.	Events of Default

	Section 9.	Remedies Upon Default

	Section 10.	Paying Agent and Calculation Agent.

10.01		Paying Agent.	120

10.02		Calculation Agent.	123

	Section 11.	Single-Purpose Entity

11.01		Covenants Applicable to Borrower	125

11.02		Covenants Applicable to Parent SPE	126

11.03		Covenants Applicable to each Eligible Property Owner	128

11.04		Covenants Applicable to Borrower, each Eligible Property Owner and Parent SPE	130

	Section 12.	Agency

12.01		Appointment and Authority of Administrative Agent	131

12.02		Rights as a Lender	131

12.03		Exculpatory Provisions	132

12.04		Reliance by Agent	133

12.05		Delegation of Duties	133

12.06		Successor Agents; Merger etc. affecting Agents	134

12.07		Non-Reliance on Agent and Other Lenders	135

12.08		No Other Duties, etc	135

12.09		Administrative Agent May File Proofs of Claim	136

12.10		Collateral and Guaranty Matters	136

12.11		Expenses; Indemnity; Damage Waiver	137

	Section 13.	Miscellaneous

13.01		Waiver	137

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13.02	Notices	138

13.03	Indemnification and Expenses	139

13.04	Amendments	142

13.05	Successors and Assigns	144

13.06	Survival	148

13.07	Reserved	148

13.08	Captions	148

13.09	Counterparts; Electronic Signatures	148

13.10	Severability	148

13.11	GOVERNING LAW	148

13.12	SUBMISSION TO JURISDICTION; WAIVERS	149

13.13	WAIVER OF JURY TRIAL	149

13.14	Acknowledgments	149

13.15	Reserved.	149

13.16	Confidentiality	149

13.17	Asset Management	150

13.18	Periodic Due Diligence Review.	153

13.19	Set-Off	154

13.20	Borrower to Remain Liable	154

13.21	Platform; Access to Information	154

13.22	Entire Agreement	155

SCHEDULES

SCHEDULE 1	Representations and Warranties re: Pledged Equity and Properties

SCHEDULE 2	Filing Jurisdictions and Offices

SCHEDULE 3	Asset Management Agreements

SCHEDULE 4	Approved Initial Capital Expenditures

SCHEDULE 5	Commitments of the Lenders

SCHEDULE 6	Existing Exception Reports

SCHEDULE 7	Exception Codes

EXHIBITS

EXHIBIT A	Form of Promissory Note

EXHIBIT B-1	Form of Monthly Borrower Certification

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EXHIBIT B-2	Form of Quarterly and Annual Guarantor Certification

EXHIBIT C	Wire Instructions

EXHIBIT D	Form of Eligible Property Owner Guaranty and Pledge

EXHIBIT E	Form of Confidentiality Agreement

EXHIBIT F-1	Form of Asset Manager Side Letter

EXHIBIT F-2	Form of Sub-Asset Manager Side Letter

EXHIBIT G	Form of Security Release Certification

EXHIBIT H	Form of Lease Agreement

EXHIBIT I	Form of Power of Attorney

EXHIBIT J	Asset Score Parameters

EXHIBIT K	Form of Tenant Agency Notice

EXHIBIT L	Form of Tenant Instruction Notice

EXHIBIT M	Approved Jurisdictions

EXHIBIT N	Acquisition Parameters

EXHIBIT O	List of Sub-Asset Managers

EXHIBIT P	Property Schedule

EXHIBIT Q	Notice of Borrowing and Pledge

EXHIBIT R	Assignment and Assumption

EXHIBIT S	Form of Completion Certificate

EXHIBIT T	Post Closing Matters

EXHIBIT U	Lien Search Procedures

EXHIBIT V	Form of Preliminary Report

EXHIBIT W	Form of Final Report

EXHIBIT X	Form of Payment Date Report

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AMENDED AND RESTATED

MASTER LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT, dated as of June 13, 2014, by and among STARWOOD WAYPOINT BORROWER, LLC, a Delaware limited liability company (the “Borrower”), the lenders signatory hereto and each Person that may from time to time become party hereto in the capacity of a Lender pursuant to Section 13.05 of this Loan Agreement (each, a “Lender”), CITIBANK, N.A., a national banking association (“Citibank”), as administrative agent for the Lenders (the “Administrative Agent”), and WELLS FARGO BANK, N.A., as calculation agent (in such capacity, the “Calculation Agent”) and paying agent (in such capacity, the “Paying Agent”).

RECITALS

This Loan Agreement amends and restates and supersedes in all respects that certain Master Loan and Security Agreement dated as of February 5, 2014 between Borrower and Citibank.

The Lenders have agreed, subject to the terms and conditions of this Loan Agreement, to provide the revolving credit facility described in this Loan Agreement to Borrower.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Acceptable Counterparty” means a counterparty to the Interest Rate Protection Agreement (or the guarantor of such counterparty’s obligations) that has a long-term unsecured or counterparty debt rating of “A-” or better from S&P and (ii)(x) a long-term unsecured debt rating of A3 or better from Moody’s.

“Account Control Agreement” shall mean a Deposit Account Control Agreement or a Securities Account Control Agreement, as the context requires. Paying Agent shall be a party, in customary capacities, to any Account Control Agreement for accounts established by Paying Agent hereunder (including, without limitation, the Distribution Account, Paying Agent General Reserve Account and Paying Agent Remittance Account).

“Accountant Opinion” shall have the meaning assigned thereto in Section 7.01(c) hereof.

“Acquisition Parameters” shall mean the required characteristics of an Eligible Property set forth on Exhibit N hereto (including without limitation the Asset Score Parameters), as the same may be updated and/or modified from time to time by Borrower with the Administrative Agent’s and the Required Lenders’ consent.

“Acquisition Price” shall mean the purchase price paid by the Borrower or an Eligible Property Owner to acquire a Property and disclosed to Administrative Agent; provided, however, that if the Eligible Property Owner did not acquire the Property from an unaffiliated third party seller then, except as provided in the following sentence, the Acquisition Price of such Property is the purchase price paid by the Affiliate of such Eligible Property Owner that acquired the Property from an unaffiliated third party seller. If a Property is acquired by foreclosure or other realization on a loan held by an Affiliate of the Borrower, the Acquisition Price of the Property shall be the price paid by such Affiliate for such loan (less any other value received or retained with respect to such loan after such realization). For the avoidance of doubt, no fund or other investment vehicle managed by Waypoint Real Estate Group or one of its Affiliates shall be deemed to be an Affiliate of the Borrower and the Eligible Property Owners for purposes of this definition solely by virtue of the Asset Manager or an Affiliate thereof serving as an asset manager of both the Eligible Property Owners and such other entity so long as the purchase price for the applicable acquisition is the result of arms-length negotiations between the respective equityholders of the Borrower and the third-party equityholders of the applicable funds.

“Additional Amount” shall have the meaning provided in Section 3.03(a).

“Additional Lender” shall have the meaning assigned thereto in Section 2.10(a) hereof.

“Adjusted Borrowing Base” shall mean, as of any date of determination, the sum of the Property Borrowing Bases of all Eligible Properties, without giving effect to any Borrowing Base Deductions subtracted in the calculation of such Property Borrowing Bases.

“Adjusted Borrowing Base Deficiency” shall mean any excess of the aggregate outstanding principal amount of the Advances over the Adjusted Borrowing Base.

“Adjusted Tangible Net Worth” shall mean, with respect to the Guarantor, the Tangible Net Worth of the Guarantor minus the Net Worth of the Borrower and its Subsidiaries.

“Administrative Agent” shall have the meaning assigned thereto in the heading hereto.

“Administrative Agent General Reserve Account” shall have the meaning assigned thereto in the definition of the term “General Reserve Account.”

“Administrative Agent Parties” shall have the meaning assigned thereto in Section 13.02(d) hereof.

“Administrative Agent Remittance Account” shall have the meaning assigned thereto in the definition of the term “Remittance Account.”

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advances” shall have the meaning provided in Section 2.01(a).

“Advance Rate” shall mean a rate per annum equal to the sum of (i) the one-month LIBO Rate plus (ii) the Applicable Margin.

“Affected Lender” shall have the meaning set forth in Section 2.04.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” shall mean any of the Administrative Agent, the Calculation Agent, the Paying Agent, the Diligence Agent or any permitted delegee, sub-agent or successor of any of the foregoing, and “Agents” shall mean all of the foregoing collectively, except the Diligence Agent is not an Agent for purposes of Section 12.

“Allocable Share” shall mean, with respect to any Eligible Property as of any time of determination, a fraction, the numerator of which is the Property Borrowing Base of such Property and the denominator of which is the Borrowing Base.

“Allocated Loan Amount” shall mean, with respect to any Eligible Property as of any time of determination, such Property’s Allocable Share of the aggregate outstanding principal balance of the Loan at such time.

“Annual Net Operating Income” shall mean, as of any date of determination and with respect to any Property or Properties, an amount equal to:

(a) annualized rental income determined by multiplying twelve (12) times the Rental Income received with respect to such Property or Properties during the last calendar month for which Rental Income has been reported pursuant to Section 7.01(m), excluding (i) Rental Income not attributable to such calendar month, (ii) any Rental Income of any Properties as to which two or more consecutive payments of monthly rent are past due and (iii) Rental Income of Properties as to which any one payment of monthly rent is thirty (30) days or more days past due, to the extent such Rental Income would exceed 10% of the Rental Income included in this clause (a), less

(b) operating expenses incurred with respect to the applicable Properties (which, for the avoidance of doubt, shall include fees payable to any Asset Manager pursuant to the related Asset Management Agreement), annualized by taking the actual average per-Property trailing twelve (12) month operating expenses for the applicable pool of Properties, multiplied by the number of Properties tested, further adjusted to normalize payments made for property taxes, insurance premiums and other periodic expenses.

The Calculation Agent’s calculation of Annual Net Operating Income shall be based on (i) information received by the Calculation Agent from the Borrower, and (ii) information received by the Calculation Agent from the Administrative Agent relating to the Administrative Agent’s good faith determination as to which items do or do not qualify as Rental Income or operating expenses. If not stated in the context in which such term is used, Annual Net Operating Income will be deemed to be measured by reference to Stabilized Properties only during the Revolving Period, and by reference to all Eligible Properties during the Extension Period.

“Anti-Money Laundering Laws” shall have the meaning assigned thereto in Section 6.22 hereof.

“Applicable Collateral Percentage” shall mean, (a) with respect to the Market Value or the Purchase Value of any Non-Stabilized Property, 60%, (b) with respect to the Market Value of any Stabilized Property, 70%, and (c) with respect to the Purchase Value of any Stabilized Property, 65% (except, in each case, as provided to the contrary in the proviso to the definition of “Property Borrowing Base”.

“Applicable LLC Agreement” shall have the meaning provided in Section 11.03.

“Applicable Margin” shall have the meaning provided in the Pricing Side Letter.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon Credit Exposure.

“Asset Management Agreement” shall mean each Asset Management Agreement described on Schedule 3 attached hereto, together with any new Asset Management Agreement entered into by the Asset Manager and any Eligible Property Owner designated after the date of this Loan Agreement, in substantially the same form (and subject to the same fee rates and other payment and reimbursement terms as the Asset Management Agreements listed on Schedule 3) and otherwise acceptable to the Administrative Agent and Required Lenders in their reasonable discretion.

“Asset Management Fees” shall mean the fees payable to the Asset Manager pursuant to its Asset Management Agreements with the Eligible Property Owners. For the avoidance of doubt, the Asset Management Fees may not be increased without the consent of Required Lenders.

“Asset Management Standard” shall mean the requirement that Asset Manager manage all Eligible Properties and related Lease Agreements in compliance with the Asset Management Agreement and otherwise consistent with generally accepted management standards for prudent, reputable and experienced managers that manage portfolios of properties of similar size, type and location; provided that, such management shall be in a manner at least equal in quality to, and with the same care, skill, prudence and diligence with which Asset Manager services and administers similar Lease Agreements and Properties for its own account or any third party portfolios to the extent applicable, and in all cases, in material compliance with all Requirements of Law, and without regard to (w) any relationship that Asset Manager or an Affiliate of Asset Manager may have with any Tenant or any other party to the Loan Documents; (x) Asset Manager’s obligation to make protective advance or other advances or to incur servicing expenses with respect to the Lease Agreements if and to the extent required pursuant to the terms of the related Management Agreement; (y) Asset Manager’s right to receive compensation for its services; or (z) the ownership, or servicing or management for others, by Asset Manager of any other leases or residential real properties.

“Asset Manager” shall mean SWAY Management, LLC, in its capacity as servicer or asset manager pursuant to each Asset Management Agreement, or another servicer or asset manager that has been pre-approved by Administrative Agent and Required Lenders in its or their sole discretion and which is a party to an Asset Manager Side Letter.

“Asset Manager Side Letter” shall mean each asset manager side letter agreement in the form of Exhibit F-1 hereto, from the Administrative Agent to the Asset Manager and acknowledged by the Borrower and each related Eligible Property Owner, as such agreement may be amended from time to time.

“Asset Manager Termination Event” shall mean the occurrence of (i) any event of default (as such term is defined in each Asset Management Agreement) by Asset Manager under any Asset Management Agreement or (ii) any material breach by Asset Manager of the Asset Manager Side Letter.

“Asset Score Parameters” shall mean the distribution parameters set forth on Exhibit J hereto, based on the system generally used by Asset Manager in connection with the acquisition of Properties, as such Asset Score Parameters may be amended from time to time; provided, however, that if Asset Manager amends the Asset Score Parameters to conform to changes in its generally used scoring system, Borrower shall notify Administrative Agent in writing at least ten (10) Business Days prior to the effective date of such amendment.

“Asset Transmission” shall mean in the case of each Property, a computer-readable transmission containing the information mutually agreed on by the Administrative Agent, the Diligence Agent and the Asset Manager and delivered by the Diligence Agent pursuant to Section 2.03(ii). The Diligence Agent shall incorporate all agreed upon data provided by Borrower to the Diligence Agent into the Asset Transmission.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.05), and accepted by the Administrative Agent, in substantially the form of Exhibit R attached hereto or any other form approved by the Administrative Agent.

“Assignment of Interest Rate Protection Agreement” shall mean the assignment of Interest Rate Protection Agreement, dated as of the date of the Interest Rate Protection Agreement and reasonably acceptable to the Borrower and the Administrative Agent.

“Available Income” means amounts, if any, released from the Remittance Account pursuant to clause seventh of Section 3.05(b) or clause eighth of Section 3.05(c) as applicable.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Basel III” shall mean “A Global Regulatory Framework for More Resilient Banks and Banking Systems” developed by the Basel Committee on Banking Supervision (or any successor or similar authority), initially published in December 2010.

“Borrower Constituent Members” shall have the meaning assigned thereto in Section 11.01 hereof.

“Borrower Pledge Agreement” shall mean a pledge agreement between Parent SPE and Administrative Agent, as acknowledged by Borrower, whereby Parent SPE pledges its Equity Interests in Borrower.

“Borrower Pledged Equity” shall mean all of the shares, membership interests or trust certificates comprising Capital Stock of Borrower that is pledged to Administrative Agent, for the benefit of the Secured Parties, hereunder, together with all stock certificates, options or rights of any nature whatsoever (but excluding all Reserved Interests) which may be issued or granted by Parent SPE to Administrative Agent while this Loan Agreement is in effect.

“Borrowing Base” shall mean, as of any date of determination, the sum of the Property Borrowing Bases of all Eligible Properties.

“Borrowing Base Deduction” shall mean, with respect to an individual Property, the amount of any principal payments previously applied by the Paying Agent to reduce the Allocated Loan Amount with respect to such Property pursuant to clause sixth of Section 3.05(c) or the last sentence of Section 3.05(e), unless the Required Lenders instruct the Administrative Agent (with a copy of such notice to the Calculation Agent; in which event the Administrative Agent shall so instruct the Calculation Agent), not to subtract such amounts in calculating the Borrowing Base with respect to such Property or to all of the Properties, as the case may be.

“Borrowing Base Deficiency” shall mean any excess of the aggregate outstanding principal amount of the Advances over the Borrowing Base.

“BPO” shall mean, with respect to a Property, a broker’s price opinion prepared by the Diligence Agent or a duly licensed real estate broker retained by the Administrative Agent on behalf of the Lenders who has no interest, direct or indirect, in the Property or in Borrower or any Affiliate of Borrower and whose compensation is not affected by the results of the broker’s price opinion and which valuation (a) indicates the expected proceeds from a sale of the related Property, based on customary assumptions, including those as to the condition of the interior of the applicable Property and expected marketing time, (b) takes into account at least three (3) sales of other comparable Properties, and at least three (3) listings of comparable Properties, (c) is based on interior and exterior evaluations for Properties that are not occupied (but may be based only on exterior evaluations for Properties that are occupied), and (d) is based on an “as-is” (or equivalent) methodology.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, banking and savings and loan institutions in the State of New York, the City of New York, or the city or state in which the offices of the Administrative Agent, the Calculation Agent or the Paying Agent are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted. However, notwithstanding the foregoing, if “Business Day” is used in connection with the LIBOR Rate or determination of the Payment Date, such term shall also mean any day on which dealings are carried on in the London interbank market

“Calculation Agent” shall mean Wells Fargo Bank, N.A. or any replacement institution designated by the Administrative Agent with the consent of the Required Lenders.

“Calculation Agent Fee” shall have the meaning assigned thereto in the Pricing Side Letter.

“Calculation Agent Fee Notice” shall have the meaning assigned thereto in Section 10.02(c).

“Calculations” shall have the meaning assigned thereto in Section 10.02(a)(i).

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Requirements Regulation” shall mean the European Union Capital Requirements Regulations (Regulation (EU) No 575/2013), as amended.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, including (where applicable) uncertificated membership interests in a limited liability company.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash-Trap Trigger Event” shall mean the occurrence of any of the following: (i) the Debt Service Coverage Ratio is less than the Minimum DSCR, (ii) the Effective Collections Rate is less than the Minimum Effective Collections Rate at any time during the trailing six-month period (or, if shorter, the period since the Effective Date), or (iii) the Debt Yield of the Stabilized Properties is less than the Minimum Debt Yield (as defined in the Pricing Side Letter).

“Casualty” shall have the meaning assigned thereto in Section 7.21(h) hereof.

“Change in Law” shall mean the occurrence, after the date of this Loan Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean, (a) with respect to the Borrower, if the Borrower ceases to be a Special Purpose Entity wholly owned by Parent SPE, (b) with respect to Parent SPE, if Parent SPE ceases to be a Special Purpose Entity wholly owned, directly or indirectly, by the Operating Partnership, (c) with respect to the Operating Partnership, if the Guarantor ceases to own, directly or indirectly, at least seventy-five percent (75%) of the outstanding equity interests of the Operating Partnership, (d) with respect to each Eligible Property Owner, if such Eligible Property Owner ceases to be a Special Purpose Entity wholly owned by the Borrower, other than in accordance with a sale, distribution or other transfer by the Borrower of such Eligible Property Owner permitted under this Loan Agreement, (e) with respect to Guarantor, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), whether direct or indirect, of outstanding shares of voting stock, limited partnership interests or limited liability interests, as the case may be, of such Guarantor or at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding shares of voting stock, limited partnership interests or limited liability company interests, as the case may be or (f) with respect to the Asset Manager, the Borrower, each Eligible Property Owner, or the Guarantor, if any Person that did not, as of the Original Closing Date have an ownership interest in the Asset Manager, the Borrower, any Eligible Property Owner, or the Guarantor acquires an ownership interest in the Asset Manager, the Borrower, any Eligible Property Owner, or the Guarantor and, in connection with such acquisition, such Person acquires, or is granted, the ability to direct a change in the operating policies and/or procedures of the Asset Manager, the Borrower, such Eligible Property Owner, or the Guarantor.

“Citibank” shall have the meaning assigned thereto in the heading hereto.

“Closing Costs” shall mean the customary actual out-of-pocket closing costs paid by the Borrower or an affiliate in connection with the acquisition of a Property.

“COBRA” shall have the meaning assigned thereto in Section 6.16 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned to such term in Section 4.01(b) hereof.

“Collection Account” shall mean, with respect to each Eligible Property Owner, the lockbox account established and maintained at the related Control Bank into which such Eligible Property Owner shall deposit, or cause the Asset Manager or Sub-Asset Manager, as applicable, to deposit, all Rental Income, fees, and all other amounts paid by tenants pursuant to the related Lease Agreements, together with all other Income received by or on behalf of such Eligible Property Owner, and identified in and subject to the related Collection Account Control Agreement.

“Collection Account Control Agreement” shall mean each Control Agreement entered into with respect to any Collection Accounts.

“Commitment” shall mean the obligation of a Lender to fund Advances pursuant to Section 2.01, including any commitments added pursuant to Section 2.10. The Commitments of the Lenders as of the Effective Date are set forth on Schedule 5 attached hereto.

“Commitment Fee” shall have the meaning provided in the Pricing Side Letter.

“Commitment Increase” shall have the meaning assigned thereto in Section 2.10(a) hereof.

“Communications” shall have the meaning assigned thereto in Section 13.02(d) hereof.

“Completion Certificate” shall mean a certificate of a Responsible Officer of the Borrower, in form and substance substantially the same as set forth in Exhibit S attached hereto. For the avoidance of doubt, only one Completion Certificate will be delivered for any Property.

“Constituent Members” shall have the meaning assigned thereto in Section 11.02 hereof.

“Contractual Obligation” shall mean, as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Control Bank” shall mean the depository institution or securities intermediary, as applicable, with respect to a Deposit Account or Securities Account, which shall be reasonably acceptable to the Administrative Agent.

“Costs” shall have the meaning assigned thereto in Section 13.03(a).

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its outstanding Advances at such time.

“Debt Service Coverage Ratio” shall mean, with respect to the Properties then tested, as of any date of determination, the ratio of (i) the Annual Net Operating Income with respect to such Properties to (ii) an amount equal to the Advance Rate times the aggregate of the Allocated Loan Amounts for such Properties on such date. If not stated in the context in which such term is used, Debt Service Coverage Ratio will be deemed to test Stabilized Properties during the Revolving Period, and all Eligible Properties during the Extension Period.

“Debt Yield” shall mean, with respect to the Property or Properties then tested in the aggregate, a ratio for the applicable period in which:

(i) the numerator is the Annual Net Operating Income with respect to such Property or Properties; and

(ii) the denominator is the Allocated Loan Amount for such Property or Properties.

During the Revolving Period, Debt Yield shall be calculated with respect to Stabilized Properties and, during the Extension Period, Debt Yield shall be calculated with respect to all Properties.

“Deed” shall mean, with respect to each Property, the instrument or document required by the law of the jurisdiction in which the Property is located to convey fee title and identified on the related Property Schedule.

“Default” shall mean any event that, with the giving of notice or the passage of time or both, would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to fund all or any portion of its Advances within three (3) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the

Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above will be made by the Administrative Agent in its reasonable discretion acting in good faith. The Administrative Agent will promptly send to all Lenders a copy of any notice to the Borrower provided for in this definition.

“Deposit Account” shall have the meaning defined in the UCC.

“Deposit Account Control Agreement” shall mean, with respect to any Deposit Account, any control agreement or other similar agreement between each institution maintaining such Deposit Account, the owner of such Deposit Account and the Administrative Agent pursuant to which the Administrative Agent obtains “control” of such Deposit Account within the meaning of the UCC, in form and substance reasonably acceptable to the Administrative Agent, it being agreed that any Deposit Account Control Agreement on any Deposit Account holding tenant security deposits shall be subject to any limitations on disposition of such funds as may be required by Applicable Law.

“De Minimis Substances” shall mean Hazardous Substances in, on, or under the Eligible Properties that are de minimis in amount and are in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required.

“Diligence Agent” shall mean (i) Green River Capital, LLC, (ii) an institution designated by the Administrative Agent with the consent of the Required Lenders, or (iii) in the event of a material breach by the Diligence Agent under this Agreement or the Diligence Agent Agreement, an institution designated by the Administrative Agent at the direction of the Required Lenders.

“Diligence Agent Certification” shall mean, in respect of any Property or group of Properties, a certification of the Diligence Agent that it has reviewed the Property File and Underwriting Package therefor, has performed the applicable diligence services for such Property or Properties under the Diligence Agent Agreement and has confirmed whether each Property is an Eligible Property. With respect to any Wet Funded Property, such certification shall include confirmation that it has received, reviewed and satisfied itself with the materials described in clauses (i) and (ii) of the definition of such term.

“Diligence Agent Agreement” shall mean that Amended and Restated Evaluation Services Agreement, dated as of the date hereof, by and between the Diligence Agent and the Administrative Agent

“Diligence Agent Fees” shall mean fees at any time due and payable to the Diligence Agent under the Diligence Agent Agreement as reported to the Agents.

“Distribution Account” shall mean the segregated trust account established by the Paying Agent and titled “Distribution Account – Wells Fargo Bank, N.A., as Paying Agent in trust for the Lenders” into which all remittances from the Lenders under this Loan Agreement shall be deposited. The Distribution Account shall be a non-interest-bearing account and any funds on deposit therein shall remain uninvested.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Pub. L. No. 111-203 and any successor statute.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Administrative Agent and the Diligence Agent of any or all of the reviews permitted under Section 13.18 hereof with respect to any or all of the Properties, the Eligible Property Owners, Borrower, the Pledged Equity, Guarantor, Parent SPE, Asset Managers, Sub-Asset Managers or related parties and guarantors, as reasonably required by any Agent from time to time.

“Effective Collections Rate” shall mean, as of any date of determination, with respect to all Properties that are Leased Properties as of such date, a percentage equal to (i) the aggregate gross Rental Income actually collected with respect to such Properties during the term of the then current Lease Agreements through such date, divided by (ii) the aggregate gross Rental Income required to be paid during the term of the then current related Lease Agreements through such date.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.05(b)(iii), (v) and (vi).

“Eligible Property” shall mean a Property owned by an Eligible Property Owner which consists of a single parcel of real Property that can be classified as one of the following: a detached single family residence; a two- to four-family dwelling (including “duets”); an individual condominium unit in a low-rise or high-rise condominium project; an individual town home; or an individual unit in a planned unit development or a de minimis planned unit development and (i) as to which the representations and warranties in Section 6.24 and Schedule 1 hereto are correct as of each day on which a related Advance is outstanding and (ii) as to which the Property File contains all required documents without Exceptions except (a) exceptions permitted for Wet Funded Properties, (b) exceptions permitted with respect to the Properties set forth on Schedule 6 hereto (for the applicable period specified in Schedule 6) included in the Borrowing Base prior to the Effective Date, as identified in the related Exception Reports, (c) as otherwise approved by the Administrative Agent in writing. For the avoidance of doubt, notwithstanding anything to the contrary set forth in an Exception Report, no Exception shall be deemed to exist with respect to a Property for the purposes of determining whether such Property is an Eligible Property so long as the related Property File for such Property otherwise contains all of the documents required to be delivered by Borrower pursuant to Sections 2.03(a) and such documents are delivered within the applicable time periods set forth in Sections 2.03(a) in order that the Diligence Agent may timely issue a Diligence Agent Certification. No Property shall be an Eligible Property:

(1)	Which is not in compliance with the Valuation Requirements;

(2)	If the servicing of such Property shall not have been boarded onto Asset Manager’s management platform;

(3)	If any foreclosure proceeding requires any corrective action or corrective legal proceeding to be taken;

(4)	Which is not a Wet Funded Property and is not covered by a valid title insurance policy or binding title commitment free and clear of any material defects, insuring title of the related Eligible Property Owner to the Property, as evidenced by the inclusion in the Property File of a valid title insurance policy or binding title commitment free and clear of any material defects and as to which Borrower has received all transfer declarations and other documents necessary for recordation of the Deed to such Property and issuance of such policy; provided, that, in the event that Borrower or the Eligible Property Owner, as applicable, has delivered a binding title commitment free and clear of any material defects in lieu of a final title insurance policy, Borrower shall use commercially reasonable efforts to promptly (and in any event within sixty (60) days following the date such Property was acquired by the Eligible Property Owner) obtain a fully issued policy of title insurance conforming to such binding title commitment;

(5)	If such Property is not in compliance with the Acquisition Parameters;

(6)	If (i) such Property is a Wet Funded Property and either (A) a deed has not been recorded in the name of the related Eligible Property Owner in the sixty (60) day period following the date on which such Wet Funded Property was acquired by the related Eligible Property Owner or (B) the final policy of title insurance is not posted to the Platform or otherwise delivered to the applicable Agents in accordance with Section 13.21(c) within sixty (60) days following the date on which such Wet Funded

Property was acquired by the related Eligible Property Owner; provided, however, in each case, that the Borrower has caused the related Eligible Property Owner to deliver to the applicable Agents all other documents required to be included in the Property File or delivered for an Eligible Property, or (ii) such Property is not a Wet Funded Property and the Asset Manager, has not received (i) a copy of the originally recorded Deed and (ii) final title policy or binding title commitment (in accordance with clause (4) above) or copies thereof have not been included in the related Property File;

(7)	If the Deed for such Property in the Property File contains incorrect information, unless an amendatory Deed with the correct information has been submitted to the appropriate recording office prior to the Property Eligibility Date or within fifteen (15) days of the discovery of such incorrect information and, if applicable, corrective title insurance has been obtained in connection therewith;

(8)	If the Property is not located in the United States, is not in a jurisdiction listed on Exhibit M attached hereto, or is in a jurisdiction in which Borrower or Asset Manager does not have a regional office;

(9)	If the Property is part of a planned development or home owners association that prohibits leasing;

(10)	If the Property is encumbered other than by Permitted Encumbrances;

(11)	If the Property has any material environmental defects;

(12)	If a BPO has not been conducted on such Property within 90 days prior to the related Property Eligibility Date, or if more than 364 days have lapsed since the date of such Property’s most recent BPO;

(13)	If the Market Value for such Property is less than $40,000;

(14)	If the Property has a Market Value equal to or greater than $40,000 but less than $75,000, and the Property Borrowing Base of such Property, when added to the aggregate Property Borrowing Base of all other Properties with Market Values greater than $40,000 but less than $75,000, exceeds 5% of the Borrowing Base;

(15)	If the Property has a Market Value greater than $350,000 and the Property Borrowing Base of such Property, when added to the aggregate Property Borrowing Base of all other Properties with Market Values greater than $350,000, exceeds 5% of the Borrowing Base;

(16)	[Reserved];

(17)	If the Property is a cooperative or a condotel unit;

(18)	If the inclusion of such Property would result in the Eligible Properties violating the Asset Score Parameters set forth on Exhibit J hereto;

(19)	If the Property has been vacant for more than the Maximum Vacancy Aging;

(20)	If a Property is a Stabilized Property managed by (i) Moving Station LLC or (ii) any other Sub-Asset Manager and, in either case, the management of such Property is not moved to SWAY Management, LLC, as sole Asset Manager, within ninety (90) days of the date on which such Property becomes a Stabilized Property, or in the case of a Property managed by Moving Station, LLC by the later of such date within ninety (90) days of the date on which such Property becomes a Stabilized Property and the date which is nine (9) months after the Effective Date;

(21)	If the Property is subject to a Lease Agreement with an original term of less than twelve (12) months, and the Property Borrowing Base of such Property, when added to the aggregate Property Borrowing Base of all other Properties subject to Lease Agreements with original terms of less than twelve (12) months, exceeds 5% of the Borrowing Base;

(22)	If the Property is a Stabilized Property not in habitable condition or is not compliant with all applicable local, state and federal property codes unless such condition or non-compliance is susceptible to cure and cured within 90 days;

(23)	If the Property is a Leased Property and an electronic copy of the Lease Agreement has not been posted to the Platform or otherwise delivered to the applicable Agents in accordance with Section 13.21(c);

(24)	If the Property is a Leased Property and an original Tenant Instruction Notice with respect to the related Property has not been delivered to the Administrative Agent as and when required under Section 7.49(c);

(25)	If the Property is a condominium and the Property Borrowing Base of such Property when added to the Property Borrowing Base of all other Properties which are condominiums, exceeds 5% of the Borrowing Base;

(26)	If the Property is a Non-Cash Flowing Property and the Property Borrowing Base of such Non-Cash Flowing Property, when added to the aggregate Property Borrowing Base of all other Non-Cash Flowing Properties, exceeds 25% of the Borrowing Base; provided, that for a period of 120 days after any Qualifying Refinancing, such Non-Cash Flowing Properties may comprise up to 75% of the Borrowing Base or such higher percentage as is approved by the Supermajority Lenders (subject to the adjustment to the Applicable Collateral Percentage required by the proviso to the definition of “Property Borrowing Base”);

(27)	If the Property is not covered by liability insurance, homeowner’s insurance, hazard insurance and flood insurance meeting the requirements of Section 7.21;

(28)	If the Property is part of a planned development unit and the Property Borrowing Base of such Property, when added to the Property Borrowing Base of all other Properties that are part of planned development units exceeds 10% of the Borrowing Base;

(29)	If the Property is managed by a Sub-Asset Manager and the Property Borrowing Base of such Property, when added to the Property Borrowing Base of all other Properties which are managed by Sub-Asset Managers, exceeds 50% of the Borrowing Base; or

(30)	If the Property is a Wet Funded Property and the Property Borrowing Base of such Wet Funded Property, when added to the Property Borrowing Base of all other Properties which are Wet Funded Properties, exceeds (i) during the first sixty (60) days following the date hereof, $100,000,000, or (ii) at all other times, the lesser of 20% of the Borrowing Base or $100,000,000.

Notwithstanding anything to the contrary in the foregoing, if a change in the Market Value of an Eligible Property already included in the Borrowing Base would result in the limitations set forth in clauses (14) and (15) above being exceeded, then the Borrower shall elect in a written notice to the Agents either (x) to exclude one or more Properties from the Borrowing Base and the Adjusted Borrowing Base as necessary to eliminate such excess or (y) attribute Market Values to certain Properties that is lower than their actual respective Market Values, as necessary to eliminate such excess. The Borrower’s election pursuant to the preceding sentence shall remain in effect until the Borrower delivers written notice to the Agents adjusting or cancelling such elections concurrently with the Borrower’s delivery of an updated calculation of the Borrowing Base and Adjusted Borrowing Base complying with the foregoing requirements.

Furthermore, notwithstanding anything to the contrary in the foregoing, no Property shall be deemed to be an Eligible Property for purposes of this Loan Agreement unless and until the Diligence Agent has delivered a Diligence Agent Certification and confirmed such property meets the foregoing requirements in accordance with Section 2.03(a)(ii).

Any such confirmation by Diligence Agent, or inclusion of any Property in Eligible Properties, shall not constitute a waiver of any requirement for Eligible Properties or any other term or condition of any Loan Document, and the Administrative Agent, the Diligence Agent and the Lenders shall be deemed to retain the right to later object to the inclusion of any Property in the Borrowing Base to the extent of any failure of any such requirement, term or condition.

“Eligible Property Owner” shall mean a wholly-owned subsidiary of Borrower that meets the following criteria: (i) such entity is a Special Purpose Entity, (ii) Borrower has pledged to Administrative Agent, for the benefit of the Secured Parties, 100% of the Equity Interests in such entity, which Equity Interests are represented by Eligible Property Owner Pledged Equity that has been delivered to Administrative Agent, for the benefit of the Secured Parties, in physical form, (iii) such Eligible Property Owner has executed and delivered to Administrative Agent an Eligible Property Owner Guaranty and Pledge and (iv) that has satisfied the “know your customer” requirements of the Administrative Agent and each Lender.

“Eligible Property Owner Constituent Members” shall have the meaning assigned thereto in Section 11.03 hereof.

“Eligible Property Owner Guaranty and Pledge” shall mean each Eligible Property Owner Guaranty and Pledge Agreement by an Eligible Property Owner guaranteeing the obligations of the Borrower hereunder and pledging to Administrative Agent such Eligible Property Owner’s assets to secure such guaranty, in each case in the form attached hereto as Exhibit D.

“Eligible Property Owner Pledged Equity” shall mean all of the shares, membership interests or trust certificates comprising Capital Stock of each Eligible Property Owner that is pledged to Administrative Agent, for the benefit of the Secured Parties, hereunder, together with all stock certificates, options or rights of any nature whatsoever (but excluding all Reserved Interests) which may be issued by such Eligible Property Owner to Borrower or granted by Borrower to Administrative Agent, for the benefit of the Secured Parties, while this Loan Agreement is in effect.

“Environmental Laws” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy or rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

“Environmental Liens” shall have the meaning provided in Section 7.46(f).

“Equity Interests” shall mean, with respect to any Person, (a) any share or ownership interest in Capital Stock (including any participation interest or divided ownership or profit sharing interest however denominated) in such Person, whether voting or nonvoting, and whether or not such share, warrant, option right or other interest is authorized or otherwise existing as of any date of determination, (b) any warrant, option or other right for the purchase or acquisition from such Person of any share or interest described in (a) above, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership interest in such Person (including partnership, member or trust interests therein).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Affiliate, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Borrower, Guarantor, SPE or an Eligible Property Owner is a member.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Exception” shall mean, with respect to any Property, any variance from the delivery requirements with respect to the Property File, as applicable and indicating such exceptions using the codes set forth on Schedule 7.

“Exception Report” shall mean a list, in a format reasonably acceptable to the Administrative Agent, relating to the Properties, such list being delivered by the Diligence Agent to the applicable Agents via Electronic Transmission, reflecting the Property Files posted to the Platform or otherwise delivered to the applicable Agents in accordance with Section 13.21(c), which includes codes corresponding to the Exception codes set forth on Schedule 7 hereto, indicating any Exceptions with respect to each Property File listed thereon.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated) or gross receipts (solely in respect of state or local Taxes), franchise Taxes, and branch profits Taxes, in each case, that are (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or Commitment or changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable to either such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.03(d) and (d) any Taxes imposed under FATCA.

“Executive Order” shall mean Executive Order 13224 — Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Existing Agreement” shall have the meaning provided in the recitals to this Loan Agreement.

“Extension Period” shall have the meaning provided in Section 3.05 hereof.

“Facilities” shall mean the revolving credit facility contemplated by this Loan Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Loan Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Final Report” shall mean a Report of the Calculation Agent substantially in the form of Exhibit W confirming the absence of exceptions with respect to (i) the Borrower’s calculation of the Borrowing Base and/or Adjusted Borrowing Base and, (ii) if delivered in response to a draft Notice of Borrowing and Pledge, any calculations required in connection with the Advance contemplated thereby.

“Foreign Lender” shall have the meaning provided in Section 3.03(d).

“Funding Date” shall mean the date on which an Advance is made hereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“General Reserve Account” shall mean the separate trust account established by Administrative Agent or the Paying Agent, as applicable, in accordance with the following sentence, funded by the Borrower and maintained at a Control Bank pursuant to this Loan Agreement. The General Reserve Account shall be a non-interest-bearing account and any funds on deposit therein shall remain uninvested. The General Reserve Account shall initially be only the separate trust account established by the Administrative Agent pursuant to the Existing Agreement and titled “Starwood Waypoint Borrower, LLC General Reserve Account F/B/O Citibank, N.A. as Lender (the “Administrative Agent General Reserve Account”) but, when and as provided in Section 3.07, shall include and transition to the separate trust account established by the Paying Agent and titled “Citibank, N.A., as agent – Citi-Starwood Waypoint General Reserve Account” (the “Paying Agent General Reserve Account”).

“General Reserve Account Required Amount” shall have the meaning provided in the Pricing Side Letter.

“Governing Document” shall mean, as applicable, each limited liability company agreement, operating agreement, trust agreement, articles of incorporation, by-laws and/or any other document governing the formation, operation and existence of any Person.

“Governmental Authority” shall mean with respect to any Person, the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Property, to the extent required by Administrative Agent. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Starwood Waypoint Residential Trust, a Maryland real estate investment trust.

“Guaranty” shall mean the Limited Guaranty and Recourse Indemnity Agreement, by Guarantor in favor of Administrative Agent, for the benefit of the Secured Parties, as such agreement may be amended from time to time.

“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives; provided, however, that “Hazardous Substances” shall not include cleaning materials customarily used at properties similar to the Properties, to the extent such materials are used, stored and disposed of in accordance with Environmental Laws.

“Improvements” shall mean all buildings, structures, improvements, parking areas, landscaping, fixtures and articles of property now erected on, attached to, or used or adapted for use in the operation of any Property, including, without limitation, all heating, air conditioning and incinerating apparatus and equipment, all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor covering, underpadding, storm sashes, awnings, signs and shrubbery and plants.

“Income” shall mean with respect to any Property, all of the following: (a) all Rental Income, (b) all Security Deposits (unless the applicable Eligible Property Owner is required by applicable law to segregate Security Deposits), but only as and when applied to rent payments then due and payable by the related Tenant, (c) all Liquidation Proceeds, (d) all other income, dividends, distributions, receipts, payments, collections, prepayments (when recognized as applied in accordance with GAAP), recoveries, proceeds (including Insurance Proceeds and insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Property, including all proceeds received upon the securitization, liquidation, foreclosure, short sale or other disposition of such Property, transfer fees, make whole fees, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, insurance payments, judgments, settlements and proceeds, and (e) all other “proceeds” as defined in Section 9-102(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof.

“Income Cut-Off Date” shall mean, with respect to any Payment Date, the last day of the preceding calendar month.

“Increase Amendment” shall have the meaning assigned thereto in Section 2.10(b) hereof.

“Increase Date” shall have the meaning assigned thereto in Section 2.10(a) hereof.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Indemnified Party” shall have the meaning assigned thereto in Section 13.03(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by Amacar Group, CT Corporation, Corporation Service Company, Global Securitization Services, National Registered

Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally recognized company approved by Administrative Agent in the exercise of its reasonable discretion, in each case that is not an Affiliate of any Loan Party and that provides professional Independent Directors and Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, has never been, and will not while serving as Independent Director or Independent Manager be, any of the following: (a) a member, partner, equity holder, manager, director, officer or employee of any Loan Party, any of their respective equity holders or Affiliates (other than as an Independent Director or Independent Manager of any Loan Party or Affiliate thereof or any of their respective single-purpose entity equity holders, provided that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers); (b) a creditor, supplier or service provider (including provider of professional services) to any Loan Party, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to any Loan Party, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates in the ordinary course of business); (c) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or (d) a Person that controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c). An individual who otherwise satisfies the preceding definition other than clause (a) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with any Loan Party shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower or an Eligible Property Owner if the fees that such individual earns from serving in such role in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year.

“Independent Director Event” shall mean with respect to the Independent Director or Independent Manager (as applicable) for Parent SPE, Borrower or any Eligible Property Owner, (i) any act or omission by such Independent Director that constitutes willful disregard of its duties under the applicable Governing Documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, or (iii) such Independent Director no longer meeting the definition of Independent Director.

“Initial Capital Expenditures” shall mean those actual expenditures incurred by Borrower and capitalized in accordance with GAAP, necessary for the Property to be deemed renovated and suitable to be leased to an initial Tenant and performed before the Property becomes a Stabilized Property, each as certified by a Responsible Officer of the Borrower in a Completion Certificate delivered to the Diligence Agent and the Administrative Agent, together with reasonably satisfactory evidence supporting such Initial Capital Expenditures as the Agents may request; provided that, the Administrative Agent shall have a right to, or at the direction of the Required Lenders shall, recalculate the Initial Capital Expenditures in any case where it considers the supporting evidence not reasonably satisfactory. For the avoidance of doubt, Initial Capital Expenditures do not include any fees, costs or expenses associated with any ongoing recurring repairs or maintenance to any Property.

“Insolvency Action” shall mean with respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.

“Insolvency Event” shall mean with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs; or, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Insurance Premiums” shall have the meaning assigned thereto in Section 7.21(b) hereof.

“Insurance Proceeds” shall mean with respect to each Property, proceeds of insurance policies insuring the Property.

“Interest Period” shall mean, with respect to any Advance, (i) initially, the period commencing on the Funding Date with respect to such Advance and ending on the calendar day immediately prior to the next succeeding Payment Date, and (ii) thereafter, each period commencing on the Payment Date of a month and ending on the calendar day immediately prior to the Payment Date of the next succeeding month.

“Interest Rate Protection Agreement” shall mean with respect to any or all of the Properties and/or the Advances, any interest rate cap or any other applicable hedging arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies entered into by Borrower and an Acceptable Counterparty and reasonably acceptable to the Administrative Agent.

“Investment” shall have the meaning assigned thereto in Section 7.37 hereof.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“IRS” shall mean the United States Internal Revenue Service.

“Lease Agreement” shall mean, with respect to each Property, a lease agreement entered into between the related Eligible Property Owner and/or Asset Manager, on behalf of the related Eligible Property Owner, with respect to such Property and a Tenant, in a form acceptable to Administrative Agent and in compliance in all respects with the laws of the related jurisdiction in which such Property is located. The form attached hereto as Exhibit H is approved by Administrative Agent, to the extent such form is and remains in compliance in all respect with the laws of the related jurisdiction in which the related Property is located.

“Leased Property” shall mean a Property that is subject to a Lease Agreement, including an expired Lease Agreement subject to a month-to-month tenancy.

“Lender” shall have the meaning assigned thereto in the heading hereto.

“LIBO Base Rate” shall mean, with respect to any Interest Period, the rate determined by Administrative Agent on the basis of the rate offered for one-month Dollar deposits, as is displayed on Reuters LIBOR01 Page (or such other service as may be nominated by the ICE Benchmark Administration as the information vendor for displaying the London interbank offered rates of major banks in the London interbank market) (the “Screen Rate”) as of 11:00 a.m. (London time) on the third Business Day prior to the first day of such Interest Period (rounded to five decimal places) provided that if such Screen Rate does not appear as of such time on such date, the rate for such date will be the rate determined by reference to the most recently published rate on Reuters LIBOR01 Page (or such other service as may be nominated by the ICE Benchmark Administration as the information vendor for displaying the London interbank offered rates of major banks in the London interbank market); provided further that if such rate is no longer set on such page, the rate of such date will be determined by reference to such other comparable publicly available service publishing such rates as may be selected by Administrative Agent in its sole discretion for use under this Loan Agreement and comparable facilities provided by Administrative Agent, which rates have performed or are expected by Administrative Agent to perform in a manner substantially similar to the rate appearing on Reuters LIBOR01 Page and which rate will be communicated to Borrower.

“LIBO Rate” shall mean with respect to each Interest Period pertaining to any Advance, a rate per annum determined by Administrative Agent in its sole discretion in accordance with the following formula (rounded to five decimal places), which rate as determined by Administrative Agent shall be conclusive absent manifest error by Administrative Agent:

LIBO Base Rate

1.00 – LIBO Reserve Requirements

The LIBO Rate shall be calculated on each Funding Date (solely for the purpose of calculating the LIBO Rate applicable to the Advances made on such Funding Date) commencing with the initial Funding Date and on each Payment Date (for all Advances then outstanding) commencing with the first Payment Date.

“LIBO Reserve Requirements” shall mean for any Interest Period for the Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to Administrative Agent in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Original Closing Date, the LIBO Reserve Requirements shall be deemed to be zero. Administrative Agent will provide Borrower no less than 30 days prior written notice of implementation of any change in LIBO Reserve Requirements.

“Lien” shall mean any deed of trust, mortgage, lien, pledge, charge, security interest or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Liquidation Proceeds” shall mean all amounts paid in respect of any disposition of any Property, whether by sale, securitization, liquidation, assignment or otherwise, net of reasonable direct costs and expenses incurred by Borrower or an Eligible Property Owner, as applicable, in connection with such disposition, which costs and expenses shall be documented and provided to Agents upon the reasonable request of any Agent.

“Liquidity” means with respect to the Guarantor and its Subsidiaries at any time, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, it being understood that amounts on deposit in any Deposit Account or Securities Account maintained by the Borrower or any Eligible Property Owner (other than the Collection Accounts) shall be considered unrestricted for purposes of this definition. (For the avoidance of doubt, amounts on deposit in the Remittance Account, the Collection Accounts and the General Reserve Account are not included in Liquidity.)

“Loan” shall have the meaning specified in Section 2.01(a) hereof.

“Loan Agreement” shall mean this Master Loan and Security Agreement, as may be amended, supplemented or otherwise modified from time to time as mutually agreed by the parties in writing.

“Loan Documents” shall mean collectively, this Loan Agreement, the Note, the Guaranty, any Asset Manager Side Letter, any Asset Management Agreement, each Eligible Property Owner Guaranty and Pledge, any Sub-Asset Manager Side Letter, Diligence Agent Agreement, the Pricing Side Letter, all Control Agreements, all Interest Rate Protection Agreements, the Borrower Pledge Agreement, each Power of Attorney and any other agreement entered into by Borrower or any Eligible Property Owner, on the one hand, and any Agent or Related Party or any Lender, on the other, in connection herewith or therewith, in each case as such agreement may be amended and in effect from time to time.

“Loan Party” shall mean Borrower, each Eligible Property Owner, Guarantor, each Asset Manager and Parent SPE.

“Loan to Value Ratio” shall mean, with respect to any Property, on any date of determination, the ratio of (i) the Allocated Loan Amount with respect to such Property, to (ii) the Market Value of such Property.

“Management File” shall mean with respect to each Property, the file retained by Asset Manager consisting of all documents that a prudent manager or servicer would have, including copies of the Property File, each related Lease Agreement, all documents necessary to document and service the Properties, and any and all documents required to be delivered pursuant to any of the Loan Documents.

“Management Rights” shall mean all right, title and interest of Borrower and each Eligible Property Owner in and to any and all of the following (if any): (a) rights to manage and make all decisions with respect to the Eligible Properties, (b) rights to make protective advances and receive reimbursement therefor, (c) rights to receive a management fee for managing the Eligible Properties, (d) late fees, penalties or similar payments with respect to the Eligible Properties, (e) agreements and documents creating or evidencing any such rights to manage, documents, files and records relating to the servicing of the Eligible Properties, and rights of the Underlying Entities or any other Person thereunder, (f) escrow, reserve and similar amounts with respect to the Eligible Properties, and (g) rights to appoint, designate and retain any other managers, sub-managers, agents, custodians, trustees and liquidators with respect to the Eligible Properties.

“Market Value” shall mean with respect to any Property, the value of such Property set forth in the most recent BPO (meeting the criteria described in the definition thereof) obtained by Diligence Agent or Administrative Agent. However, notwithstanding anything to the contrary in the foregoing, if the Market Value of any Property as determined in accordance with the foregoing would exceed $500,000, then the Market Value of such Property shall be deemed to equal $500,000.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of Borrower or any other Loan Party, (b) the ability of Borrower or any other Loan Party to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of any Secured Party under any of the Loan Documents, (e) the timely repayment of the principal and interest of all Advances or payment of other amounts payable in connection therewith or (f) the Collateral.

“Maturity Date” shall mean February 3, 2017 or if the Extension Period is exercised in accordance with Section 3.05(f), February 5, 2018.

“Maximum Commitment Increase” shall have the meaning assigned thereto in Section 2.10(a) hereof.

“Maximum Credit” shall mean $1,000,000,000 plus the amount of any increase in the Maximum Credit pursuant to Section 2.10.

“Maximum Vacancy Aging” shall have the meaning provided in the Pricing Side Letter

“Member” shall have the meaning assigned thereto in Section 11.04(c) hereof.

“Minimum DSCR” shall have the meaning provided in the Pricing Side Letter.

“Minimum Effective Collections Rate” shall have the meaning provided in the Pricing Side Letter.

“Minimum Liquidity Amount” shall have the meaning provided in the Pricing Side Letter.

“Minimum Release Price” shall mean with respect to any Property sold or otherwise removed from the Loan Agreement, the greater of (i) 115% of the Allocated Loan Amount for such Property and (ii) 90% of the net sales proceeds (or, Liquidation Proceeds, if applicable) for such Property.

“Model” and “Modeling” shall have the respective meanings assigned thereto in Section 10.02(a)(ii).

“Monthly Borrower Certification” shall have the meaning specified in Section 7.01(d).

“Monthly Operating Expense” shall mean, with respect to each Stabilized Property, the reasonable out-of-pocket operating expenses actually incurred by or on behalf of Borrower or the related Eligible Property Owner in accordance with the Asset Management Agreement in any calendar month with respect to such Stabilized Property. For the sake of clarity, the Monthly Operating Expenses shall not include any amounts paid out of the Tax and Insurance Reserve Account, the Tax and Insurance Reserve Monthly Deposit or any other future reserves for taxes, insurance, capital expenditures or any other future expenses.

“Moody’s” shall mean Moody’s Investors Service, Inc., its successors and assigns.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower, Guarantor, SPE or Eligible Property Owner or any of their ERISA Affiliates or as to which Borrower, Guarantor, SPE or Eligible Property Owner or any of their ERISA Affiliates has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Non-Cash Flowing Property” shall mean a Property (i) that is not a Leased Property or (ii) that is a Leased Property and as to which two or more consecutive payments of monthly rent are past due under such Lease Agreement.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Stabilized Property” shall mean an Eligible Property other than Stabilized Properties and may include properties that have been renovated and properties that have not yet been renovated.

“Note” shall mean a promissory note provided for by Section 2.02(a) hereof and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Notice of Borrowing and Pledge” shall mean the notice of borrowing and pledge substantially in the form of Exhibit Q hereto, specifying the related Properties that will constitute Properties to be financed by such Advance (after giving effect thereto) and specifying each related Eligible Property Owner, including the fields set forth on the related Property Schedule and any other details as agreed upon between Borrower and Administrative Agent. Each Notice of Borrowing and Pledge shall have attached thereto a Property Schedule of such Properties.

“Obligations” shall mean (a) all of Borrower’s present and future obligations to repay principal and interest with respect to the Loan and other obligations and liabilities of Borrower under, or in connection with, the Loan Documents or directly related to the Pledged Equity or the Properties, whether now existing or hereafter arising; (b) any and all sums paid by any Secured Party or its sub-agent, in each case pursuant to the Loan Documents in order to preserve the Pledged Equity, any Property or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Borrower’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on the Pledged Equity or any Property, or of any exercise by a Secured Party or any Agent of its rights under the Loan Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Borrower’s indemnity obligations pursuant to the Loan Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC List” means OFAC’s most current list of “Specifically Designated National and Blocked Persons” (as such list is published from time to time on the OFAC website, http:www.treas.gof/ofac/t11sdn.pdf), or any replacement thereof promulgated by OFAC.

“Operating Partnership” means Starwood Waypoint Residential Partnership, L.P., a Delaware limited partnership.

“Original Closing Date” means February 5, 2014.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent SPE” shall mean Starwood Waypoint Pledgor, LLC, which (i) wholly and directly owns the Borrower Pledged Equity which has been delivered to Administrative Agent in accordance with the terms hereof and (ii) is a Special Purpose Entity.

“Participant” shall have the meaning assigned to such term in Section 13.05(d).

“Participant Register” shall have the meaning specified in Section 13.05(d).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, modified or replaced from time to time.

“Paying Agent” shall mean Wells Fargo Bank, N.A., or any replacement designated by Administrative Agent with the consent of the Required Lenders.

“Paying Agent Fee” shall mean the monthly fee payable to the Paying Agent on each Payment Date as specified in the Pricing Side Letter.

“Paying Agent General Reserve Account” shall have the meaning assigned thereto in the definition of the term “General Reserve Account.”

“Paying Agent Remittance Account” shall have the meaning assigned thereto in the definition of the term “Remittance Account.”

“Payment Date” shall mean each of (i) the last Business Day of each calendar month, (ii) the date determined by application of Section 9 or (iii) the Termination Date. Notwithstanding the foregoing or anything to the contrary contained herein, in no event shall any Payment Date occur more than once per calendar month unless agreed to in writing by Administrative Agent and Borrower and consented to by Required Lenders. In the event that the Payment Date should change in accordance with the terms of this Loan Agreement, Administrative Agent shall provide fifteen (15) days’ prior written notice of such change to Borrower, and the changed Payment Date shall apply to all Advances outstanding at the time of such change and at all times after such change.

“Payment Date Report” shall mean, for any Payment Date, the report prepared by the Calculation Agent substantially in the form of Exhibit X and reflecting the principal, interest, fees, costs, expenses, indemnities and deposits into the General Reserve Accounts payable hereunder on such Payment Date and any Adjusted Borrowing Base Deficiency.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” shall mean with respect to any Property: (i) any Lien for current real property taxes, fees and assessments and other governmental charges or levies not yet due and payable or which have become due and payable but are being contested in good faith in accordance with Section 7.27 hereof; (ii) any zoning, building and other land use restrictions, covenants, conditions and restrictions, rights of way, easements and other matters of the public record acceptable to mortgage lending institutions generally and specifically referred to in the title insurance policy delivered in connection with the Property and (A) referred to or otherwise considered in the BPO made in connection with the Property or (B) which do not adversely affect the appraised value of the Property set forth in such appraisal; (iii) other matters, not including any monetary liens, to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Property or the use, enjoyment, value or marketability of the Property; (iv) any Lien or bill for labor or material being contested in good faith in accordance with Section 7.46(a) hereof; and (v) any Lien relating to this Loan Agreement to secure the Obligations; provided that, with respect to any Property, any such amounts that have come due and payable under clauses (i) and (iv) shall be permitted only if (A) such amounts do not in the aggregate exceed 3% of the Borrowing Base, (B) such amounts with respect to any Property do not exceed 10% of the Acquisition Price for such Property, (C) Borrower has deposited an additional amount equal to 120% of such amount into the General Reserve Account and (D) any such Lien is cured within ninety (90) days (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), in each case as confirmed by the Diligence Agent in accordance with the Diligence Agent Agreement.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by Borrower, Guarantor, SPE or Eligible Property Owner, or in the case of a Plan subject to Title IV of ERISA, any of their ERISA Affiliates and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Platform” shall have the meaning assigned thereto in Section 13.02(d) hereof.

“Pledged Equity” shall mean, collectively, the Borrower Pledged Equity and the Eligible Property Owner Pledged Equity.

“Pledged Equity Summary” shall mean a summary of information related to the Borrower Pledged Equity interests and Eligible Property Owner Pledged Equity interests required to be delivered by Parent SPE and Borrower, as applicable, to Administrative Agent, for the benefit of the Secured Parties, pursuant to Section 2.03(a) hereof, which schedule shall contain the following information with respect to the Borrower Pledged Equity interest and Eligible Property Owner Pledged Equity interest (to the extent applicable), (i) the name of the related entity and state of formation or organization, (ii) the number of shares, (iii) the percentage of ownership that such certificated interest represents in such entity and (vi) with respect to Eligible Property Owner Pledged Equity, the related state(s) in which such entity owns Properties.

“Policies” or “Policy” shall have the meaning assigned thereto in Section 7.21(b) hereof.

“Post-Default Rate” shall have the meaning provided in the Pricing Side Letter.

“Power of Attorney” shall mean a power of attorney in the form of Exhibit I.

“Preliminary Report” shall mean a report of the Calculation Agent substantially in the form of Exhibit V identifying any exceptions with respect to the Borrower’s calculation of the Borrowing Base and/or Adjusted Borrowing Base and, if delivered in response to a draft Notice of Borrowing and Pledge, the results of any applicable calculations required in connection with the Advance contemplated thereby.

“Pricing Side Letter” shall mean the pricing side letter dated as of the date hereof between Borrower, the Lenders and the Administrative Agent, as the same may be amended, supplemented or modified from time to time in accordance with Section 13.04.

“Prohibited Jurisdiction” shall mean any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.

“Prohibited Person” shall mean any Person:

(i)	listed in the Annex to (the “Annex”), or otherwise subject to the provisions of, the Executive Order;

(ii)	that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)	with whom any Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)	who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)	that is named on the OFAC list; or

(vi)	who is an Affiliate of a Person listed above.

“Property” shall mean real property, together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property, together with the related Records, the related Management Rights, any related takeout commitment, and all instruments, chattel paper and general intangibles comprising or relating to any or all of the foregoing, owned by an Eligible Property Owner.

“Property Borrowing Base” shall mean, with respect to any Property, an amount equal to (x) the lesser of (i) the product of the Applicable Collateral Percentage times the Market Value of such Property and (ii) the product of the Applicable Collateral Percentage times the Purchase Value of such Property, minus (y) the Borrowing Base Deduction for such Property; provided, that the aggregate Property Borrowing Bases of all Non-Cash Flowing Properties may not exceed 25% of the Borrowing Base unless (a) such excess is otherwise permitted by clause (26) of the definition of “Eligible Property” and (b) the Applicable Collateral Percentage used in the calculation of the Property Borrowing Base for all Non-Cash Flowing Properties is 50% (with respect to both Market Value and Purchase Value). For the avoidance of doubt, any Property that is not an Eligible Property shall have no Property Borrowing Base.

“Property Data Summary” shall have the meaning assigned thereto in Section 7.41(a).

“Property Costs” shall mean, with respect to each Non-Stabilized Property and each Non-Cash Flowing Property, any expenses incurred by or on behalf of Borrower or the related Eligible Property Owner in connection with the management, maintenance, property preservation, development and renovation of such Non-Stabilized Property or such Non-Cash Flowing Property, including, but not limited to, any taxes, insurance and capital expenditures.

“Property Documents” shall mean with respect to each Property, the documents comprising the related Property File.

“Property Eligibility Date” shall mean, with respect to a particular Property, the date on which such Property is confirmed by the Diligence Agent as an Eligible Property in accordance with Section 2.03(a)(ii).

“Property File” shall mean, as to each Property, a file including those documents listed below, and any other documents related to such Property that are required to be posted to the Platform or otherwise delivered to any Agent pursuant to the definition of “Eligible Property” or any other provision of this Loan Agreement:

(i)	(x) a certified copy of the deed from the relevant Governmental Authority showing the recording information thereon, in each case, recorded in the name of the relevant Eligible Property Owner or (y) a certified copy of such original county-level blanket deed from the relevant Governmental Authority showing the recording information thereon, in each case, evidencing the ownership of the related Property by the relevant Eligible Property Owner, with recording information noted thereon;

(ii)	(x) a copy of the policy of title insurance in the name of the related Eligible Property Owner, properly endorsed or (y) binding title commitment free and clear of any material defects; provided that, in the case of (y), Borrower shall use commercially reasonable efforts to promptly (and in any event within sixty (60) days following the date such Property was acquired by the Eligible Property Owner) deliver to the Agents a final policy of title insurance in the name of the related Eligible Property Owner, properly endorsed;

(ii)	If any of the above documents has been executed by a person holding a power of attorney, as posted to the Platform or otherwise notified to the Agents in writing, a copy of such power of attorney;

(iv)	the applicable Purchase Agreement; and

(v)	If the Property is a Leased Property, (a) a copy of the originally executed Lease Agreement, and (b) the related Tenant Instruction Notice and (c), if the related Lease is in the name of any lessor other than the Eligible Property Owner, a copy of the related Tenant Agency Notice.

“Property Schedule” shall mean a hard-copy or electronic format schedule incorporating the fields set forth on Exhibit P, as such Exhibit (including the fields set forth thereon) may be updated by the parties from time to time.

“Purchase Agreement” shall mean any purchase agreement or other document between Borrower, an Eligible Property Owner or an Affiliate of Borrower, and any Transferor pursuant to which Borrower, such Eligible Property Owner or such Affiliate purchased or acquired a Property, which shall include without limitation any purchase or acquisition of such Property through a trustee sale, foreclosure sale or short sale.

“Purchase Value” shall mean with respect to any Property, the sum of (x) the Acquisition Price of the Property, (y) the Initial Capital Expenditures in connection with such Property, and (z) any Closing Costs in connection with such Property up to an amount not to exceed 1% of the total Acquisition Price of such Property; provided, however, that (a) if the Purchase Value of any Property as determined in accordance with the foregoing would exceed $500,000, then the Purchase Value of such Property shall be deemed to equal $500,000, and (b) Initial Capital Expenditures included in Purchase Value for any Property:

(x) shall include only those Initial Capital Expenditures deemed approved pursuant to Schedule 4 hereto, and those as to which the Diligence Agent has confirmed its receipt and approval of the Completion Certificate and all other documents and certifications required by the definition of Initial Capital Expenditures,

(y) may not exceed the lesser of $50,000 and 45% of the Acquisition Price of such Property, and

(z) may not exceed 25% of the Acquisition Price of such Property if the Property Borrowing Base of such Property, when added to the aggregate Property Borrowing Base of all Properties as to which included Initial Capital Expenditures exceed 25% of the Acquisition Prices, would exceed 25% of the Borrowing Base, as determined in accordance with GAAP.

“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (a) that has or the parent of which has, either (1) a long-term unsecured debt rating of “BBB+” or higher by S&P and “Baa1” or higher by Moody’s, or (2) a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s or (b) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Qualifying Refinancing” means the sale of Eligible Properties to an Affiliate of the Parent in compliance with Section 3.05(e) resulting in Liquidation Proceeds of not less than $200 million in connection with a financing of such Properties conducted pursuant to either a Rule 144A or a registered public offering, or a similar form of securitization transaction.

“Quarterly Guarantor Certification” shall have the meaning specified in Section 7.01(d).

“Rate Protection Collateral” shall mean all of the right, title and interest of the Borrower in and to (i) the Interest Rate Protection Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to the Borrower in respect of the Interest Rate Protection Agreement or arising out of the Interest Rate Protection Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Protection Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

“Recipient” shall mean the Administrative Agent and any Lender.

“Records” shall mean, with respect to any Property, the Property File and the Servicing Records.

“Register” shall have the meaning assigned thereto in Section 13.05 hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, Remedial Work, disposal, presence or migration of Hazardous Substances on, about, under or within all or any portion of any real property.

“Remedial Work” shall mean any investigation, inspection, site monitoring, containment, clean-up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any Property of any Hazardous Substances, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.

“Remittance Account” shall mean the separate trust account established by the Administrative Agent or the Paying Agent, as applicable, in accordance with the following sentence and maintained at a Control Bank pursuant to this Loan Agreement, into which all Income collected with respect to the Properties shall be deposited as provided in this Loan

Agreement. The Remittance Account shall be a non-interest-bearing account and any funds on deposit therein shall remain uninvested. The Remittance Account shall initially be only the separate trust account established by the Administrative Agent pursuant to the Existing Agreement and titled “Starwood Waypoint Borrower, LLC Remittance Account F/B/O Citibank, N.A. as Lender (the “Administrative Agent Remittance Account”) but, when and as provided in Section 4.02(c) hereof, shall include and transition to the separate trust established by the Paying Agent established by the Paying Agent and titled “Citibank, N.A., as agent – Citi-Starwood Waypoint Remittance Account” (the “Paying Agent Remittance Account”).

“Renewal Lease Agreement” shall have the meaning assigned thereto in Section 7.49(a) hereof.

“Rental Income” shall mean with respect to each Property, all payments made by any related Tenants pursuant to the related Lease Agreement, other than any amounts constituting a Security Deposit, in accordance with such Lease Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, .24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code).

“Reporting Date” shall mean each day that is five (5) Business Days before a Payment Date.

“Required Lenders” shall mean, at any time, Lenders having Credit Exposures representing more than 50% of the aggregate Credit Exposures of all Lenders. The Credit Exposure of any Defaulting Lender shall be disregarded (including from the aggregate Credit Exposure of all Lenders) for purposes of determining Required Lenders.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, all governmental licenses and authorizations and any law, treaty, rule or regulation or interpretation thereof or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” shall have the meaning assigned thereto in Section 12.06(b) hereof.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or chief operating officer or, with respect to financial matters, the chief financial officer, chief accounting officer or treasurer of such Person; provided, that (a) in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution and (b) in the case of an Agent, Responsible Officer shall mean any officer having direct responsibility for the administration of this Loan Agreement or the particular matter at issue.

“Reserved Interest” shall mean all duties, obligations and liabilities of a Person, including payment and indemnity obligations, with respect to the Pledged Equity and Properties.

“Retained Interest” shall have the meaning assigned thereto in Section 7.45(a).

“Revolving Period” shall mean, subject to the provisions of Sections 5.01 and 5.02 hereof, the period commencing on the Original Closing Date and ending on the earlier of (i) February 3, 2017 and (ii) the date the Commitments are terminated pursuant to Section 9.

“S&P” shall mean Standard and Poor’s Ratings Group, its successors and assigns.

“SEC” shall have the meaning assigned thereto in Section 13.16 hereof.

“Secured Parties” shall mean collectively or individually, as the context may require, each of the Lenders, each Agent and each Indemnified Party.

“Security Deposits” shall mean any payments made by Tenants and received in respect of any Property that is in the nature of a security deposit.

“Secured Obligations” shall have the meaning assigned thereto in Section 4.01(c) hereof.

“Securities Account” shall have the meaning assigned thereto in the UCC.

“Securities Account Control Agreement” shall mean, with respect to any Securities Account, any control agreement or other similar agreement among a securities intermediary, the owner of the applicable Securities Account and the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, providing for such institution’s agreement to comply with entitlement orders from the Administrative Agent with respect to security entitlements in financial assets credited to or held in the applicable Securities Account without the further consent of, or notice to, such owner.

“Securities Laws” shall mean the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.

“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit G hereto.

“Servicing Records” shall have the meaning assigned thereto in Section 13.17(a) hereof.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format reasonably acceptable to Borrower and Diligence Agent containing such information as determined by Diligence Agent in its reasonable discretion.

“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person and its consolidated Subsidiaries is greater than the amount of such Person’s and its consolidated Subsidiaries’ liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 91(32) of the Bankruptcy Code, (b) the present fair saleable value of the assets and property of such Person and its consolidated Subsidiaries in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person and its consolidated Subsidiaries on its debts as they become absolute and matured, (c) such Person and its consolidated Subsidiaries is able to realize upon its assets and property and pay its and their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person and its consolidated Subsidiaries do not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s and its consolidated Subsidiaries’ ability to pay as such debts and liabilities mature, and (e) such Person and its consolidated Subsidiaries are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which such Person’s and its consolidated Subsidiaries’ assets and property would constitute unreasonably small capital.

“Special Member” shall have the meaning assigned thereto in Section 11.04(c) hereof.

“Special Purpose Entity” shall mean a bankruptcy remote special purpose entity which has restrictions and limitations in its organizational documents, including a requirement for Independent Directors or Independent Managers or a trustee, that are consistent with its bankruptcy remote special purpose entity status and are reasonably acceptable to Administrative Agent and at all times on and after the date hereof, complies with the provisions of Section 11.

“Stabilized Property” shall mean an Eligible Property (a) that has been subject to a Lease Agreement since the Property Eligibility Date or had a carryover tenant at the time of acquisition by the Eligible Property Owner or (b) that has been previously been rented to an initial Tenant following the date it first became a Stabilized Property subject to this Facility but is not currently subject to a Lease Agreement, provided, however, that no Eligible Property will become a Stabilized Property while it remains a Wet Funded Property.

“Sub-Asset Management Agreement” shall mean each agreement, together with the related fee schedule or other description of fees payable to the Sub-Asset Manager, entered into by the Asset Manager and the applicable Sub-Asset Manager that governs the management responsibilities of such Sub-Asset Manager with respect to the related Properties (which, except with respect to Moving Station, do not allow any Sub-Asset Manager to manage Stabilized Properties after the ninety day period following the date of stabilization), in each case as such agreement may be amended and otherwise in effect from time to time. Each Sub-Asset Management Agreement must be in form and substance acceptable to Administrative Agent and Required Lenders.

“Sub-Asset Manager” shall mean each of the local asset managers set forth on Exhibit O hereto or another servicer or asset manager that has been approved by Administrative Agent and Required Lenders in their sole discretion, which, except with respect to Moving Station LLC, are not permitted to manage Stabilized Properties after the ninety day period following the date of stabilization.

“Sub-Asset Manager Side Letter” shall mean a letter agreement from Asset Manager and acknowledged and agreed by the applicable Sub-Asset Manager, as such agreement may be amended from time to time.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supermajority Lenders” shall mean, at any time, Lenders (other than the Defaulting Lenders), whose Credit Exposure (excluding the Credit Exposure of any Defaulting Lenders), together exceed sixty-six and two thirds percent (66 2⁄3%) of the aggregate Credit Exposures of all Lenders (excluding the Total Exposure of any Defaulting Lenders) at such time.

“Survey” shall mean a survey prepared by a surveyor licensed in the State where the Property is located and mutually satisfactory to Diligence Agent, Borrower and the company or companies issuing ALTA owner’s title insurance policy, and containing a customary certification of such surveyor reasonably satisfactory to Diligence Agent.

“Tangible Net Worth” shall mean, with respect to any Person as of any date of determination, the consolidated Net Worth of such Person and its consolidated Subsidiaries, less the consolidated net book value of all assets of such Person and its consolidated Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any such Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that residual securities issued by such Person or its consolidated Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Tax and Insurance Reserve Account” shall mean one or more Deposit Accounts established and maintained by Borrower and/or one or more Eligible Property Owners at Control Banks, into which amounts shall be deposited pursuant to Section 3.05(b) or (c) or Section 3.08 and identified in and subject to a Deposit Account Control Agreement.

“Tax and Insurance Reserve Account Required Amount” shall mean, as of any date of determination, the amount required to reserve, on a straight-line monthly accrual basis, for (x) premiums payable with respect to all insurance policies maintained by the Borrower and the Eligible Property Owners required to comply with Section 7.21, (y) homeowners’ association dues (and similar payment obligations) payable with respect to Eligible Properties and (z) real property taxes and governmental assessments payable with respect to Eligible Properties. For purposes hereof, reserving for any payment obligation on a “straight-line monthly accrual basis” requires reserving an equal amount for each month ending after the last payment was made thereon, sufficient to cause the amount on reserve when the next payment comes due to equal the amount of such payment, including all amounts budgeted to be paid.

“Tax and Insurance Reserve Monthly Deposit” shall mean the greater of (x) the amount required to be deposited in the Tax and Insurance Reserve Account on the related Payment Date in order for the amount on deposit in the Tax and Insurance Reserve Account on such Payment Date to equal the Tax and Insurance Reserve Account Required Amount and (y) an amount per Eligible Property equal to 1/12 of the average annual sum per Eligible Property of the expenses described in clause (x) of this definition, which average annual sum is agreed to equal $2,500 as of the Effective Date, but may be adjusted, from time to time, at the Borrower’s request, and subject to the Administrative Agent’s approval, to reflect the actual average annual sum at such time.

“Taxes” shall mean any taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges, and all liabilities for penalties, interest and additions to tax with respect thereto, imposed by any Governmental Authority.

“Tenant” shall mean with respect to any Property, the tenant(s) named in the related Lease Agreement and party thereto, including any related guarantors in accordance with the terms of such Lease Agreement.

“Tenant Agency Notice” shall mean with respect to a Leased Property that is subject to a Lease at the time of acquisition by an Eligible Property Owner, the written notice delivered by Asset Manager to each related Tenant informing such Tenant that the related Eligible Property Owner is the owner of the Property and that Asset Manager is permitted to act on behalf of such Eligible Property Owner with respect to such Leased Property, which written notice is in the form of Exhibit K hereto.

“Tenant Instruction Notice” shall mean with respect to a Leased Property, the written notice by Asset Manager to each Tenant informing such Tenant that Administrative Agent or its designee has replaced Asset Manager under the Lease Agreement following the occurrence and continuation of an Event of Default hereunder, which written notice is in the form of Exhibit L hereto.

“Termination Date” shall mean (i) the Maturity Date or (ii) such earlier date on which the principal amount of the outstanding Advances shall become due and payable in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its consolidated Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP and less the amount of any non-recourse debt, including any securitization debt.

“Trade Date” shall have the meaning assigned thereto in Section 13.05(b) hereof.

“Transferor” shall mean the related seller or transferor of Properties to Borrower, an Eligible Property Owner or an Affiliate of Borrower.

“Underwriting Package” shall mean with respect to one or more Eligible Properties, Borrower’s internal documents (redacted to protect confidential information) setting forth all material information relating to a Property in the possession of Borrower or any Affiliate thereof and prepared by Borrower or any Affiliate thereof for its evaluation of such Property. In addition, the Underwriting Package shall include all of the following with respect to each Property, to the extent applicable and available:

(a) the Property File;

(b) all Property Schedules;

(c) all documents, instruments and agreements received in respect of the closing of the acquisition transaction under the Purchase Agreement with respect to such Properties, including, to the extent received (i) an appraisal, (ii) third-party reports and agreed-upon procedures, letters and reports (whether drafts or final forms), site inspection reports, and other due diligence materials prepared by or on behalf of or delivered to Borrower, an Eligible Property Owner or Asset Manager, (iii) such further documents or information as an Agent may reasonably request, (iv) any and all agreements, documents, reports, or other information received or obtained in connection with the acquisition of each such Property, and (v) any other material documents or reports concerning each such Property prepared or executed by Borrower, an Eligible Property Owner or Asset Manager;

(d) copies of (i) the related recorded Deed or the Deed submitted for recordation and (ii) the related bill of sale; provided that, in each case, any originals of such documents shall be delivered to and held by the Asset Manager in accordance with this Loan Agreement;

(e) if such Property is a Leased Property:

(i) a true, correct and complete copy of the executed Lease Agreement and any amendment, modification, waiver agreement or instrument related thereto; provided that, in each case, the originals of such documents shall be delivered to and held by the Asset Manager in accordance with this Loan Agreement;

(ii) a Tenant estoppel certificate, if any, and subordination, non-disturbance and attornment agreements, if any, to the extent in the possession of the related Eligible Property Owner, in which the Tenant acknowledges that the Lease Agreement is in full force and effect, that the lessor is not in default under the terms of the Lease Agreement, and that no circumstances currently exist that would give the Tenant the right to abate or offset its rent;

(iii) any Property zoning reports, if any; and

(iv) a copy of the related Survey, if any.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unused Fee” shall have the meaning provided in the Pricing Side Letter.

“USA Patriot Act” shall have the meaning assigned thereto in Section 6.22 hereof.

“USC” shall mean the United States Code, as amended.

“Valuation Requirements” shall mean with respect to each Property, (i) on or prior to the Property Eligibility Date for such Property, a BPO dated not more than ninety (90) days prior to such Property Eligibility Date, (ii) at all times while such Property is an Eligible Property, a BPO that is less than one (1) year old and (iii) compliance with Section 7.34.

“Wet Funded Property” shall mean a Property acquired by an Eligible Property Owner and as to which such Eligible Property Owner has not delivered to the Agents copies of the related originally recorded Deed or final title policy; provided, however, that such Eligible Property Owner shall have delivered to the Agents, by posting to the Platform or otherwise in accordance with Section 13.21(c), on or prior to the related Property Eligibility Date:

(i) (A) A trustee receipt in connection with an auction purchase of such Property evidencing the purchase of such Property by the related Eligible Property Owner, or (B) solely in the event the original deed is not yet available because such original deed has been submitted for recordation, a copy of such deed submitted for recordation in the name of the related Eligible Property Owner; and

(ii) (A) a title commitment in the name of the related Eligible Property Owner for the related Property with no material exceptions or (B) with respect to a Property for which a trustee receipt is being delivered, a preliminary title commitment for such Property with no material exceptions, which includes a complete and correct legal description of such Property and for which a final policy will be issued upon delivery of the original deed to the title company.

For the avoidance of doubt, a Property shall remain a Wet Funded Property only until the Borrower or Eligible Property Owner, as applicable, delivers to the Agents, by posting to the Platform or otherwise in accordance with Section 13.21(c), copies of the final recorded Deed and title insurance policy meeting the criteria specified herein, and shall cease to constitute an Eligible Property if such deed and title insurance policy are not so delivered within sixty (60) days following the date such Property was acquired.

“Wire Instructions” shall mean Paying Agent’s and Administrative Agent’s Wire Instructions set forth on Exhibit C hereto. Any reference in this Loan Agreement to Wiring Instructions shall be deemed to refer to the Paying Agent’s Wiring Instructions, unless clearly stated otherwise.

“Withholding Agent” means whichever of the Borrower, the Paying Agent or the Administrative Agent making a relevant payment or disbursement to a Lender, as applicable.

1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Administrative Agent hereunder shall be prepared, in accordance with GAAP.

1.03 Interpretation. The following rules of this Section 1.03 apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Loan Agreement. A reference to a party to this Loan Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Loan Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Loan Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof,” “herein,” “hereunder” and similar words refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

Except where otherwise provided in this Loan Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Borrower by any Agent or an authorized officer of such Agent provided for in this Loan Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Borrower is required to provide any document to any Agent under the terms of this Loan Agreement, the relevant document shall be provided in writing or printed form unless such Agent requests otherwise. At the request of Administrative Agent, all documents shall be provided in computer disk form or both printed and computer disk form.

This Loan Agreement is the result of negotiations among, and has been reviewed by counsel to, Administrative Agent, Calculation Agent, Paying Agent, Borrower, the Eligible Property Owners, Parent SPE, Guarantor and Asset Managers, and is the product of all parties. In the interpretation of this Loan Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Loan Agreement or this Loan Agreement itself. Except where otherwise expressly stated, Administrative Agent may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Administrative Agent shall not be construed to require Administrative Agent to request or await receipt of information or documentation not immediately available from or with respect to Borrower, the Eligible Property Owners, Asset Manager or any other Person or the Pledged Equity or Properties themselves.

1.04 Amendment and Restatement. This Loan Agreement amends and restates and supersedes in all respects and in its entirety that certain Master Loan and Security Agreement dated as of February 5, 2014 between Borrower and Citibank (the “Existing Agreement”). The aggregate principal balance of the Loan outstanding under the Existing Agreement immediately prior to the Effective Date shall be deemed to constitute Advances under and on the terms of this Loan Agreement, and each Lender other than Citibank will, on the Restatement Effective Date, make Advances under this Agreement in an amount necessary to cause the Advances held by such Lender to reflect its Applicable Percentage, the proceeds of which will be used to repay that portion of outstanding Advances of Citibank necessary to cause the Advances held by Citibank to reflect its Applicable Percentage.

Section 2. Advances, Note and Prepayments.

2.01 Advances.

(a) Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof and subject to Section 2.03(a) and (b) below, each Lender, severally and not jointly with any other Lender, shall from time to time, on the terms and conditions of this Loan Agreement, make loans (individually, an “Advance,” collectively, the “Advances” or the “Loan”) to Borrower in Dollars, on any Business Day from and including the Effective Date to but excluding the last day of the Revolving Period in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of its Commitment; provided, however, that in no event shall any Lender be required to make any Advance which would result in a Borrowing Base Deficiency or would cause the amount of the Loan to exceed the Maximum Credit.

(b) Subject to the terms and conditions of this Loan Agreement, the Borrower may borrow and reborrow, during the Revolving Period, subject to the satisfaction of the conditions precedent set forth in Sections 5.01 and 5.02, any Advance made hereunder.

2.02 Notes.

(a) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request a promissory note of Borrower substantially in the form of

Exhibit A hereto (a “Note”); provided that delivery of Notes shall not be a condition precedent to the occurrence of the Effective Date or the making of any Advances on the Effective Date. In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns. Any Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b) The Funding Date and amount of each Advance, and each payment made on account of the principal thereof, shall be recorded by Administrative Agent in the Register.

(c) In no event shall either the Paying Agent or the Calculation Agent have any obligation to maintain a register of holders of any Note, or to register or otherwise monitor transfers thereof.

2.03 Procedure for Confirming Eligible Property and Borrowing.

(a) Procedure for Confirming Eligible Properties.

(i) The Borrower may, from time to time, notify the Administrative Agent and the Diligence Agent of its desire to confirm Properties as Eligible Properties. Concurrently with such notice, Borrower shall deliver (w) to the Agents, a Property Schedule and the aggregate Property Borrowing Base of the Properties included therein, (x) to the Agents, the Underwriting Package (including the Property File) for each such Property, (y) to the Diligence Agent, all other documents, materials and information reasonably requested by the Diligence Agent to confirm compliance with the definition of the term “Eligible Properties,” as contemplated by the terms hereof and (z) if such Eligible Properties are to be owned by a new Eligible Property Owner, such additional documents as are required to be delivered pursuant to Section 5.02(q). Each item to be delivered to any Agent pursuant to this Section 2.03(a) shall be delivered in accordance with the terms specified in herein (including by posting to the Platform in accordance with Section 13.21(c)) or the Diligence Agent Agreement, as applicable.

(ii) The Diligence Agent shall deliver to the Borrower and Administrative Agent, within seven (7) Business Days after receipt of all of the foregoing materials described in clauses (w) through (y) above, (A) an Asset Transmission and its Diligence Agent Certification that (subject to clause (B) hereof) (i) it has completed the due diligence review of each Property, including, without limitation, that it has determined that each such Property is an Eligible Property, (iii) BPOs have been prepared and completed by it for each Property in accordance with the Valuation Requirements and Section 7.34 and (iv) it has determined the Market Value for each such Property and (B) if it has found any deficiency with respect to the matters described in clause (A), it has noted such deficiency in an Exception Report.

(iii) Promptly after receipt of an Asset Transmission and Diligence Agent Certification from the Diligence Agent, the Borrower shall notify the Diligence Agent of any objections or corrections thereto, or the Borrower shall confirm that there are no objections or corrections thereto. If objections or corrections are received, and after consulting with the Borrower and Administrative Agent as necessary, the Diligence

Agent shall deliver to the same parties, either its revised Asset Transmission and/or Diligence Agent Certification or notice that no revisions are required. For all purposes of this Loan Agreement, the most recently delivered Asset Transmission, Diligence Agent Report, Exception Report or listing of Property Files shall control.

(iv) Each Exception Report shall set forth the Property Files with Exceptions delivered to the Agents on or prior to any applicable Property Eligibility Date and all Exceptions with respect thereto and such Exception Report shall be delivered daily to the Borrower and the Agents until such Exceptions have been eliminated. From time to time the Administrative Agent may request an aggregate Exception Report setting forth the Property Files previously delivered to the Agents and all Exceptions with respect thereto, with any updates thereto from the time last delivered.

(b) Confirmation of Borrowing Base. The Borrower shall deliver to the Agents its calculation of the Borrowing Base and the Adjusted Borrowing Base promptly after receipt of a Diligence Agent Certification from the Diligence Agent, concurrently with any Notice of Borrowing and Pledge, and otherwise at any time that the Borrower is aware of any change in circumstances rendering the then-current calculation thereof inaccurate. Within three (3) Business Days after receipt of any Borrower calculation of the Borrowing Base or/or Adjusted Borrowing Base, the Calculation Agent shall deliver to the Borrower and the Administrative Agent a Preliminary Report or Final Report with respect thereto, as it deems appropriate. Promptly after receipt of a Preliminary Report, the Borrower shall resubmit its Borrowing Base calculations with any corrections required by such Preliminary Report, and the foregoing process shall repeat until a Final Report is received.

(c) Procedure for Borrowing.

(i) Not more than two (2) times per calendar month, and provided that a Final Report has been received with respect thereto in accordance with subsection (ii) below, the Borrower may deliver to the Agents an executed Notice of Borrowing and Pledge no later than 11:00 a.m. (New York City time) three (3) Business Days (or one day, in the case of the Advances to be made on the Effective Date, or such other period of time as the parties (including all Lenders) may mutually agree for any other Funding Date) prior to the proposed Funding Date which Notice of Borrowing and Pledge shall specify the proposed Funding Date and requested Advance amount (which shall, in all events, be at least equal to $1,000,000 on each day that an Advance is made); provided, that each Lender, by its signature hereto, acknowledges receipt of the Notice of Borrowing and Pledge for the initial Advances to be made on the Restatement Effective Date and waives such three (3) Business Day notice requirement. Each Notice of Borrowing and Pledge shall include a final Property Schedule listing each Eligible Property (including any Eligible Properties that the related Eligible Property Owner proposes to purchase on the related Funding Date). A Notice of Borrowing and Pledge may not specify a Funding Date to occur during the period from a Reporting Date through and including the related Payment Date.

(ii) Any Notice of Borrowing and Pledge to be submitted by the Borrower pursuant to clause (i) above shall first be submitted to the Agents in draft form, for review in accordance with this clause (ii). The Calculation Agent shall deliver a Preliminary Report or Final Report, as it deems appropriate, to the Borrower and the Administrative Agent, within three (3) Business Days after receipt of any such draft Notice of Borrowing and Pledge. Promptly after receipt of a Preliminary Report, the Borrower shall resubmit its draft Notice of Borrowing and Pledge with any corrections required by such Preliminary Report, and the foregoing process shall repeat until a Final Report is received.

(iii) Each Advance shall be made as part of a borrowing consisting of Advances made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Advance shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Advance required to be made by such other Lender).

(iv) Following receipt of a final, executed Notice of Borrowing and Pledge in accordance with the foregoing, the Administrative Agent shall deliver a notice to the Lenders confirming whether all conditions precedent set forth in this Section 2.03 and in Sections 5.01 and 5.02 have been met, and if such conditions are so confirmed, each Lender shall make each Advance to be made by it hereunder on the requested Funding Date thereof by wire transfer of immediately available funds to the Distribution Account not later than 12:00 noon, New York City time, and the Paying Agent shall promptly transfer the amounts so received to the Borrower via wire transfer pursuant to wire transfer instructions provided by Borrower on or prior to such Funding Date or, if an Advance is not made on such date because any condition precedent herein specified shall not have been met, Administrative Agent shall provide written instructions to the Paying Agent to return the amounts so received to the respective Lenders.

(d) For the avoidance of doubt, no Advances will be made with respect to capital expenditures other than Advances made to fund Initial Capital Expenditures.

(e) Notwithstanding anything to the contrary in Section 2.03(a), with respect to each Wet Funded Property, Borrower shall deliver the complete Property File to the Agents (by posting to the Platform or otherwise in accordance with Section 13.21(c)) as soon as reasonably practicable, but in no event later than sixty (60) days following the date on which such Wet Funded Property was acquired and in any event promptly upon Borrower’s receipt of the applicable Deed and final policy of title insurance, as applicable.

2.04 Limitation on Types of Advances; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

(a) The Administrative Agent determines or is advised by the Required Lenders, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or

(b) Administrative Agent determines or is advised by the Required Lenders, which determination shall be conclusive, that the Advance Rate is not likely to adequately cover the cost to such Lenders of making or maintaining Advances; or

(c) it becomes unlawful for any Lender or Administrative Agent to make or maintain Advances hereunder using a LIBO Rate;

then such Lender or Administrative Agent shall give Borrower prompt notice thereof and, so long as such condition remains in effect, (i) the Lenders shall not make additional Advances unless, in the case of clauses (a) and (b), Borrower agrees to pay, to each Lender (each, an “Affected Lender”) for whom such LIBO Rate is unavailable or for whom the Advance Rate does not cover cost, a rate per annum as determined by the Administrative Agent which, in the case of clause (b), shall take into account the increased cost to the Affected Lenders of making and maintaining the Advances and using an index rate comparable to that used by the Administrative Agent in connection with other comparable facilities provided by Administrative Agent and (ii) Borrower shall pay interest to such Affected Lenders on such Advances at a rate per annum described in clause (i) above.

2.05 Repayment of Advances; Interest.

(a) Borrower shall repay in full on the Termination Date the then aggregate outstanding principal amount of the Advances plus accrued interest and all other sums due under this Loan Agreement and the other Loan Documents. Interest on the Advances and other amounts outstanding hereunder shall accrue at the Advance Rate or such other rate provided for hereunder (including the Post-Default Rate, if applicable). Interest shall accrue on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Funding Date and ending on (but excluding) the date of determination, reduced by the amount of interest in respect of such period previously paid by Borrower to Paying Agent, for the account of the Lenders, with respect to such Advance or other amount.

(b) Interest on the Advances shall be payable in arrears monthly on the Payment Date in respect of the related Interest Period and on the Termination Date. No later than the Business Day prior to each Payment Date, Administrative Agent shall provide to Borrower and Paying Agent a report (which may be provided via facsimile) which shall state the interest amount due for the current interest period on the Advances.

(c) Borrower shall remit to the Paying Agent, for the account of the Lenders, interest on the unpaid principal amount of each Advance for the period from and including the date of such Advance to but excluding the date such Advance shall be paid in full, at the Advance Rate. Notwithstanding the foregoing, Borrower shall pay to Paying Agent, for the account of the Lenders, interest at the applicable Post-Default Rate on any principal of any Advance and on any other amount payable by Borrower hereunder or any other Loan Document, that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Advance as calculated in Section 2.05(b) above shall be payable monthly on each Payment Date and on the Termination Date, except that interest payable at the Post-Default Rate shall accrue daily and shall be payable promptly upon receipt of invoice. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give written notice thereof to Borrower.

2.06 Mandatory Prepayments.

(a) On any day on which the Calculation Agent determines the Property Borrowing Base of any Properties, Calculation Agent shall notify the Administrative Agent and Borrower of such determination, including Calculation Agent’s determination of the Borrowing Base and the Adjusted Borrowing Base as of such date. The Calculation Agent shall determine the Borrowing Base and the Adjusted Borrowing Base (i) as required by Section 2.03(b), (ii) after each Reporting Date and before the related Payment Date and (iii) otherwise as reasonably requested by the Administrative Agent or Lenders from time to time.

(b) In the event that at any time an Adjusted Borrowing Base Deficiency is in existence and the amount by which the aggregate outstanding principal amount of the Advances exceeds the Adjusted Borrowing Base is equal to or greater than five-percent (5%) of the Adjusted Borrowing Base, as determined by the Calculation Agent and notified to Borrower on any Business Day, Borrower shall prepay the Advances in part or in whole, such that after giving effect to such prepayment no Adjusted Borrowing Base Deficiency exists.

(c) Notice required pursuant to Section 2.06(b) may be given by any means provided in Section 13.02 hereof, and the related Adjusted Borrowing Base Deficiency shall be cured no later than 5:00 p.m. (New York City time) on the fifth (5th) Business Day following such notice. The failure of any Agent, on any one or more occasions, to exercise its rights under this Section 2.06, shall not change or alter the terms and conditions to which this Loan Agreement is subject, limit the right of such Agent to do so at a later date, or create additional rights for Borrower.

2.07 Optional Prepayments.

The Loan is prepayable without premium or penalty, in whole or in part, on each Payment Date. The Loan is prepayable at any other time, in whole or in part, in accordance herewith. Any amounts prepaid shall be applied to repay the outstanding principal amount of the Loan (together with interest thereon) until paid in full. Amounts repaid may be reborrowed in accordance with the terms of this Loan Agreement. If Borrower intends to prepay the Loan in whole or in part from any source, Borrower shall give prior written notice thereof to Administrative Agent and Calculation Agent by 12:00 p.m. (New York City time) three (3) Business Days prior to such repayment. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

2.08 Requirements of Law.

(a) If any Change in Law:

(i) shall subject any Recipient to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or it deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender which is not otherwise included in the determination of the LIBO Base Rate hereunder;

(iii) shall impose on Lender or the London interbank market any other condition (other than Taxes) that would affect this Loan Agreement or Advances made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, continuing or maintaining any Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly upon written notice thereof in accordance with clause (b) below pay such Lender such additional amount or amounts as will compensate Lender for such increased cost or reduced amount receivable thereafter incurred; provided that Borrower shall not be required to pay any such additional amounts unless (i) such amounts are the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of its individual circumstances and (ii) such Lender certifies that it is seeking similar compensation from all similarly situated borrowers and not singling Borrower out for additional compensation.

(b) Subject to Section 2.11(c), if any Recipient becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by a Recipient to Borrower shall be conclusive in the absence of manifest error.

2.09 Purpose of Advances.

The Loan shall be for the purpose of financing the acquisition of, holding, renovating, maintaining and leasing the Eligible Properties.

2.10 Incremental Commitments.

(a) The Borrower may, from time to time after the Effective Date, by written notice to the Administrative Agent request the establishment of one or more increases in the amount of the Commitments (each such increase, a “Commitment Increase”), in an aggregate amount not in excess of $250,000,000 (the “Maximum Commitment Increase”) and on the same terms applicable to the existing Commitments. Each such notice shall specify the date (each, an “Increase Date”) on which the Borrower proposes that the Commitment Increases shall be effective, which shall be a date not less than fifteen Business Days (or such shorter period as is acceptable to the Administrative Agent) after the date on which such notice is delivered to Administrative Agent and shall specify the upfront commitment fee payable in connection therewith. The Borrower may seek Commitment Increases from existing Lenders or from any Eligible Assignee (any such other Person being called an “Additional Lender”); provided, that (i) no Lender shall be obligated to provide any Commitment Increase, (ii) each Lender shall be afforded the opportunity to provide its Applicable Percentage of any Commitment Increase and (iii) the Administrative Agent shall have consented to such Additional Lender’s providing any Commitment Increases to the extent such consent would be required under Section 13.05 for an assignment of Commitments, as applicable, to such Additional Lender. The Administrative Agent shall provide prompt written notice to the Calculation Agent of any Commitment Increase and any Additional Lender.

(b) Such Commitment Increase shall become effective as of such Increase Date; provided that (1) the conditions in Section 5.02 are met (whether or not Advances will be funded on the Increase Date) and (2) the Commitment Increases and related Loans made pursuant thereto shall be effected pursuant to one or more joinder agreements and/or amendments (each, an “Increase Amendment”) to this Loan Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and each Lender providing such Commitment Increase (including each Additional Lender). Each Commitment Increase shall be recorded in the Register and shall be subject to the requirements set forth in Section 3.03(d)).

(c) Upon each Increase Date, each Lender providing a portion of the Commitment Increase will purchase at par that portion of outstanding Advances of the existing Lenders to cause the Advances held by each Lender to reflect its Applicable Percentage after giving effect to the Commitment Increase (and each Lender hereby consents and agrees to sell such Advances on such terms in such event).

2.11 Increased Capital.

(a) If any Lender reasonably determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Loan Agreement, the Commitments of such Lender or the Advances made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, within thirty (30) days after demand by Lender, Borrower shall pay to such Lender or such Lender’s holding company, from time to time, as specified by such Lender, additional amounts sufficient to compensate Lender for any such reduction suffered. In determining the amount of such compensation, such Lender may use any reasonable averaging and attribution methods. Such Lender shall submit to Borrower a certificate describing such compensation in reasonable detail, which certificate shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, Borrower shall not be required to pay any such additional compensation unless (i) such compensation is the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of its individual circumstances and (ii) such Lender certifies that it is seeking similar compensation from all similarly situated borrowers and not singling Borrower out for additional compensation.

(b) If a Lender makes any claim under Section 2.08(a), Section 2.11(a) or Section 3.03, such Lender will, to the extent reasonably feasible in accordance with such Lender’s business practices and its administration of similar lending agreements, designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it or inconsistent with its internal policies.

(c) Failure or delay on the part of a Lender to demand compensation pursuant to 2.08(a), Section 2.11(a) or Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to Section 2.08(a), or Section 2.11(a) or Section 3.03 for any increased costs or any payments incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of circumstances giving rise to such increased costs or payments.

2.12 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Loan Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)	Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Loan Agreement shall be restricted as set forth in the definition of Required Lenders; provided, that any amendment, waiver or consent requiring the consent of all Lenders which affects such Defaulting Lender differently than other affected Lenders or Lenders shall require the consent of such Defaulting Lender, as applicable.

(ii)

Any payment of principal, interest, fees or other amounts received by the Paying Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Paying Agent from a Defaulting Lender pursuant to Section 13.19 shall be applied at such time or times as may be determined by the Paying Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Paying Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Loan Agreement, as determined by the Paying Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Loan Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such

Defaulting Lender’s breach of its obligations under this Loan Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Loan Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its Applicable Percentage, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with their respective Applicable Percentages.

(iii) No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to the Defaulting Lender).

(iv) In the event that any Defaulting Lender shall exercise any right of setoff pursuant to Section 13.19, (x) all amounts so set off shall be paid over immediately to the Paying Agent for further application in accordance with the provisions of this Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Secured Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(b) If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to cash collateralization of such Defaulting Lender’s Commitments), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances held by each Lender to reflect its Applicable Percentage, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3. Payments; Taxes; General Reserve.

3.01 Payments. All payments to be made by Borrower under this Loan Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Paying Agent (or, if so specified, to the Administrative Agent), for the benefit of the applicable Secured Parties, as applicable, except to the extent otherwise provided herein, in accordance with the applicable Wire Instructions, not later than 2:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Borrower acknowledges that it has no, title or interest in (and no rights of withdrawal from) the account identified in the Wiring Instructions. All amounts received under this Loan Agreement or any other Loan Document for the account of any Secured Party shall be paid by Paying Agent (or Administrative Agent, if applicable) to such Secured Party by wire transfer of immediately available funds on the same Business Day such amount is deemed received pursuant to the foregoing.

3.02 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the principal of or interest on Advances, as applicable, or such other corresponding Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other Obligations then owing them; provided that:

(i) the foregoing shall not apply with respect to amounts received by any Lender in payment of reimbursement or indemnification claims of such Lender or other Obligations then due and payable only to such Lender, and not to other Lenders;

(ii) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(iii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Loan Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower, on behalf of itself and each Loan Party, consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or any Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such Loan Party in the amount of such participation.

3.03 Taxes; Tax Treatment; Account Ownership.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority (which term, with respect to the Calculation Agent, will be understood for purposes of this paragraph to refer only to the IRS) in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, Borrower agrees to pay or cause to be paid to the relevant Governmental Authority, in accordance with applicable law, any Other Taxes.

(c) Borrower agrees to indemnify each Recipient and the Paying Agent for the full amount of Indemnified Taxes (including Taxes imposed or asserted on or attributable to amount payable under this Section (“Additional Amounts”)) imposed on or with respect to any payment made to such Lender and any Other Taxes, and any reasonable expenses arising therefrom or with respect thereto, provided (subject to Section 2.11(c)) that such Recipient and the Paying Agent shall have provided Borrower with written evidence, reasonably satisfactory to Borrower, of its payment of such Indemnified Taxes or Other Taxes, as the case may be.

(d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, the Administrative Agent and the Paying Agent, at the time or times reasonably requested by the Borrower, the Administrative Agent or the Paying Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Administrative Agent or the Paying Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, the Administrative Agent or the Paying Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, the Administrative Agent or the Paying Agent as will enable the Borrower, the Administrative Agent and the Paying Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing,

(i) any Lender that is a United States Person within the meaning of Code section 7701(a)(30) shall deliver to the Borrower, the Administrative Agent and the Paying Agent on or prior to the date on which such Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Administrative Agent or the Paying Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax; and

(ii)	any Lender that is not a United States Person within the meaning of Code section 7701(a)(30) (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Administrative Agent and the Paying Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Administrative Agent or the Paying Agent), whichever of the following is applicable:

(a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b) executed originals of IRS Form W-8ECI;

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, reasonably satisfactory to the Borrower, to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(d) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate reasonably satisfactory to the Borrower, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate reasonably satisfactory to the Paying Agent on behalf of each such beneficial owner; or

(e) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax,

duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Paying Agent to determine the withholding or deduction required to be made.

(iii)	Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Paying Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Paying Agent, Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower, the Administrative Agent or the Paying Agent to determine the withholding or deduction required to be made.

(e) FATCA. Each Lender shall deliver to the Borrower, the Paying Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Paying Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Paying Agent or the Administrative Agent as may be necessary for the Borrower, the Paying Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any payment required to be made to such Lender under this Loan Agreement. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Loan Agreement.

(f) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Paying Agent and the Administrative Agent in writing of its legal inability to do so.

(g) If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by payment of Additional Amounts pursuant to Section 3.03(a)), it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of out-of-pocket expenses (including Taxes) of such Lender, provided that the Borrower, upon the request of such Lender, agrees to repay the amount so paid over to the Borrower (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Lender be required to pay any amount to the Borrower pursuant to this paragraph if the payment of such amount would place the Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax as determined by such Lender had never been paid.

(h) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 3.03 shall survive the termination of this Loan Agreement. Nothing contained in this Section 3.03 shall require any Lender to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(i) Each party to this Loan Agreement acknowledges that it intends, and agrees, for United States federal, state and local income and franchise tax purposes, to treat and report Advances as indebtedness issued by Borrower secured by the Pledged Equity and Properties and, consistent therewith, to treat and report the Pledged Equity and Properties as assets owned by Borrower, in the absence of an Event of Default by Borrower that is not cured. All parties to this Loan Agreement hereby agree to take no action inconsistent with the tax treatment and tax reporting of the Advances and the Pledged Equity, as described above, unless and only to the extent required by applicable United States federal, state or local income or franchise tax law.

(j) No Lender intends (and each participant and Lender assignee shall be deemed to acknowledge, by acquiring a participation or taking an assignment from any Lender hereunder, that it does not intend) to treat any transaction in respect of this Loan Agreement as being a “reportable transaction” as defined in Treasury Regulation Section 1.6011–4. If Lender (or any participant or Lender assignee) determines to take any action inconsistent with such intention, it will promptly notify Borrower, in which case Borrower may treat each such transaction in respect of this Loan Agreement as subject to Treasury Regulation Section 301.6112–1 and adhere to any obligations imposed on it under such regulatory provision.

(k) For federal income tax purposes (i) the Distribution Account will be owned by the Lenders, (ii) the General Reserve Account will be owned by the Borrower, and (iii) the Remittance Account will be owned by the Borrower (each such entity or entities, in its capacity as owner of such respective accounts, an “Account Owner”). Each Account Owner shall provide Wells Fargo Bank, N.A. (“Wells Fargo”), in its capacity as Paying Agent with (i) an IRS Form W-9 or appropriate IRS Form W-8 by the Effective Date, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of Wells Fargo as may be necessary (a) to reduce or eliminate the imposition of U.S. withholding taxes to such Account Owner and (b) to permit Wells Fargo to fulfill its tax reporting obligations under applicable law with respect to the Distribution Account, the General Reserve Account and the Remittance Account, as applicable, or any amounts paid to such Account Owner. If any IRS form or other documentation previously delivered by an Account Owner becomes obsolete or inaccurate in any respect (including without limitation in connection with the transfer of any beneficial ownership interest in the Borrower), such Account Owner shall timely provide to Wells Fargo in its capacity as Paying Agent accurately updated and complete versions of such IRS forms or other documentation. Wells Fargo, both in its individual capacity and in its capacity as Paying Agent, shall have no liability to any Account Owner or any other person in connection with any tax withholding amounts paid or withheld from the Distribution Account, the General Reserve

Account and the Remittance Account, as applicable, pursuant to applicable law arising from such Account Owner’s failure to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph.

3.04 Commitment Fee ; Unused Fee; Other Fees.

(a) Borrower agrees to pay to the Administrative Agent, for the account of the Lenders entitled thereto, the Commitment Fee, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, on or prior to the Effective Date. The Commitment Fee is and shall be deemed to be fully earned as of the Effective Date and non-refundable when paid.

(b) In addition, on each Payment Date, the Borrower shall pay the amount of any Unused Fee due in accordance with the Pricing Side Letter to Paying Agent, for the account of the Lenders.

(c) Borrower agrees to pay to Paying Agent, for the benefit of the Agents, as applicable, the Paying Agent Fees, Diligence Agent Fees and Calculation Agent Fees when due and owing and such payments to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim. The Diligence Agent Fees and Calculation Agent Fees are and shall be deemed to be fully earned when due and owing and non-refundable when paid by the Borrower.

3.05 Income Payments.

(a) With respect to each Property, Borrower shall ensure that all Income, including Rental Income, and Security Deposits (unless Borrower or the related Eligible Property Owner is required by applicable law to segregate Security Deposits) are made or remitted directly into the applicable Collection Account without being first deposited into any other account. All amounts on deposit in each Collection Account (other than Security Deposits) shall be remitted to the Remittance Account promptly, but in any event, not later than the second (2nd) Business Day following receipt thereof. If any Income (other than Security Deposits) is received by any Loan Party or any Sub-Asset Manager with respect to any Properties (and not otherwise deposited into the related Collection Account), Borrower shall or shall direct such other Loan Party or Sub-Asset Manager to remit such Income to the Remittance Account promptly, but in any event, not later than the second (2nd) Business Day following receipt thereof. If any Security Deposits are received by any Loan Party or Sub-Asset Manager with respect to any Properties (and not otherwise deposited into the related Collection Account), Borrower shall or shall direct such other Loan Party or Sub-Asset Manager to remit such Security Deposits to the Collection Account (or a segregated account subject to a Deposit Account Control Agreement if such deposits are required to be segregated under Applicable Law) promptly, but in any event, not later than the second (2nd) Business Day following receipt thereof. No Loan Party and no Sub-Asset Manager shall have any rights in, rights of withdrawal from, or rights to give notices or instructions regarding any Collection Account, Remittance Account or General Reserve Account, unless otherwise expressly permitted in the related Account Control Agreements, Collection Account Control Agreements, the Asset Management Agreements, the Sub-Asset Manager Side Letters, the Asset Manager Side Letters or this Loan Agreement.

(b) On each Payment Date, if no Extension Period, Cash-Trap Trigger Event, Material Adverse Effect or Default is in existence as of the applicable Payment Date and if no Event of Default has occurred that is continuing, the Paying Agent shall (in accordance with the Payment Date Report as approved by the Administrative Agent in accordance with Section 3.05(d) below) apply such Income on deposit in the Remittance Account as of the close of business on the Income Cut-Off Date:

first, (a) to pay to Asset Manager the amount of any Monthly Operating Expenses (only to the extent that the actual Monthly Operating Expenses for such Payment Date do not exceed the schedule of projected Monthly Operating Expenses delivered by Borrower to Administrative Agent and giving effect to any increase or reduction based on the reconciliation of estimated actual and actual Monthly Operating Expenses as finally determined for the month prior to the month most recently ended and, in all respects, approved by Administrative Agent and not objected to by the Required Lenders in a written notice to the Agents delivered no later than three (3) Business Days prior to the Payment Date) incurred with respect to any Property and (b) to remit to the Control Bank the Tax and Insurance Reserve Monthly Deposit for deposit into the Tax and Insurance Reserve Account;

second, to pay to Asset Manager an amount equal to the Asset Management Fees due and owing to Asset Manager (only to the extent that such Asset Management Fees do not exceed the schedule of management fees approved by Administrative Agent as set forth in the Asset Management Agreement and as set forth on a schedule approved in writing by Administrative Agent and delivered by Asset Manager two (2) Business Days prior to such Payment Date);

third, to pay to Paying Agent, for the account of the appropriate Agents, an amount equal to any accrued and unpaid fees, expenses and indemnity amounts due to the Agents (including, without limitation, the Calculation Agent Fee, the Diligence Agent Fee and the Paying Agent Fee);

fourth, to pay to Paying Agent, for the account of the Lenders, an amount equal to any accrued and unpaid interest on the Loan, any unused fee and any other fees, expenses and indemnity amounts due to Lenders;

fifth, to pay to Paying Agent, for the account of the Lenders, an amount sufficient to eliminate any Adjusted Borrowing Base Deficiency;

sixth, to be deposited into the General Reserve Account to the extent necessary to cause the amount on deposit therein to be equal to or greater than the General Reserve Account Required Amount; and

seventh, 100% of the remaining amount shall be paid to Borrower.

(c) On each Payment Date occurring during the Extension Period or while a Cash-Trap Trigger Event, Material Adverse Effect or Default is in existence, or if an Event of Default has occurred that is continuing, Paying Agent shall (in accordance with the Payment Date Report as approved by the Administrative Agent in accordance with Section 3.05(d) below) apply such Income on deposit in the Remittance Account as of the close of business on the Income Cut-Off Date:

first, (a) to pay to Asset Manager the amount of any Monthly Operating Expenses (only to the extent that the actual Monthly Operating Expenses for such Payment Date do not exceed the schedule of projected Monthly Operating Expenses delivered by Borrower to Administrative Agent and giving effect to any increase or reduction based on the reconciliation of estimated actual and actual Monthly Operating Expenses as finally determined for the month prior to the month most recently ended and, in all respects, approved by Administrative Agent and not objected to by the Required Lenders in a written notice to the Agents delivered no later than three (3) Business Days prior to the Payment Date) incurred with respect to any Property and (b) remit to the Control Bank the Tax and Insurance Reserve Monthly Deposit for deposit into the Tax and Insurance Reserve Account;

second, to pay to Asset Manager an amount equal to all the Asset Management Fees due and owing to Asset Manager (only to the extent that such Asset Management Fees do not exceed the schedule of management fees approved by Administrative Agent as set forth in the Asset Management Agreement and as set forth on a schedule approved in writing by Administrative Agent and delivered by Asset Manager two (2) Business Days prior to such Payment Date);

third, to pay to Paying Agent, for the account of the appropriate Agents, an amount equal to any accrued and unpaid fees, expenses and indemnity amounts due to the Agents (including, without limitation, the Calculation Agent Fee, the Diligence Agent Fee and the Paying Agent Fee);

fourth, to pay to Paying Agent, for the account of the Lenders, an amount equal to any accrued and unpaid interest on the Loan, any unused fee and any other fees, expenses and indemnity amounts due to Lenders;

fifth, to be deposited into the General Reserve Account to the extent necessary to cause the amount on deposit therein to be equal to or greater than the General Reserve Account Required Amount; and

sixth, to Paying Agent, for the account of the Lenders, to reduce the outstanding principal amount of the Advances (to be applied to reduce the Allocated Loan Amount on each Property on a pro rata basis) until such amount is reduced to zero;

seventh; to Paying Agent, for the account of the Lenders, to reduce the amount of all other Obligations due and owing, to zero; and

eighth, 100% of the remaining amount shall be paid to Borrower.

For the avoidance of doubt, (i) Borrower shall deposit or cause to be deposited, the gross amount of all Income received with respect to each Property into the appropriate Collection Account, and shall not net or permit the netting therefrom of any amounts paid or required to be paid by or on behalf of Borrower or any Eligible Property Owner on account of

Other Taxes, Property Costs or any other liabilities, costs or expenses incurred by or on behalf of Borrower or any Eligible Property Owner and (ii) such Other Taxes, Property Costs, and other liabilities, costs or expenses incurred by or on behalf of Borrower or any other Eligible Property Owner shall not be paid out of Income other than amounts on deposit in the Tax and Insurance Reserve Account to the extent permitted to be paid therefrom under Section 3.08 and Available Income.

(d) Upon receipt of the monthly deliverables delivered pursuant to Section 7.41, the Calculation Agent shall verify any applicable calculations contained therein and shall prepare and deliver a Payment Date Report to the Administrative Agent (with a copy to the Borrower) two (2) Business Days prior to the related Payment Date. Upon the Administrative Agent’s approval of each such Payment Date Report, the Paying Agent shall apply the Income on deposit in the Remittance Account in the manner set forth in Section 3.05 above.

(e) If any Property is sold or otherwise removed from the Loan Agreement, Borrower shall or shall direct such other Loan Party or Sub-Asset Manager to remit the Minimum Release Price in respect of such Property to Paying Agent via wire transfer pursuant to the Wire Instructions promptly following the sale or release of the Property. Such Minimum Release Price shall be remitted to Paying Agent from the related Liquidation Proceeds with respect to such Property. To the extent that the related Liquidation Proceeds of such Property are insufficient to cover such Minimum Release Price, Borrower shall remit to Paying Agent, for the account of the Lenders (for immediate distribution to the Lenders in reduction of the principal amount of the Advances in accordance with Section 3.01), an amount equal to the difference between the Minimum Release Price and the Liquidation Proceeds from amounts other than those on deposit in the Remittance Account, General Reserve Account, Tax and Insurance Reserve Account or Collection Accounts via wire transfer pursuant to the Wire Instructions. If, as a result of any such sale or removal, the related Eligible Property Owner no longer owns any Properties, and as long as no Event of Default shall have occurred or be continuing at such time, then Administrative Agent shall, upon request of Borrower, release such Eligible Property Owner from its obligations hereunder and under the other Loan Documents to which such Eligible Property Owner is a party and execute and deliver to Borrower, at Borrower’s expense, all documents that Borrower may reasonably request in writing to evidence such release. Paying Agent shall apply any excess of (i) the Minimum Release Price paid with respect to a Property, over (ii) the Allocated Loan Amount as of the date of the removal of such Property, to reduce the Allocated Loan Amounts of the remaining Eligible Properties, on a pro rata basis. With respect to any such excess amounts to be applied to the remaining Eligible Properties pursuant to the preceding sentence and with respect to any amounts to be applied to the outstanding principal amount of the Advances pursuant to clause sixth of Section 3.05(c), the Calculation Agent shall promptly (i) notify the Lenders and Administrative Agent and (ii) unless it has been otherwise instructed by the Administrative Agent, promptly add such amounts, on a pro rata basis, to the Borrowing Base Deduction for each of the applicable Eligible Properties.

(f) On the Termination Date, the outstanding principal amount of the Advances and all other Obligations under this Loan Agreement or the other Loan Documents shall be repaid in full by Borrower. Borrower shall have the one-time option to extend the term of this Loan Agreement for a period of twelve (12) months after the then-current Maturity Date (an “Extension Period”); provided, however, that no such Extension Period shall be granted by

Administrative Agent in the event that Borrower fails to deliver to Administrative Agent a duly executed Interest Rate Protection Agreement dated on or prior to the first date of such Extension Period, covering the period through the extended Maturity Date and meeting the requirements set forth in Section 7.17. In the event that Borrower exercises such option, the new Maturity Date shall be February 5, 2018 in respect of the Extension Period. Borrower shall provide Administrative Agent with written notice of its decision to exercise of such option at least ninety (90) days prior to the then-current Maturity Date. Notwithstanding the foregoing, in no event shall Borrower have the option to extend this Loan Agreement if any Cash Trap Trigger Event, Material Adverse Effect, Default or Event of Default has occurred and is continuing.

(g) Borrower acknowledges and agrees that neither Borrower nor any other party claiming on behalf of, or through, Borrower shall have any right to withdraw any amount from, direct disposition of funds credited to, or provide any other directions concerning, the Remittance Account. Borrower acknowledges and agrees that the Remittance Account is subject to the sole dominion, control and discretion of the Administrative Agent or the Paying Agent, as applicable, including in each case, its authorized agents or designees, including any bank at which the Remittance Account is maintained. Each of Borrower and Administrative Agent acknowledges and agrees that the Remittance Account constitutes, and shall be treated as, a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC. Borrower acknowledges and agrees that neither Borrower nor any other party claiming on behalf of, or through Borrower, shall have any right to withdraw any amount from, direct disposition of funds credited to, or provide any other directions concerning, the General Reserve Account. Borrower acknowledges and agrees that the General Reserve Account is subject to the sole dominion, control and discretion of Administrative Agent, its authorized agents or designees, including any bank at which the General Reserve Account is maintained. Borrower and Administrative Agent acknowledge and agree that each of the General Reserve Account constitutes and shall be treated as, a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC. The parties agree that for purposes of Article 9 of the UCC as used in and applied to this Loan Agreement, the State of New York is the “bank’s jurisdiction” (within the meaning of Section 9-304(b) of the UCC) with respect to the Remittance Account and the General Reserve Account.

3.06 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Advance earlier than the last day of an Interest Period applicable thereto (including as a result of subparagraph (c), above, or an Event of Default) or (b) the failure to borrow or prepay any Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate each Lender for the loss (other than lost profits), cost and expense attributable to such event. In the case of an Advance, such loss, cost or expense to any Lender may be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.06 shall be delivered to Borrower (with a copy to the Administrative Agent and Paying Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

3.07 General Reserve Account. Amounts on deposit in the General Reserve Account shall not be available to the Loan Parties for any purpose, except that to the extent the amounts on deposit in the General Reserve Account exceed the General Reserve Account Required Amount on any Payment Date, then the Administrative Agent may (and, if so instructed by the Borrower in writing, the Administrative Agent shall) instruct the Paying Agent to withdraw such excess amount from the General Reserve Account and deposit such amount into the Remittance Account; provided that the Borrower has substantiated the amount of such excess to the reasonable satisfaction of the Administrative Agent (which, with respect to amounts deposited pursuant to the definition of “Permitted Encumbrances”, shall include the Diligence Agent’s confirmation that the relevant Lien has been released). Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, withdraw all or any portion of the amounts on deposit in the General Reserve Account and apply such funds to pay (i) Obligations or (ii) such costs and expenses related to the management, maintenance, protection or operation of the Properties as the Administrative Agent shall deem appropriate in its sole discretion (or as the Required Lenders may direct). When (x) the Paying Agent has designated a Paying Agent General Reserve Account in a written notice to the Administrative Agent, (y) the Administrative Agent is satisfied that its security interest in the Paying Agent General Reserve Account is duly perfected (including, without limitation, by receiving a satisfactory opinion of Borrower’s counsel to such effect), and (z) the Administrative Agent has so notified the Borrower, Agents and Lenders, the term “General Reserve Account” shall be deemed to include such the Paying Agent General Reserve Account, in addition to the Administrative Agent General Reserve Account. From and after such date: (i) all deposits to the General Reserve Account shall be made to the Paying Agent General Reserve Account; (ii) the Administrative Agent shall transfer all amounts on deposit in the Administrative Agent General Reserve Account to the Paying Agent General Reserve Account; and (iii) at any time after the balance of the Administrative Agent General Reserve Account has been reduced to zero, the Administrative Agent may close the Administrative Agent General Reserve Account. After the Administrative Agent General Reserve Account has been closed, the term “General Reserve Account” shall be deemed to refer only to the Paying Agent General Reserve Account.

3.08 Tax and Insurance Reserve Account. Pursuant to Section 3.05(b) or (c), as applicable, on each Payment Date, the Borrower shall deposit in the Tax and Insurance Reserve Account the amount, if any, necessary to cause the amount on deposit therein to equal no less than the Tax and Insurance Reserve Account Required Amount. Amounts on deposit in the Tax and Insurance Reserve Account shall be withdrawn by the Loan Parties from time to time solely (a) for the purpose of satisfying payment obligations described in the definition of the term “Tax and Insurance Reserve Account Required Amount,” or (b) as provided in the next sentence, and for no other purpose. Interest earnings in respect of funds on deposit in the Tax and Insurance Reserve Account shall be credited to the amounts on deposit therein, and disbursed only in accordance with this Section. To the extent the amounts on deposit in the Tax and Insurance Reserve Account (whether due to such accrued interest or otherwise) exceed the Tax and

Insurance Reserve Account Required Amount on any Payment Date, then the Borrower may (and, if so instructed by the Administrative Agent in writing, the Borrower shall) withdraw such excess amount from the Tax and Insurance Reserve Account and deposit such amount into the Remittance Account. The Borrower shall provide the Calculation Agent with prompt written notice of any deposit of such excess amounts into the Remittance Account. Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, withdraw all or any portion of the amounts on deposit in the Tax and Insurance Reserve Account and apply such funds to pay (i) Obligations or (ii) such costs and expenses related to the management, maintenance, protection or operation of the Properties as the Administrative Agent shall deem appropriate in its sole discretion (or as the Required Lenders may direct).

Section 4. Collateral Security.

4.01 Collateral; Security Interest.

(a) To the extent the Paying Agent has control or possession of the Remittance Account or any other Collateral, the Paying Agent shall hold such Collateral as a collateral agent for the Administrative Agent in accordance with Section 12.05). Nothing in this Loan Agreement requires delivery of Collateral to the Paying Agent, or obligates Paying Agent to hold any Collateral other than, in each case, the Remittance Account and funds and assets credited thereto.

(b) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i)	all documents, including without limitation the Underwriting File, the Property File, all Servicing Records, and any other collateral pledged or otherwise relating to the Properties, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating thereto;

(ii)	all rights of Borrower, each Eligible Property Owner and Asset Managers to receive from any third party or to take delivery of any Servicing Records or other documents which constitute part of the Property File or Management File;

(iii)	the Collection Accounts and all Income relating to the Eligible Property Owner Pledged Equity or the Properties;

(iv)	amounts and property from time to time on deposit in the Remittance Account, the proceeds thereof, and the Remittance Account itself;

(v)	Borrower’s, each Eligible Property Owner’s and Asset Managers’ rights under any Lease Agreement;

(vi)	all warrants, options and other rights to acquire stock in Borrower, each Eligible Property Owner and all of Borrower’s or Parent SPE’s right, if any, to participate in the management of Borrower or such Eligible Property Owner, as applicable;

(vii)	the Pledged Equity and all rights, privileges, authority and powers of Parent SPE and Borrower, as applicable, as owner or holder of its equity interest in Parent SPE, Borrower or the Eligible Property Owners, as applicable, including, but not limited to, all general intangible and contract rights related thereto;

(viii)	all documents and certificates representing or evidencing Parent SPE’s Equity Interest in Borrower and all documents and certificates representing or evidencing Borrower’s Equity Interest in the Eligible Property Owners;

(ix)	all of Parent SPE’s rights as the sole owner of the Equity Interests of Borrower to receive dividends and redemptions on account of the Borrower Pledged Equity or to receive distributions of Borrower’s assets, upon complete or partial liquidation or otherwise;

(x)	all of Borrower’s rights as the sole owner of the Equity Interests in each Eligible Property Owner to receive dividends and redemptions on account of the related Eligible Property Owner Pledged Equity or to receive distributions of each Eligible Property Owner’s respective assets, upon complete or partial liquidation or otherwise;

(xi)	all distributions, cash, property, and instruments from time to time received, receivable or otherwise distributed in respect of, or in exchange for Parent SPE’s and Borrower’s interest in Borrower and each Eligible Property Owner, respectively, related to any Borrower Pledged Equity and Eligible Property Owner Pledged Equity, respectively, which is delivered or transferred to Administrative Agent, for the benefit of the Secured Parties;

(xii)	any other rights, title, interest, privilege, authority and power of Parent SPE or Borrower in or relating to Borrower and each Eligible Property Owner, respectively, related to any Borrower Pledged Equity and Eligible Property Owner Pledged Equity, respectively, all whether now existing or hereafter arising, and whether arising at law or in equity and any and all proceeds of and distribution in any of the foregoing and all books and records of Parent SPE, Borrower and each Eligible Property Owner pertaining to the foregoing;

(xiii)	all insurance policies and Insurance Proceeds relating to any Property and all rights of Borrower, any Eligible Property Owner and any Asset Manager to receive from any third party or to take delivery of any of the foregoing;

(xiv)	amounts and property from time to time on deposit in the General Reserve Account, the Remittance Account and each Collection Account, the proceeds thereof, and all rights and interest in the General Reserve Account, Remittance Account and each Collection Account itself;

(xv)	any Purchase Agreements, any other purchase agreements, contracts, related takeout commitments or other agreements relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto;

(xvi)	to the extent not otherwise described above, all of Borrower’s, Parent SPE’s and each Eligible Property Owner’s right, title and interest in any and all “accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter of credit rights,” and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing;

(xvii)	all other assets owned or acquired by Borrower or any Eligible Property Owner at any time;

(xviii)	all Rate Protection Collateral; and

(xix)	any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing.

(c) Borrower hereby assigns, pledges and grants a perfected first priority security interest to Administrative Agent, for the benefit of the Secured Parties, in all of Borrower’s rights, title and interest in, to and under (i) all the Collateral and (ii) any interest of Borrower in each Property identified on a Notice of Borrowing and Pledge delivered by or on behalf of Borrower to Administrative Agent and the Diligence Agent from time to time, in each case whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the repayment of principal of and interest on all Advances and all other amounts owing to Administrative Agent hereunder, under the Note and under the other Loan Documents (collectively, the “Secured Obligations”).

(d) Borrower shall cause each Eligible Property Owner to assign, pledge and grant to Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in all of such Eligible Property Owner’s rights, title and interest in, to and under all assets of such Eligible Property Owner, including without limitation each Property, in each case whether now owned or hereafter acquired by such Eligible Property Owner, now existing or hereafter created and wherever located, to secure such Eligible Property Owner’s obligations under the applicable Eligible Property Owner Guaranty and Pledge and all other amounts owing to Administrative Agent hereunder, under the Note and under the other Loan Documents. For the avoidance of doubt, except as set forth in Section 4.02(b), mortgages shall not be required to be filed by the Eligible Property Owners to perfect the Administrative Agent’s interest in any Properties.

4.02 Further Documentation; Mortgages.

(a) At any time and from time to time, upon the written request of Administrative Agent, and at the sole expense of Borrower, Borrower shall promptly and duly execute and deliver, or shall promptly cause to be executed and delivered, such further instruments and documents (including, without limitation, an opinion of counsel, in form and substance reasonably satisfactory to Administrative Agent, with respect to Account Control Agreements and other methods of perfecting security interests in Deposit Accounts and Securities Accounts) and take such further action as Administrative Agent may reasonably request (but not including the recording of any mortgage on a Property) for the purpose of obtaining or preserving the full benefits of this Loan Agreement and the other Loan Documents and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. Borrower hereby authorizes Administrative Agent to file for the benefit of the Secured Parties any such financing or continuation statement and agrees that any such financing statement may, for convenience, describe the Collateral as “all assets” of the Borrower and each Eligible Property Owner, whether now existing or hereafter acquired, or words to similar effect. This Loan Agreement shall constitute a security agreement under Applicable Law.

(b) Upon the occurrence of a Default, Borrower shall, promptly upon receipt of a request from the Administrative Agent or the Required Lenders, deliver or cause to be delivered to Administrative Agent (with a copy to Diligence Agent), for the benefit of the Secured Parties, a properly prepared mortgage, in form and substance sufficient in each related jurisdiction in which each Property is located, to create a perfected Lien in favor of Administrative Agent in each such Property and, further, upon the occurrence of an Event of Default, Borrower shall cause to be properly and validly recorded in the name of Administrative Agent such mortgages with respect to each Property in the appropriate jurisdiction. If mortgages are required to be delivered hereunder, the Administrative Agent shall, at Borrower’s expense, obtain and provide to the Lenders flood zone determinations with respect to all Properties to be mortgaged. Additionally, if any Lender so elects, the Administrative Agent shall obtain with respect to all such Properties having a Market Value over $250,000, an appraisal compliant with the requirements of FIRREA and any other applicable Requirements of Law, at the expense of the Borrower. The obligation to and costs of providing such mortgage, and of any loss, cost, expense, liability or obligation incurred by Administrative Agent or any Lender in the event of a failure to provide or record such mortgages shall be fully paid by Guarantor under the Guaranty. For the avoidance of doubt such costs and expenses shall not be paid from the Collection Accounts or netted from any Income collected with respect to the Properties.

(c) When (x) the Paying Agent has designated a Paying Agent Remittance Account in a written notice to the Administrative Agent, (y) the Administrative Agent is satisfied that its security interest in the Paying Agent Remittance Account is duly perfected (including, without limitation, by receiving a satisfactory opinion of Borrower’s counsel to such effect), and

(z) the Administrative Agent has so notified the Borrower, Agents and Lenders, the term “Remittance Account” shall be deemed to include such the Paying Agent Remittance Account, in addition to the Administrative Agent Remittance Account. From and after such date: (i) the Administrative Agent shall transfer all amounts on deposit in the Administrative Agent Remittance Account to the Paying Agent Remittance Account, from time to time in the Administrative Agent’s discretion, but including on each Business Day occurring immediately before each Payment Date; and (ii) the Borrower and Paying Agent shall reasonably cooperate with the Administrative Agent in causing the account sweep arrangements for all Collection Accounts to be amended to direct all funds from all Collection Accounts to the Paying Agent Remittance Account. When all such account sweep arrangements have been so amended, the term “Remittance Account” shall be deemed to refer only to the Paying Agent Remittance Account.

4.03 Changes in Locations, Name, etc. Borrower shall not, and shall ensure that each Eligible Property Owner shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 6 hereof or otherwise specified in writing to the Agents, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral or the Properties, or (iii) reincorporate or reorganize under the laws of another jurisdiction, in each case, unless it shall have given Agents at least 30 days prior written notice thereof and shall have delivered to the Agents all Uniform Commercial Code financing statements and amendments thereto as Administrative Agent shall request and taken all other actions deemed reasonably necessary by Administrative Agent to continue its perfected status in the Collateral with the same or better priority.

4.04 Administrative Agent’s Appointment as Attorney-in-Fact.

(a) Borrower hereby irrevocably constitutes and appoints Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower in the name of Borrower or in its own name, from time to time in Administrative Agent’s reasonable discretion, if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Loan Agreement, including without limitation, protecting, preserving and realizing upon the Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, including without limitation, to protect, preserve and realize upon the Collateral, and, without limiting the generality of the foregoing, Borrower hereby gives Administrative Agent the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i)	in the name of Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Administrative Agent for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(ii)	to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iii)	(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Administrative Agent or as Administrative Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Administrative Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Administrative Agent were the absolute owner thereof for all purposes, and to do, at Administrative Agent’s option and Borrower’s expense, at any time, or from time to time, all acts and things which Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and Administrative Agent’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as Borrower might do; and

(iv)	to register or cause to be registered in the name of Administrative Agent or other designee of Administrative Agent, all Pledged Equity subject to this Loan Agreement and Administrative Agent or its designee shall have all rights of conversions, exchange, subscription and any other rights, privileges and options pertaining to such Pledged Equity as if it were the owner thereof, and in connection therewith, the right to deposit and deliver any and all of the Pledged Equity with any committee, depositary, transfer agent, register or other designated agency upon such terms and conditions as Administrative Agent may determine; and/or

(v)	to receive all cash dividends and distributions in connection with the Pledged Equity. Borrower shall cause any such dividends or distributions received by Borrower, any Eligible Property Owner or Asset Managers to be promptly remitted to the Remittance Account and applied in accordance with Section 3.05, or as otherwise instructed by the Administrative Agent.

Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable, until all Obligations have been paid in full.

(b) Borrower also authorizes Administrative Agent, at any time and from time to time, if an Event of Default shall have occurred and be continuing, to execute, in connection with the sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) The powers conferred on Administrative Agent are solely to protect Administrative Agent’s interests in the Collateral and shall not impose any duty upon Administrative Agent to exercise any such powers. Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Administrative Agent nor any of its officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder.

4.05 Performance by Administrative Agent of Borrower’s Obligations. If Borrower or any Eligible Property Owner fails to perform or comply with any of its material agreements contained in the Loan Documents and Administrative Agent may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Borrower to Administrative Agent on demand and shall constitute Secured Obligations.

4.06 Proceeds. (a) All proceeds of Collateral received by Borrower, Asset Managers or any Eligible Property Owner consisting of cash, checks and other near-cash items shall be held in trust for Administrative Agent, segregated from other funds of Borrower, such Asset Manager or Eligible Property Owner and shall forthwith upon receipt be deposited in the Collection Account, and (b) any such amounts deposited to the Collection Account shall be remitted to the Remittance Account in accordance with Section 3.05 and applied in accordance with Section 3.05.

4.07 Remedies. If an Event of Default shall occur and be continuing, Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code, at law and in equity. Without limiting the generality of the foregoing, Administrative Agent, on behalf of the Lenders, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Borrower or any other Person (all and each of which demands, defenses, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Administrative Agent or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Administrative Agent, on behalf of the Lenders, shall act in good faith to obtain the best execution possible under prevailing market conditions. Administrative Agent, on behalf of the Lenders, shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby waived or released. Borrower further agrees, at Administrative Agent’s request, to assemble the Collateral and make it available to Administrative Agent at places which Administrative Agent shall reasonably select, whether at Borrower’s premises or elsewhere. Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Administrative Agent or Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as Administrative Agent may elect (or be directed by the Required Lenders), and only after such application and after the payment by Administrative Agent of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code, need Administrative Agent account for the surplus, if any, to Borrower. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against Administrative Agent or any Lender arising out of the exercise by Administrative Agent or any Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Administrative Agent. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.05(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements incurred by Administrative Agent and Lenders, including reasonable fees and expenses of any attorneys employed by Administrative Agent and Lenders to collect such deficiency. Because Borrower recognizes that it may not be possible to purchase or sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Collateral may not be liquid, Borrower agrees that liquidation of the Collateral does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Administrative Agent may elect, in its sole discretion or at the direction of Required Lenders, the time and manner of liquidating any Collateral and nothing contained herein shall (A) obligate Administrative Agent to liquidate any Collateral on the occurrence of an Event of Default or to liquidate all Collateral in the same manner or on the same Business Day or (B) constitute a waiver of any of Administrative Agent’s or any Lender’s rights or remedies.

Subject to Section 12, following an Event of Default, the Administrative Agent shall take such actions and pursue such remedies under the Loan Documents, including this Section 4.07, as the Required Lenders shall direct.

4.08 Limitation on Duties Regarding Preservation of Collateral. Administrative Agent’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Administrative Agent deals with similar property for its own account. Neither Administrative Agent nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.

4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10 Release of Security Interest. Upon the timely repayment in full to Administrative Agent of all Secured Obligations then outstanding, the performance of all outstanding Obligations under the Loan Documents and termination of the Loan Documents, Administrative Agent shall release its security interest in any remaining Collateral and any Property in which a security interest has been granted hereunder and shall, upon the reasonable request of Borrower, execute any documentation necessary to release the Collateral and/or any Property from the liens granted hereunder or under the other Loan Documents; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by Administrative Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for Borrower or any substantial part of its property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.

Section 5. Conditions Precedent.

5.01 Effectiveness. The effectiveness of this Loan Agreement is subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. The Loan Documents (including all exhibits, annexes and schedules related thereto) duly executed and delivered by each party hereto or thereto and being in full force and effect, free of any modification, breach or waiver.

(b) Organizational Documents. Administrative Agent shall have received a good standing certificate of each Loan Party, dated as of a recent date, but in no event more than thirty (30) days prior to the date of this Loan Agreement, and certified copies of the certificate of formation (or equivalent document) of such Loan Party, together with a copy of such Loan Party’s limited liability company agreement, and of all corporate or other authority for such Loan Party with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Loan Party from time to time in connection herewith (and Administrative Agent may conclusively rely on such certificate until it receives notice in writing from any Loan Party to the contrary).

(c) Legal Opinions. Administrative Agent shall have received such opinions of counsel to Asset Managers, Borrower, the Eligible Property Owners, Parent SPE, and Guarantor as Administrative Agent and Lenders may reasonably require.

(d) Incumbency Certificate. Administrative Agent shall have received an incumbency certificate of the secretary of each Loan Party, certifying the names, true signatures and titles of such Person’s representatives duly authorized to act hereunder and to execute the Loan Documents and the other documents to be delivered thereunder, or a certification by such secretary that there have been no changes to the foregoing since delivery of the incumbency certificate of such Loan Party to Administrative Agent on the Original Closing Date.

(e) Filings, Registrations, Recordings. Administrative Agent shall have received any documents (including, without limitation, financing statement amendments) required to be filed, registered or recorded in order to create, in favor of Administrative Agent, for the benefit of Secured Parties, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created or permitted hereunder, including Permitted Encumbrances, shall have been properly prepared and executed for filing (including the applicable county(ies) if Administrative Agent determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest.

(f) Fees and Expenses. Administrative Agent, Calculation Agent and Paying Agent shall have received all fees and expenses invoiced prior to the Effective Date and required to be paid by Borrower on or prior to the Effective Date, which fees and expenses may be netted out of any Advance made by Administrative Agent hereunder.

(g)	Other. To the extent not received on the Original Closing Date:

(i)	Insurance. Administrative Agent shall have received evidence in form and substance satisfactory to Administrative Agent showing compliance by Borrower and each applicable Eligible Property Owner as of the Effective Date with Section 7.21 hereof.

(iii)	Collection Account. Administrative Agent shall have received evidence in form and substance satisfactory to Administrative Agent showing the establishment of a lockbox Collection Account with respect to each Eligible Property Owner and compliance with the terms and conditions of each Collection Account Control Agreement. In addition, Borrower shall or shall cause Asset Managers to instruct all Tenants to send all Rental Income directly to the applicable lockbox Collection Account to be deposited therein in accordance with this Loan Agreement and the Asset Manager Side Letter.

(v)	General Reserve Account. Administrative Agent shall have received evidence in form and substance satisfactory to Administrative Agent showing the funding of the General Reserve Account in the General Reserve Account Required Amount.

(vi)	Tax and Insurance Reserve Account. Administrative Agent shall have received evidence in form and substance satisfactory to Administrative Agent showing the funding of the Tax and Insurance Reserve Account in the Tax and Insurance Reserve Account Required Amount.

(vii)	Asset Manager Side Letter. Each Eligible Property Owner, Borrower, Asset Manager and Administrative Agent shall have entered into an Asset Manager Side Letter.

(h) Insurance Consultant’s Report. Lenders shall have received and be satisfied with the results of an insurance consultant’s report on the Borrower’s insurance requirements and policies, and the satisfaction of the insurance requirements of Section 7.21 as of the Effective Date.

(i) Other Documents. Administrative Agent shall have received such other documents as Administrative Agent or its counsel may reasonably request.

5.02 Initial and Subsequent Advances. The making of each Advance to Borrower (including any Advance on the Effective Date) on any Business Day is subject to the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a) No Cash-Trap Trigger Event, Default, Material Adverse Effect or Extension Period shall be in existence and no Event of Default shall have occurred and be continuing;

(b) The representations and warranties made by Borrower in Section 6 hereof, and the representations and warranties made by Borrower and each Eligible Property Owner in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Advance in all material respects (except, in the case of the representations and warranties in Section 6.19 and Schedule 1, any such representations and warranties which were made with respect to any Properties or Pledged Equity no longer included in the Borrowing Base or the Adjusted Borrowing Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of Administrative Agent, Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer of Borrower or Eligible Property Owner certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that Borrower and each applicable Eligible Property Owner is in compliance with all Requirements of Law and is qualified to do business and in good standing in all required jurisdictions;

(c) The aggregate outstanding principal amount of the Advances shall not exceed the Borrowing Base or the Maximum Credit;

(d) Subject to the Administrative Agent’s right to perform one or more Due Diligence Reviews pursuant to Section 13.18 hereof, the Administrative Agent shall have completed its due diligence review of all documents related to the Eligible Property Owner and the related Pledged Equity and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Advances as such Agent in its reasonable discretion deems appropriate to review and such reviews shall be satisfactory to Administrative Agent in its reasonable discretion;

(e) Agents shall have received a Notice of Borrowing and Pledge, Property Schedule and all other documents required under Section 2.03 with respect to the Pledged Equity and Properties to be included in the Borrowing Base;

(f) Administrative Agent shall have received from the Diligence Agent an Asset Transmission and Diligence Agent Certification in respect of all Properties to be included in the Borrowing Base on such Business Day and an Exception Report, in each case dated such Business Day and duly completed;

(g) With respect to any Property that was acquired by an Eligible Property Owner from an Affiliate, Administrative Agent may, in its sole discretion and at the expense of Administrative Agent, require Borrower to provide evidence sufficient to satisfy Administrative Agent that such Property was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, reasonably acceptable to Administrative Agent, that such Property was acquired in a legal sale;

(h) No event beyond the control of Administrative Agent or any Lender which Administrative Agent reasonably determines may result in Administrative Agent’s or any Lender’s inability to perform its obligations under this Loan Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing, shall have occurred or be continuing;

(i) If any Properties are serviced or interim serviced by any Sub-Asset Manager, Administrative Agent shall have received not later than 10:00 a.m. three (3) days prior to the requested Property Eligibility Date, a Sub-Asset Manager Side Letter in substantially the form attached hereto as Exhibit F-2, executed by the Asset Manager and acknowledged by the Borrower, the related Eligible Property Owner, such Sub-Asset Manager and Administrative Agent, with the related Sub-Asset Management Agreement attached thereto in form and substance acceptable to Administrative Agent. Each such Sub-Asset Management Agreement shall be fully assignable to Administrative Agent;

(j) Administrative Agent shall have determined that all actions necessary or, in the reasonable opinion of Administrative Agent, desirable to maintain Administrative Agent’s perfected, first priority security interest in the Pledged Equity and other Collateral have been taken, including, without limitation, duly executing and filing Uniform Commercial Code financing statements on Form UCC 1;

(k) Borrower shall have paid to Administrative Agent, for the benefit of each Agent, as applicable, all fees and expenses owed to Agents in accordance with this Loan Agreement and any other Loan Document including, without limitation the amount of any Diligence Agent Fees, Paying Agent Fees, Calculation Agent Fees and Commitment Fees then due and owing, and all of the Agents’ attorney fees and expenses and due diligence expenses then due and owing in accordance with the Diligence Agent Agreement and the other Loan Documents;

(l) Administrative Agent or its designee shall have received any other documents reasonably requested by Administrative Agent with reasonable notice to Borrower;

(m) Borrower shall have provided to Administrative Agent and Diligence Agent copies of all due diligence that Borrower, Parent SPE or Asset Managers or any other Person on any of their behalf has performed with respect to any Pledged Equity or any related Properties;

(n) Borrower shall have provided to Agents all required valuation documentation with respect to such Property, in accordance with the Valuation Requirements;

(o) With respect to each Property that is subject to a security interest (including any precautionary security interest but excluding any Permitted Encumbrance) immediately prior to the Property Eligibility Date, Agents shall have received a Security Release Certification for such Property that is duly executed by the related secured party and applicable Eligible Property Owner;

(p) Borrower shall have delivered to Administrative Agent and Diligence Agent copies of each related Asset Management Agreement and Sub-Asset Management Agreement with respect to each Property, including any and all amendments that materially affect the servicing of the Properties and Administrative Agent’s interest therein and an accompanying duly executed Asset Manager Side Letter and Sub-Asset Manager Side Letter for the related Asset Manager (in each case to the extent not previously provided);

(q) Administrative Agent or its designee shall have received on or before each Property Eligibility Date with respect to any Properties owned by an Eligible Property Owner, the related Eligible Property Owners and the related Eligible Property Owner Pledged Equity not previously pledged, the following, in form and substance satisfactory to Administrative Agent and (if applicable) duly executed (in each case to the extent not previously delivered):

(i)	the original Pledged Equity certificates with respect such Eligible Property Owner Pledged Equity;

(ii)	an undated stock power covering such certificate, duly executed in blank;

(iii)	the Governing Documents of such Eligible Property Owner, as applicable together with a certificate of good standing with respect to such Eligible Property Owner, in each case reasonably acceptable to Administrative Agent, together with an officer’s certificate of such Eligible Property Owner certifying as to the accuracy of each such document;

(iv)	an executed Power of Attorney in the form of Exhibit I for such Eligible Property Owner;

(v)	an Eligible Property Owner Guaranty and Pledge, duly executed and delivered by such Eligible Property Owner;

(vi)	an Asset Management Agreement and the related Asset Manager Side Letter (and, to the extent applicable, a Sub-Asset Management Agreement and the related Sub-Asset Manager Side Letter) for all Properties owned by such Eligible Property Owner (with copies to the Diligence Agent);

(vii)	evidence that a Collection Account and Control Agreement with respect to such account has been established for such Eligible Property Owner;

(viii)	all required documents comprising the Underwriting Package (including the Property File) for each Property owned by, or Property proposed to be contributed to, such Eligible Property Owner on such Property Eligibility Date (with a copy to the Diligence Agent);

(ix)	evidence that UCC financing statements have been filed against Borrower and such Eligible Property Owner in all filing offices reasonably required by Administrative Agent, (ii) Administrative Agent has received such searches of UCC filings, tax liens, judgments, pending litigation, bankruptcy and other matters relating to Borrower or such Eligible Property Owner as Administrative Agent may reasonably require, and (iii) the results of such searches are reasonably satisfactory to Administrative Agent; and

(x)	such certificates or other documents as Administrative Agent may reasonably request.

(r) To the extent the financial statements referenced in Section 7.01 have been completed, Administrative Agent shall have received such financial statements.

(s) The General Reserve Account Required Amount is maintained in the General Reserve Account;

(t) Each Loan Party shall have satisfied the “know your customer” requirements of the Administrative Agent and each Lender;

(u) Administrative Agent or its designee shall have received a Final Report;

(v) The Borrower shall have deposited in the Tax and Insurance Reserve Account the Tax and Insurance Reserve Account Required Amount with respect to any Eligible Properties added to the Borrowing Base since the last Payment Date;

(w) The Borrower has satisfied the Interest Rate Protection Agreement requirements set forth in Section 7.17; and

(x) The Administrative Agent shall have received evidence, to the extent not previously delivered, that the Borrower is in compliance with Section 7.21.

Each request for a borrowing by Borrower hereunder shall constitute a certification by Borrower to the effect set forth in this section (both as of the date of such notice, request or confirmation and as of the date of such borrowing). With respect to any Advance, Administrative Agent may conclusively rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Administrative Agent reasonably believes to have been given or made by a person authorized to request an Advance on Borrower’s behalf.

Section 6. Representations and Warranties. Borrower represents and warrants to the Agents and Lenders that throughout the term of this Loan Agreement:

6.01 Existence. Borrower and each Eligible Property Owner (a) is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, as specified in this Loan Agreement, (b) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to (i) own its assets and carry on its business as now being or as proposed to be conducted, and (ii) with respect to such Eligible Property Owner, acquire and own each Property owned by it, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law. Borrower’s tax identification number is 46-4568634. Borrower’s fiscal year is the calendar year. Borrower or such Eligible Property Owner has not changed its name within the past twelve (12) months. Borrower is a Special Purpose Entity wholly owned by Parent SPE. Each Eligible Property Owner is a Special Purpose Entity wholly owned by Borrower.

6.02 Financial Condition.Borrower has heretofore furnished to Agents a copy of the audited consolidated balance sheets of Guarantor and its consolidated Subsidiaries, each as at December 31, 2013 and as filed with the Securities and Exchange Commission as part of its Form 10-K filing on March 28, 2014. Borrower has also heretofore furnished to Agents the related unaudited consolidated statements of operations, equity and of cash flows for Guarantor and its consolidated Subsidiaries for the period ending September 30, 2013. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations for the period ended on the date of such statement, all in accordance with GAAP applied on a consistent basis. Neither Parent SPE nor any of its Subsidiaries has conducted any business, incurred any Indebtedness, or incurred any other liabilities except for ordinary course obligations incurred in anticipation of this Loan Agreement, and Borrower has owned no property other than its Equity Interests in each Eligible Property Owner. Borrower does not have any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment. Neither Guarantor nor any of its Subsidiaries has sold, transferred or otherwise disposed of any material part of its property or assets or acquired any property or assets (including Equity Interests of any other Person) that are material in relation to its financial condition.

6.03 Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened in writing against Borrower, any Eligible

Property Owner or any of their Subsidiaries or Affiliates or affecting any Property or any other property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect, (ii) which questions the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated thereby, or (iii) which seeks to prevent the Loan or the pledge of any Collateral.

6.04 No Breach. Neither (a) the execution and delivery of the Loan Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the Governing Documents of Borrower or any Eligible Property Owner, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument or Contractual Obligation to which Borrower or any Eligible Property Owner is a party or by which Borrower, any Eligible Property Owner or their property is bound or to which Borrower, any Eligible Property Owner or their property is subject, or constitute a default under any such material agreement or instrument or Contractual Obligation, or (except for the Liens created pursuant to this Loan Agreement or permitted pursuant to Section 6.13(a)) result in the creation or imposition of any Lien upon any property of Borrower or any Eligible Property Owner, pursuant to the terms of any such agreement or instrument.

6.05 Action. Borrower and each Eligible Property Owner has all necessary limited liability company or other power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by Borrower and each Eligible Property Owner of each of the Loan Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by Borrower and each Eligible Property Owner, as applicable, and constitutes a legal, valid and binding obligation of Borrower or such Eligible Property Owner, as applicable, enforceable against Borrower or such Eligible Property Owner in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, general principles of equity (whether considered in a proceeding in equity or at law) and requirements of reasonableness, good faith and fair dealing.

6.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Borrower or any Eligible Property Owner of the Loan Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Loan Documents and the Liens created pursuant to this Loan Agreement.

6.07 Margin Regulations. Neither the making of any Advance hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X. No part of the proceeds of any Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Requirements of Law in any material respects or by the terms and conditions of this Loan Agreement or the other Loan Documents. None of the Collateral is comprised of Margin Stock and less than 25% of the assets of each Loan Party are comprised of Margin Stock.

6.08 Taxes. Borrower and each Eligible Property Owner has filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due and payable pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the determination of Borrower, adequate. Any taxes, fees and other governmental charges payable by Borrower in connection with an Advance and the execution and delivery of the Loan Documents have been paid, or will be paid when due.

6.09 Investment Company Act. Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended and the Borrower does not rely solely on the exemption from the definition of “investment company” in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act (although such exemptions may be available).

6.10 Compliance with Law. (a) No practice, procedure or policy employed or proposed to be employed by Borrower or any Eligible Property Owner in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to Borrower or any Eligible Property Owner and no Property materially contravenes any Requirements of Laws or contravenes any Requirements of Law in a way that adversely affects the Lenders.

(b) No Property or other properties presently or previously owned or leased by Borrower or any Eligible Property Owner contain or previously contained any Hazardous Substances that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to any liability of Borrower or any Eligible Property Owner. Borrower has no knowledge of any violation, alleged violation, non-compliance, liability or potential liability of Borrower or any Eligible Property Owner under any Environmental Law. No Hazardous Substances have been released, transported, generated, treated, stored or disposed of in violation of Environmental Laws or in a manner that reasonably could be expected to give rise to liability of Borrower or Eligible Property Owner.

(c) Each Loan Party and all Affiliates thereof are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto. No Loan Party or Affiliate thereof has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Loan Party or Affiliate thereof or any other Person, in violation of the Foreign Corrupt Practices Act.

(d) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, all applicable predatory and abusive lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing or disclosure laws and all predatory, abusive and fair lending laws applicable to the acquisition, rental and management of Properties have been complied with; the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations; and Borrower shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Administrative Agent or Diligence Agent, and shall deliver to Administrative Agent and Diligence Agent, upon two Business Days’ request by the Administrative Agent, evidence of compliance with all such requirements. No predatory, abusive or deceptive were employed in connection with acquisition, rental and management of any Property.

6.11 No Default. Neither Borrower nor any Eligible Property Owner is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

6.12 Collateral; Collateral Security.

(a) Neither Borrower nor any Eligible Property Owner has assigned, pledged, or otherwise conveyed or encumbered any Collateral or any Property to any other Person (other than collateral assignments to Citibank pursuant to the Existing Agreement, which have been terminated), and (i) Borrower is the sole owner of the Collateral (other than the Collateral owned by the Parent SPE and the Eligible Property Owners), free and clear of all Liens other than Permitted Encumbrances and (ii) the related Eligible Property Owner is the sole owner of each Property and had good and marketable title thereto, free and clear of all Liens other than Permitted Encumbrances.

(b) Parent SPE has not assigned, pledged, or otherwise conveyed or encumbered any Borrower Pledged Equity to any other Person (other than collateral assignments to Citibank pursuant to the Existing Agreement, which have been terminated), and immediately prior to the pledge of any such Borrower Pledged Equity to Administrative Agent for the benefit of the Secured Parties, Parent SPE was the sole owner of such Borrower Pledged Equity and had good and marketable title thereto, free and clear of all Liens, except for Liens to be released simultaneously with the Liens granted in favor of Administrative Agent for the benefit of the Secured Parties under the Borrower Pledge Agreement, and no Person other than Administrative Agent and Lenders have any Lien on any Borrower Pledged Equity.

(c) Borrower has not assigned, pledged, or otherwise conveyed or encumbered any Eligible Property Owner Pledged Equity to any other Person (other than collateral assignments to Citibank pursuant to the Existing Agreement, which have been terminated), and immediately prior to the pledge of any such Eligible Property Owner Pledged Equity to Administrative Agent, Borrower was the sole owner of such Eligible Property Owner Pledged Equity and had good and marketable title thereto, free and clear of all Liens, except for

Liens to be released simultaneously with the Liens granted in favor of Administrative Agent for the benefit of the Secured Parties hereunder, and no Person other than Administrative Agent and Lenders have any Lien on any Eligible Property Owner Pledged Equity.

(d) The provisions of this Loan Agreement are effective to create in favor of Administrative Agent, for the benefit of the Secured Parties, a valid security interest in all right, title and interest of Borrower in, to and under the Collateral.

(e) Upon the filing of financing statements on Form UCC-1 or an amendment naming Administrative Agent as “Secured Party” and Borrower as “Debtor,” and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrower in, to and under the Collateral, to the extent such Collateral can be perfected by filing under the Uniform Commercial Code. Upon execution and delivery of the applicable Account Control Agreement, Administrative Agent, for the benefit of the Secured Parties, shall have a legal, valid and enforceable first priority security interest in all right, title and interest of the Borrower in the Remittance Account, the General Reserve Account, the Tax and Insurance Reserve Account, each Collection Account, and each other Deposit Account or Securities Account of a Loan Party, in each case, together with all funds and assets credited thereto.

(f) Without limiting the generality of the foregoing, Borrower will no earlier than six (6) months or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with any Loan Document or any Advance, upon Administrative Agent’s request (i) deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; provided that Administrative Agent may elect to file such continuation statement, and (ii) deliver or cause to be delivered to Administrative Agent an opinion of counsel, in form and substance reasonably satisfactory to Administrative Agent, confirming and updating the opinion delivered pursuant to Section 5.01(a) with respect to perfection and otherwise to the effect that the security interests hereunder continue to be enforceable and perfected security interests, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

6.13 Chief Executive Office; Chief Operating Office. As of the Effective Date, the chief executive office and chief operating office of Borrower and each Eligible Property Owner is 1999 Harrison Street, 24th Floor, Oakland, California 94612.

6.14 Location of Books and Records. As of the Effective Date, the location where Borrower keeps its books and records including all computer tapes and records relating to the Collateral is 1999 Harrison Street, Oakland, California 94612.

6.15 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower to Administrative Agent in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Borrower or any of its Subsidiaries to any Agent in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. All copies of documents included in the Property File or Underwriting File or otherwise required by this Loan Agreement to be delivered to any Agent or Lender, or posted to the Platform, are true, and correct and complete copies of such documents.

6.16 ERISA. Each Plan which is not a Multiemployer Plan, and, to the knowledge of Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Borrower would be under an obligation to furnish a report to Administrative Agent under Section 7.01(k) hereof. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Borrower and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or other applicable law at no cost to the employer (collectively, “COBRA”).

6.17 Filing Jurisdictions/Relevant States. As of the Effective Date, Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Administrative Agent, for the benefit of the Secured Parties, to perfect its security interest in the Collateral that can be perfected by filing a financing statement.

6.18 Subsidiaries/Other Indebtedness. Borrower has no Subsidiaries other than Eligible Property Owners represented by Pledged Equity delivered to Administrative Agent for the benefit of the Secured Parties. None of Borrower or any Eligible Property Owner has any Indebtedness other than Indebtedness created pursuant to the Loan Documents and ordinary trade payables not yet due and owing beyond their ordinary course.

6.19 Representations and Warranties. The Eligible Property Owner Pledged Equity and each Property (other than any Property that has been assigned a Property Borrowing Base of zero and will be excluded from the Borrowing Base and the Adjusted Borrowing Base in accordance with Section 2.03(d)) complies with the representations and warranties listed in Schedule 1 hereto. All Properties included in any Borrowing Base or Adjusted Borrowing Base calculation submitted by the Borrower constitute Eligible Properties. The review and inquiries made on behalf of Borrower in connection with the making of the representations and warranties listed in Schedule 1 hereto have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties. Borrower has no knowledge of any material fact that could reasonably lead it to expect that the Property Borrowing Base assigned to any Property will not be obtained or realized. With respect to each Property purchased by Borrower, an Eligible Property Owner or an Affiliate thereof from a Transferor, (a) such Property was acquired and transferred on a true sale basis, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Property, and (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Borrower or an Affiliate of Borrower (other than foreclosure of the related mortgage loan). No Property is or has been the subject of any compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Property or otherwise, by Borrower, any Eligible Property Owner or any Asset Manager, or to Borrower’s knowledge, by any Transferor or other Person, except as set forth in the Property File delivered to the Agents. Each Property was acquired by Borrower or the applicable Eligible Property Owner in accordance with and satisfies applicable standards established by Borrower and its Affiliates. None of the Property Documents has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than Borrower, the applicable Eligible Property Owner or Administrative Agent (excluding notations relating to prior owners prior to the sale to Borrower or the applicable Eligible Property Owner and which are no longer in effect).

6.20 Solvency; Fraudulent Conveyance. On the date hereof and on the date of each Advance hereunder immediately after giving effect thereto each Loan Party is and will be Solvent. None of the Loan Parties intends to incur, and has not incurred, debts beyond its ability to pay such debts as they mature. No Loan Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of itself, any of its Subsidiaries or any of their respective assets. No Loan Party is transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

6.21 No Broker. None of Borrower, any Eligible Property Owner, any of their respective Affiliates or any other Person on behalf of any of the foregoing has dealt with any broker, investment banker, agent, or other person, except for Administrative Agent, who may be entitled to any commission or compensation in connection with any Pledged Equity or Property which has not been paid in full by Borrower, such Eligible Property Owner or such other Person.

6.22 USA Patriot Act; OFAC. None of the Loan Parties and none of their Affiliates is a Prohibited Person and at the time of the applicable Eligible Property Owner entered into or renewed a Lease Agreement with each Tenant, no such Tenant was a Prohibited Person. Each Loan Party is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. None of the Loan Parties and none of their members, directors, executive officers, parents or Subsidiaries at the time of the applicable Eligible Property Owner entered into or renewed a Lease Agreement with each Tenant, no such Tenant: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to the OFAC List, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Borrower has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”). Administrative Agent and each Lender hereby notifies Borrower that it may be required by the Patriot Act to obtain, verify and record information that identifies Borrower.

6.23 Anti-Money Laundering. Borrower has complied with all applicable Anti-Money Laundering Laws, has conducted and will conduct the requisite due diligence in connection with the acquisition of each Property and in connection with each Lease Agreement and each Tenant for purposes of the Anti-Money Laundering Laws and will maintain sufficient information to identify the applicable Tenant for purposes of the Anti-Money Laundering Laws.

6.24 Financial Reporting. There has been no material weakness in, or fraud that involves management or other employees who have a significant role in, the internal controls of Borrower, Eligible Property Owner or any Affiliate thereof over financial reporting, in each case as described in the Securities Laws.

6.25 No Prior Pledge. The Pledged Equity and Properties have not at any time been pledged by any Loan Party to any Person other than Citibank, pursuant to the Existing Agreement and, as of the Effective Date, Administrative Agent for the benefit of the Secured Parties.

6.26 Asset Manager. The management and servicing practices used by each Asset Manager with respect to the Properties have been in compliance with the Asset Management Standards.

6.27 Separateness. Borrower, each Eligible Property Owner and Parent SPE are in compliance with the requirements of Section 11.

Section 7. Covenants of Borrower. Borrower covenants and agrees with Agents and Lenders that, so long as any Advance is outstanding and until payment in full of all Secured Obligations:

7.01 Financial Statements and Other Information.

Borrower shall deliver to Administrative Agent for distribution to the Lenders:

(a) As soon as available and in any event within forty-five (45) days after the end of each calendar month, the unaudited consolidated balance sheet and statements of operations for Borrower and its Subsidiaries for such period, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Borrower and its subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b) As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, the consolidated balance sheets of each of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations (and, if requested by the Administrative Agent, statements of equity and cash flows) for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, each accompanied by a certificate of a Responsible Officer of Guarantor which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(c) As soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, consolidated statements of equity and consolidated statements of cash flows for Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion (an “Accountant Opinion”) thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP.

(d) The following certificates (any of which may be consolidated for any month or quarter, respectively, on the latest date as to which any such consolidated certificates for such month or quarter, respectively, are due):

(1) On each Reporting Date, certificates of a Responsible Officer of the Borrower in the form of Exhibit B-1 attached hereto (a “Monthly Borrower Certification”) with respect to the most recently ended month;

(2) At the time Borrower furnishes each set of financial statements pursuant to Sections 7.01(b) and (c) above, a certificate of a Responsible Officer of Guarantor in the form attached hereto as Exhibit B-2 (a “Quarterly Guarantor Certification”) (a) certifying, to the best of such Responsible Officer’s knowledge, that Borrower, each Eligible Property Owner, Parent SPE and Guarantor, during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Borrower, such Eligible Property Owner, Parent SPE or Guarantor, as applicable, has taken or proposes to take with respect thereto), (b) including calculations demonstrating compliance with the Adjusted Borrowing Base, the Financial Covenants in Section 7.16 and the Cash Trap Trigger Events and (c) certifying that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject, in the case of financial statements delivered pursuant to Section 7.01(b), to normal year-end audit adjustments)]1;

(e) From time to time at the request of Administrative Agent, a paper or electronic copy produced by Borrower’s internal asset tracking system or other documentation acceptable to Administrative Agent, reflecting that the Properties are registered in the name of the related Eligible Property Owner within three (3) Business Days of such request;

(f) From time to time such other information regarding the financial condition, operations, well-being or business of Borrower, any Eligible Property Owner, any Asset Manager or Guarantor as Administrative Agent may reasonably request, within two (2) Business Days of such request;

(g) Reserved;

(h) Subject to the terms and conditions of Section 7.40 hereof, (i) within five (5) days prior to the effectiveness of any proposed material amendment, modification or supplement to any Asset Management Agreement, draft or detailed description of the substance of such proposed amendment, modification or supplement, and (ii) within five (5) days after execution of any material amendment, modification or supplement to any Asset Management Agreement, a certified, fully executed copy of such amendment, modification or supplement;

(i) Promptly upon reasonable request by Administrative Agent, information regarding Borrower’s portfolio including information regarding asset allocation, liquidity, and such other information respecting the condition or operations (financial or otherwise) of Borrower;

(j) Within one (1) Business Day of any margin call (however defined or described in the applicable Indebtedness documents) or other similar request (including a claim under a guaranty) is made upon Guarantor under any Indebtedness in an aggregate amount in excess of $20,000,000, notice of such margin call or other request;

(k) As soon as reasonably possible, and in any event within fifteen (15) days after a Responsible Officer of Guarantor knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Guarantor setting forth details respecting such event or condition and the action, if any, that Guarantor, Borrower, SPE or Eligible Property Owner or any of their ERISA Affiliates proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Guarantor, Borrower, SPE or Eligible Property Owner or any of their ERISA Affiliates with respect to such event or condition):

(A)	any Reportable Event, or any request for a waiver under Section 412(c) of the Code for any Plan;

[1]	Note, all this is covered in the form of certificate, but no harm leaving this detail here

(B)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Guarantor, Borrower, SPE or Eligible Property Owner or any of their ERISA Affiliates to terminate any Plan;

(C)	the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Guarantor, Borrower, SPE or Eligible Property Owner or any of their ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)	the complete or partial withdrawal from a Multiemployer Plan by Guarantor, Borrower, SPE or Eligible Property Owner or any of their ERISA Affiliates that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Guarantor, Borrower, SPE or Eligible Property Owner or any of their ERISA Affiliates of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)	the institution of a proceeding by a fiduciary of any Multiemployer Plan against Guarantor, Borrower, SPE or Eligible Property Owner or any of their ERISA Affiliates to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(F)	the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Guarantor, Borrower, SPE or Eligible Property Owner or any of their ERISA Affiliates fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(l) Borrower shall give the Agents no less than ten (10) Business Days prior written notice of all proposed changes, amendments or modifications to the Acquisition Parameters. Lenders will have no obligation to finance any Properties acquired pursuant to such change, amendment or modification that is materially adverse to Lenders until Supermajority Lenders have approved thereof;

(m) On each Reporting Date, a report setting forth all monies deposited into the Collection Accounts during the preceding calendar month, and the amount of Rental Income received with respect to the Properties during such month;

(n) On each Reporting Date, a report setting forth all monies deposited into the Remittance Account during the preceding calendar month;

(o) On each Reporting Date, a report setting forth any and all reserves set aside for homeowners’ association fees (or similar fees), capital expenditures and any other ongoing future expenses as related to each Property (other than General Reserve Account Required Amount and the Tax and Insurance Reserve Account Required Amount) with respect to the Properties during the preceding calendar month;

(p) On each Reporting Date, a report of estimated actual Monthly Operating Expenses for the preceding calendar month, a reconciliation of the estimated actual Monthly Operating Expenses and the actual Monthly Operating Expenses for the calendar month preceding the most recently ended calendar month as finally determined in the financial statements for such month delivered pursuant to clause (a) of this Section 7.01 and a schedule of projected Monthly Operating Expenses for the following month;

(q) In connection with the acquisition of each Property by an Eligible Property Owner, a report setting forth the Closing Costs in respect of such acquired Property; and

(r) Prior to the inclusion of any Initial Capital Expenditures in the Purchase Value for any Eligible Property, or recalculation of such Purchase Value based on Initial Capital Expenditures, and following the conversion of any such Property from a Non-Stabilized Property to a Stabilized Property, a report showing the Initial Capital Expenditures for such Property and the portion thereof included in such Purchase Value; and

(s) On each Reporting Date, a calculation of the Tax and Insurance Reserve Account Required Amount and the Tax and Insurance Reserve Monthly Deposit in reasonable detail satisfactory to the Calculation Agent.

7.02 Litigation. Borrower will promptly, and in any event within three (3) Business Days after service of process on any of the following, give to Agents notice of all legal or arbitrable proceedings affecting Borrower, any Eligible Property Owner, Guarantor or any of its Subsidiaries that (i) questions or challenges the validity or enforceability of any of the Loan Documents, (ii) as to which there is a reasonable likelihood that an adverse determination would result in a Material Adverse Effect or (iii) seeks to prevent the pledge of any Collateral hereunder or the making of any Advance.

7.03 Existence, Etc. Borrower will and will cause each Eligible Property Owner to:

(i)	(A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Loan Documents; (C) remain in good standing under the laws of each state in which it conducts business or any Property owned by such entity is located; and (D) not change its tax identification number, fiscal year or method of accounting without the consent of Administrative Agent;

(ii)	comply with the requirements of and conduct its business strictly in accordance with all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws);

(iii)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)	not move its chief executive office or chief operating office from the addresses referred to in Section 6.14 (or otherwise provided in writing to Administrative Agent) unless it shall have provided Agents thirty (30) days prior written notice of such change;

(v)	permit representatives of Administrative Agent (or at the direction of the Administrative Agent, the Diligence Agent and Calculation Agent), during normal business hours upon ten (10) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Administrative Agent;

(vi)	not directly or indirectly enter into any agreement that would be violated or breached by the making or continuation of any Advance or the performance by Borrower or any Eligible Property Owner of any Loan Document; and

(vii)	remain a Special Purpose Entity, wholly owned by Parent SPE or Borrower, as applicable.

7.04 Prohibition of Fundamental Changes. Borrower shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Administrative Agent’s and Required Lenders’ prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect. Borrower shall not permit any Eligible Property Owner to enter into a merger or consolidation, or liquidate, wind up or dissolve, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets (including, without limitation, receivables and leasehold interests) or properties whether now owned or hereafter acquired, or permit any changes in the ownership of its Equity Interests, without the consent of Administrative Agent and Required Lenders. With the consent of Administrative Agent and Required Lenders (which consent shall not be unreasonably withheld or delayed), an Eligible Property Owner shall be permitted to merge with (i) any other Eligible Property Owner and (ii) so long as the Eligible Property Owner is the surviving entity and is in compliance with Section 11 before and after giving effect thereto, with any other Special Purpose Entity engaged solely in the business of owning Properties, in each case for the purpose of the Eligible Property Owner acquiring such Properties. In connection with any such merger, Borrower shall ensure that (i) all Equity Interests of the Eligible Property Owners shall continue to be owned by Borrower and pledged to Administrative Agent, (ii) the related Eligible Property Owner Pledged Equity shall be delivered to Administrative Agent, (iii) none of such Equity Interests nor any other property or assets of any Eligible Property Owner are pledged to any Person other than Administrative Agent, (iv) all Eligible Properties subject to Advances are properly deeded and recorded and remain properly deeded and recorded after giving effect to such merger, and (v) all other requirements with respect to the related Eligible Property Owner Pledged Equity, each Eligible Property Owner and the related Properties pursuant to this Loan Agreement and the Loan Documents are met at all times. Borrower shall not permit Parent SPE to enter into a merger or consolidation, or liquidate, wind up or dissolve, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets (including, without limitation, receivables and leasehold interests) or properties whether now owned or hereafter acquired, or permit any changes in the ownership of its Equity Interests, without the consent of Administrative Agent and the Required Lenders. Borrower shall ensure that all Equity Interests of Borrower shall continue to be owned by Parent SPE. Borrower shall ensure that neither the Equity Interests of Borrower nor any other property or assets of Parent SPE are pledged to any Person other than Administrative Agent.

7.05 Borrowing Base Deficiency. If at any time there exists an Adjusted Borrowing Base Deficiency, Borrower shall cure the same in accordance with Section 2.06 or Sections 3.05(b) or (c) hereof.

7.06 Notices. Borrower shall give notice to Administrative Agent promptly in writing of any of the following:

(i)	promptly, but in any event within one (1) Business Day, after becoming aware thereof, the occurrence of any Default, Event of Default or any event of default or default under any Loan Document or other material agreement of Borrower;

(ii)	upon, and in any event within three (3) Business Days after, service of process on Borrower, any Eligible Property Owner, Parent SPE, Guarantor or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Borrower, any Eligible Property Owner, Parent SPE or Guarantor or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Loan Documents, or (ii) in which the amount in controversy exceeds $1,000,000 and as to which an adverse determination would be reasonably likely to result in a Material Adverse Effect;

(iii)	upon becoming aware of any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)	upon determining during the normal course of its business that any Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Property Borrowing Base of such Property;

(v)	upon the entry of a judgment or decree against Borrower or any Eligible Property Owner in an amount in excess of $1,000,000;

(vi)	within five (5) days after, the involuntary termination, acceleration, maturity of or reduction in the amount available for borrowing under any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Guarantor and any third party;

(vii)	any material change in the insurance coverage required of Borrower or any other Person pursuant to any Loan Document, with copy of evidence of same attached;

(viii)	any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between Borrower, any Eligible Property Owner or any Asset Manager on the one hand, and any Governmental Authority or any other Person;

(ix)	any material change in accounting policies or financial reporting practices of Guarantor or Borrower;

(x)	any material change in the management of Borrower or Guarantor; and upon becoming aware, with respect to any Property, of: (a) a material loss or damage, material licensing, zoning or permit issues, violation of Requirements of Law, discharge of or damage from Hazardous Substances or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow, (b) the existence of any material litigation or material adverse financial on the current or future operations of Asset Manager; (c) any material breach or default under any other Loan Document, any limited liability company agreement, limited partnership agreement, certificate of incorporation or by-laws or other similar organizational or constitutive documents of any Loan Party, or any Indebtedness, Guarantee obligation or Contractual Obligation of Borrower or an Eligible Property Owner; (d) the resignation or termination of Asset Manager under any Management Agreement, in each case, with respect to any Property; and (e) the establishment of a rating by any Rating Agency applicable to Guarantor or any Affiliate thereof or Asset Manager and any downgrade in or withdrawal of such rating once established.

Each notice pursuant to this Section 7.06 shall be accompanied by a statement of a Responsible Officer of Guarantor, setting forth details of the occurrence referred to therein and stating what action Borrower has taken or proposes to take with respect thereto.

7.07 Asset Management. Except as provided in Section 13.17(c), Borrower shall not permit any Person other than Asset Manager and Sub-Asset Manager to manage any Properties without the prior written consent of Administrative Agent. In the event any Sub-Asset Manager defaults under the related Sub-Asset Management Agreement, the Borrower shall cause the Asset Manager to enforce its rights and remedies under such Sub-Asset Management Agreement in accordance with the terms thereof and of the Asset Management Agreement.

7.08 OFAC. At all times throughout the term of this Loan Agreement, Borrower (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Pledged Equity or Properties to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person. Borrower shall conduct or shall cause to be conducted the requisite due diligence in connection with the origination or acquisition of each Property for purposes of complying with all Applicable Laws, including with respect to the origin of the assets used by Borrower to purchase the Property, and will maintain sufficient information to identify Borrower for purposes of such Applicable Laws. The Borrower shall, or shall cause the related Eligible Property Owner to, (a) prior to entering into a Lease Agreement with a Tenant, screen the Tenant’s provided name against the OFAC List to confirm that such name is not on the OFAC List at such time and (b) not enter into a Lease Agreement with a Tenant whose provided name appears on the OFAC List at the time of any such screening. If a Responsible Officer of any Loan Party obtains knowledge that any Tenant is a Prohibited Person (or that such Tenant’s name is on the OFAC List), such Loan Party shall give prompt notice to the Administrative Agent and shall take all legally required action with respect to any such Tenant as a result thereof.

7.09 Lines of Business. Borrower shall not, and shall not permit any Eligible Property Owner to, engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Original Closing Date.

7.10 Transactions with Affiliates. Borrower shall not, and shall not permit any Eligible Property Owner to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Loan Agreement, (ii) in the ordinary course of Borrower’s business and (iii) upon fair and reasonable terms that Borrower has reasonably determined are no less favorable to Borrower than Borrower believes it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

7.11 Defense of Title. Borrower warrants and will defend the right, title and interest of Administrative Agent in and to all Collateral against all adverse claims and demands of all Persons whomsoever.

7.12 Preservation of Collateral. Borrower shall, and shall cause each any Eligible Property Owner to, do all things necessary to preserve the Collateral so that such Collateral remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Borrower will comply and cause each Eligible Property Owner to comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Borrower or any Eligible Property Owner or relating to the Collateral and cause the Collateral to comply with all applicable laws, rules and regulations of any such Governmental Authority. Borrower will not allow any default to occur for which Borrower is responsible under any Collateral or any Loan Documents and Borrower shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Loan Documents.

7.13 No Assignment. Borrower shall not and shall ensure that each Eligible Property Owner does not (i) sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Loan Documents or, in the case of any Property, a Permitted Encumbrance), any Eligible Property Owner Pledged Equity or any Property or any interest therein, or (ii) enter into any agreement or undertaking restricting the right or ability of Borrower or Administrative Agent to sell, assign or transfer any of the Eligible Property Owner Pledged Equity or Property, provided that this Section 7.13 shall not prevent any contribution, assignment, transfer or conveyance of Eligible Property Owner Pledged Equity or Property in accordance with the Loan Documents.

7.14 Foreign Corrupt Practices Act. Borrower shall, and shall cause each any Eligible Property Owner to, adopt and adhere in all material respects to an internal compliance program intended to ensure continued compliance in all material respects the U.S. Foreign Corrupt Practices Act of 1977, as amended at any time, and including rules and regulations thereunder, and similar Requirements of Law restricting payments to public officials to obtain improper advantage.

7.15 Limitation on Distributions. Borrower shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower, except that Borrower may pay dividends or other distributions to its equity member so long as (i) no Cash-Trap Trigger Event, Default, or Material Adverse Effect has occurred and is continuing and no Event of Default has occurred and (ii) any such payments are not funded out of Income other than Available Income.

7.16 Financial Covenants.

(a) Borrower shall not incur any Indebtedness other than the Indebtedness created pursuant to this Loan Agreement and ordinary trade payables not yet due and owing beyond their ordinary course.

(b) Borrower shall maintain the General Reserve Account Required Amount in the General Reserve Account at all times.

(c) Guarantor shall maintain adequate Liquidity, in an amount not less than the Minimum Liquidity Amount at all times, which shall be available to cover any shortfalls should operations not generate sufficient cash to pay required operating expenses, capital expenditures or interest payments.

(d) Guarantor shall at all times maintain Tangible Net Worth (in the aggregate) in an amount not less than the applicable Minimum Net Worth Amount (as defined in the Pricing Side Letter).

(e) Guarantor shall at all times maintain Adjusted Tangible Net Worth (in the aggregate) in an amount not less than the applicable Minimum Net Worth Amount (as defined in the Pricing Side Letter).

7.17 Interest Rate Protection Agreement.

(a) On or before the Effective Date, Borrower shall have entered into and delivered to the Administrative Agent an Interest Rate Protection Agreement together with an Assignment of Interest Rate Protection Agreement, which shall (i) have a notional amount equal to or greater than $300,000,000, (ii) be subject to a term ending on or after the initial Maturity Date and (ii) obligate the related counterparty to such Interest Rate Protection Agreement to make payments to Administrative Agent pursuant to the Assignment of Interest Rate Protection Agreement if, and to the extent by which, LIBO Base Rate exceeds 3.0%.

(b) If on any Funding Date, the notional amount of the Interest Rate Protection Agreement will be less than 75% of the aggregate outstanding principal amount of the Advances taking into account any Advances proposed to be funded on such Funding Date, then, on or before such Funding Date, the Borrower shall enter into and deliver to the Administrative Agent an Interest Rate Protection Agreement together with an Assignment of Interest Rate Protection Agreement, which shall (i) have a notional amount equal to or greater than 75% of the aggregate outstanding amount of the Advances, (ii) be subject to a term ending on or after the initial Maturity Date and (iii) obligate the related counterparty to such Interest Rate Protection Agreement to make payments to Administrative Agent pursuant to the Assignment of Interest Rate Protection Agreement if, and to the extent by which, LIBO Base Rate exceeds 3.0%.

(c) The cost of obtaining such Interest Rate Agreements shall not be paid out of Income, other than Available Income.

(d) Each Assignment of Interest Rate Protection Agreement shall obligate the counterparty thereunder to pay to the Remittance Account any amount owed by it to the Borrower.

(e) Each Interest Rate Protection Agreement shall provide that, in the event of any downgrade or withdrawal of the rating of the counterparty such that it ceases to qualify as an Acceptable Counterparty, Borrower shall not later than thirty (30) days following receipt of notice from the Administrative Agent or the Borrower of such downgrade or withdrawal, either (i) replace the Interest Rate Protection Agreement with a replacement Interest Rate Protection Agreement from an Acceptable Counterparty (with terms substantively identical to the Interest Rate Protection Agreement being replaced, or otherwise approved by the Required Lenders in their reasonable discretion), (ii) cause the counterparty to deliver a guaranty from an Acceptable Counterparty or (iii) cause the counterparty to deliver collateral equal to 100% of the mark-to-market value of the Interest Rate Protection Agreement. Borrower shall cause any such collateral provided pursuant to the preceding sentence to be held in an account under the control of the Administrative Agent and shall not sell, assign or otherwise dispose of or grant a lien on any such collateral.

(f) Borrower shall give prompt notice to the Administrative Agent or any notice of default by or to the Borrower under or with respect to the Interest Rate Protection Agreement. Borrower shall not, without the prior written consent of the Administrative Agent and the Required Lenders, (i) modify, amend or supplement the terms of the Interest Rate Protection Agreement, (ii) except as otherwise required under this Section 7.17, cause the termination of the Interest Rate Protection Agreement prior to its stated maturity date, or (iii) waive or release any payment or other material obligation of the counterparty thereunder.

7.18 Power of Attorney. Borrower shall and shall cause each Eligible Property Owner, from time to time at the request of Administrative Agent, deliver to Administrative Agent any powers of attorney or other documentation required by Administrative Agent to ensure the enforceability under applicable law of any rights and/or powers granted to Administrative Agent in Section 8 of this Loan Agreement. In addition, Borrower shall execute and deliver and cause each Eligible Property Owner to execute and deliver to Administrative Agent an executed Power of Attorney in the form of Exhibit I.

7.19 Wet Funded Properties; Schedule 6 Exceptions. (a) If, with respect to any Wet Funded Property, either (A) a deed has not been recorded in the name of the related Eligible Property Owner in the sixty (60) day period following the date on which such Wet Funded Property was acquired by the related Eligible Property Owner or (B) the final policy of title insurance is not delivered to the Agents within sixty (60) days following the date on which such Wet Funded Property was acquired by the related Eligible Property Owner, then the Borrower shall immediately prepay the Advances in an amount equal to the Allocated Loan Amount for such Property.

(b) If any exception to Eligible Property requirements that is temporarily waived pursuant to Schedule 6 to the Loan Agreement is not cured within the applicable period specified in Schedule 6, then the Borrower shall immediately prepay the Advances in an amount equal to the Allocated Loan Amount for such Property.

The Guarantor shall be obligated, pursuant to the Guaranty, to repay any portion of the Advances not timely prepaid by the Borrower pursuant to this Section 7.19.

7.20 Servicing Transmission. Borrower shall cause all applicable Asset Managers to provide to the Agents on a monthly basis no later than 11:00 a.m. New York City time five (5) Business Days prior to each Payment Date (or such other day and more frequently as may be requested by Administrative Agent) the Servicing Transmission, on a property level basis and in the aggregate, with respect to the Properties that became subject to an Advance hereunder prior to the first day of the current month, summarizing or identifying any information reasonably requested by Administrative Agent with respect to the Properties.

7.21 Maintenance of Property; Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower, each Eligible Property Owner and its Properties providing at least the following coverages:

(i)

comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the Original Closing Date, including, but not limited to, loss caused by any type of windstorm (including hail) on the Properties (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Loan Agreement shall mean actual replacement value of the Properties; (B)

containing an agreed amount endorsement with respect to the improvements and personal property at any Property waiving all co-insurance provisions or to be written on a no co-insurance form and (C) providing for no deductible in excess of $25,000 (it being understood that, so long as no Default or Event of Default has occurred and is continuing (1) the Borrower and Eligible Property Owners may utilize a $3,000,000 aggregate deductible stop loss subject to a $25,000 per occurrence deductible and a $25,000 maintenance deductible following the exhaustion of the aggregate, (2) the aggregate stop loss does not contain any losses arising from named windstorm, earthquake or flood, (3) the perils of named windstorm shall be permitted to have a deductible of five percent (5%) of the total insurable value of the applicable Property (with a minimum deductible of $250,000 per occurrence for any and all locations), (4) the peril of “other wind and hail” shall be permitted to have a deductible of five percent (5%) of the total insurable value of the applicable Property (with a minimum deductible of $250,000 per occurrence for any and all locations) and (5) the peril of earthquake shall be permitted to have a deductible of fifteen percent (15%) of the total insurable value of the applicable Property (with a minimum deductible of $250,000 per occurrence for any and all locations)). In addition, the Borrower shall obtain (x) a $10,000,000 aggregate limit of insurance for the peril of Flood for properties located within a federally designated “special flood hazard area” and (y) named storm insurance in an amount equal to $53,000,000, subject to increases based upon a storm risk analysis on a 475 year event Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) (such analysis to be secured by Borrower utilizing a third-party firm qualified to perform such storm risk analysis using the most current RMS software, or its equivalent, to include consideration of storm surge, if applicable and loss amplification, at the expense of Borrower at least annually or more frequently as may reasonably be requested by the Administrative Agent and shared with the Administrative Agent presented by the Properties located in areas prone to named storm activity); and (z) on and after the 30th day after the Effective Date, earthquake insurance in an amount equal to $10,000,000, subject to increases based upon periodic seismic risk analysis on a 475 year event Probable Maximum Loss (PML) (such analysis to be secured by Borrower utilizing a third-party firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the Borrower at least annually or more frequently as may reasonably be requested by the Administrative Agent or the Required Lenders and presented by the Properties located in areas prone to seismic activity); provided that the insurance pursuant to subclauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 7.21(a)(i), including with respect to deductibles and stop loss;

(ii)	business income or rental loss insurance, written on an “Actual Loss Sustained Basis” (A) with loss payable jointly to Borrower and to Administrative Agent as their interest may appear; (B) covering all risks required to be covered by the insurance provided for in Section 7.21(a)(i), (ii), (iv) and (viii); (C) in an amount equal to one hundred percent (100%) of the aggregate projected net income from the operation of the Properties for a period of at least twelve (12) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property at a Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of thirty (30) days from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Original Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the net income from each Property for the succeeding twelve (12) month period. All proceeds payable to the Administrative Agent pursuant to this subsection shall be held by Administrative Agent and shall be applied in the Administrative Agent’s sole discretion (or as instructed by Required Lenders) to the Obligations; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Loan Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)	at all times during which structural construction, repairs or renovation are being made with respect to any Property, and only if each of the property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in Section 7.21(a) written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (x) on a non-reporting basis, (y) against all risks insured against pursuant to Section 7.21(a)(i), (iii), (iv) and (viii), (z) including permission to occupy such Property and (D) with an agreed amount endorsement waiving co-insurance provisions;

(iv)

commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than One Million and No/100 Dollars

($1,000,000.00) per occurrence; Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and overall $10,000,000.00 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by the Administrative Agent in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in any mortgage to the extent the same is available;

(v)	automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vi)	if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to the Administrative Agent;

(vii)	umbrella and excess liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under Section 7.21(a)(v), and including employer liability and automobile liability, if required; and

(viii)	upon sixty (60) days’ written notice, such other reasonable insurance, and in such reasonable amounts as the Administrative Agent and Required Lenders from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Properties located in or around the region in which Properties are located.

(b) All insurance provided for in this Section 7.21 hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval (not to be unreasonably withheld) of the Administrative Agent as to insurance companies, which approval shall be deemed to be given for any Policies issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A-:IX” or better with an outlook of “Positive” or “Stable” in the current Best’s Insurance Reports or a claims paying ability rating of “A-” or better by S&P or another Rating Agency selected by the Administrative Agent, provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P. Borrower shall deliver to the Administrative Agent (1) within ten (10) days prior to the expiration dates of the Policies theretofore furnished to the Administrative Agent, certificates of insurance evidencing the Policies accompanied by evidence reasonably satisfactory to the Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”) and (2) within five (5) Business Days of the Administrative Agent’s request, any other documentation evidencing the Policies (including without limitation certified copies of the Policies) as may be reasonably requested by the Administrative Agent from time to time.

(c) Any blanket insurance Policy shall be subject to Administrative Agent’s prior approval (such approval not to be unreasonably withheld) and shall provide the same protection as would a separate Policy insuring only each Property in compliance with the provisions of this Section 7.21.

(d) All Policies of insurance provided for or contemplated by this Section 7.21 shall name Borrower and the related Eligible Property Owner as the named insured and, in the case of liability coverages, shall name the Administrative Agent as the additional insured and certificate holder on a form acceptable to the Administrative Agent, as its interests may appear, and all property insurance Policies described in this Section 7.21 shall name the Administrative Agent, as agent for the Lenders, as a mortgagee and lender loss payee and shall contain a so called New York standard non contributing mortgagee clause in favor of the Administrative Agent, providing that the loss thereunder shall be payable to the Administrative Agent.

(e) Each Policy provided for or contemplated by this Section 7.21 shall contain clauses or endorsements to the effect that:

(i)	no act or negligence of Borrower or the related Eligible Property Owner, or anyone acting for Borrower or the related Eligible Property Owner, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or exercise of the Administrative Agent’s rights or remedies hereunder or any other Loan Document, shall in any way affect the validity or enforceability of the insurance insofar as the Administrative Agent is concerned;

(ii)	such Policy shall not be canceled without at least thirty (30) days written notice to the Administrative Agent and any other party named therein as an additional insured; and

(iii)	Administrative Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) Borrower shall deliver to Administrative Agent, within ten (10) days of Administrative Agent’s request, certificates of insurance, in a form acceptable to Administrative Agent, setting forth the particulars as to all Policies required hereunder, that all premiums due thereon have been paid and that the same are in full force and effect. Prior to the expiration date of each of the Policies required hereunder, Borrower shall deliver to Administrative Agent a certificate of insurance, evidencing renewal of coverage as required herein or binders of all such renewal Policies, if available; provided that if the forgoing are not available as of such date, then Borrower shall deliver to the Administrative Agent not later than ten (10) days prior to the expiration date of each of the Policies required hereunder, evidence reasonably satisfactory to the Administrative Agent that the coverages required herein shall have been timely renewed, and shall promptly deliver to the Administrative Agent such certificates and/or binders once they are available; provided, however, the certificates and or binders shall be delivered not later than the expiration of the current Policies. Within thirty (30) days of written request by Administrative Agent, Borrower shall provide full and complete copies of all Policies required hereunder. Administrative Agent shall not be deemed by reason of the custody of any Policies, certificates or binders or copies thereof to have knowledge of the contents thereof. If Borrower fails to maintain any Policy as required pursuant to this Section 7.21, Administrative Agent may, at the direction of the Required Lenders after providing Borrower with five (5) days’ prior written notice, obtain such Policy using such carriers and agencies as Administrative Agent shall elect from year to year (until Borrower shall have obtained such Policy in accordance with this Section 7.21) and pay the premiums therefor, and Borrower shall reimburse amounts so paid on demand for any premium so paid, with interest thereon at the Post-Default Rate from the time such premiums are paid until the same are reimbursed by Borrower, and the amount so owing shall constitute a portion of the Obligations.

(g) In the event of foreclosure of any mortgage or other transfer of title to any Property in extinguishment in whole or in part of any Loan, all right, title and interest of Borrower in and to the Policies then in force concerning such Property and all proceeds payable thereunder with respect to such Property shall thereupon vest in the purchaser of such foreclosure or the Administrative Agent or other transferee in the event of such other transfer of title.

(h) If a Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall either (i) retain any Insurance Proceeds with respect thereto and promptly commence and diligently prosecute the completion of the restoration of such Property as nearly as possible to the condition the Property was in immediately prior to such Casualty or (ii) prepay the Loan (in an amount equal to the outstanding principal amount of the Advance in respect of such Property, and any interest, fees or other Obligations related thereto, of the related Property) on the Payment Date following notice from Borrower that Borrower has elected not to restore such Property; provided, however, if the amount of total Insurance Proceeds in respect of any one Casualty shall exceed twenty percent (20%) of the then aggregate outstanding principal balance of the Loan hereunder at such time, the Administrative Agent shall have the right to direct (and shall direct, if and as instructed by Required Lenders) whether the proceeds shall be applied as described in clause (i) or (ii) above. Borrower shall give prompt written notice of any such Casualty resulting in either (i) a Property being destroyed in whole or (ii) damage to one or more Properties in an amount equal to or greater than $250,000 in any single occurrence (fire, named windstorm, etc.). Borrower shall pay all costs of such restoration whether or not such costs are covered by insurance. Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Notwithstanding anything in this Section 7.21 to the contrary, Borrower shall be permitted to obtain and maintain insurance policies with deductibles in excess of the amounts specified in this Section 7.21, so long as Borrower shall have deposited an amount equal to the difference between such higher deductible and the applicable deductible specified in this Section 7.21 into the General Reserve Account. Borrower shall give prompt written notice to Calculation Agent following any deposit of such amounts to the General Reserve Account.

7.22 Further Identification of Collateral. Borrower will furnish to Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Administrative Agent may reasonably request, all in reasonable detail.

7.23 Breach of Schedule 1 Representation. Upon discovery by Borrower of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Eligible Property, Borrower shall promptly, and in any event within one (1) Business Day of such discovery, give notice of such breach to Administrative Agent.

7.24 Delivery of Income. Borrower shall, or shall cause each Eligible Property Owner to, pursuant to the Asset Management Letter Agreements, cause each Asset Manager and otherwise cause all applicable Persons controlled by Borrower or such Eligible Property Owner, to instruct the Tenants to send any and all Rental Income directly to the designated Collection Account which shall be a lockbox account. Borrower shall, or shall cause each Eligible Property Owner to, pursuant to the Asset Management Letter Agreements, cause Asset Managers and otherwise cause all applicable Persons controlled by Borrower or such Eligible Property Owner to deposit all Income (including Rental Income to the extent such Rental Income comes into the possession of any such Person) in respect of the Properties immediately and directly into the applicable Collection Account in compliance with the provisions of Section 3.05 hereof. Borrower shall cause each Eligible Property Owner to (a) comply with and take all reasonable steps to enforce the Asset Management Letter Agreement and (b) not amend, modify, waive, terminate or revoke the Asset Management Letter Agreement or permit any Asset Management Agreement to be amended, modified, waived, terminated or revoked, in each case in any material respect without the prior written consent of Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed); provided that ministerial, typographical or other clerical modifications or amendments of an Asset Management Agreement shall not require such consent. If any Eligible Property Owner receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Eligible Properties, or otherwise in respect thereof, such Eligible Property Owner shall accept the same as Administrative Agent’s agent, hold the same in trust for Administrative Agent and immediately deliver the same to Administrative Agent or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Administrative Agent shall reasonably request. If any Income is received by any Loan Party or Affiliate thereof or any Sub-Asset Manager, the Borrower or related Eligible Property Owner shall pay or deliver, or cause to be delivered, such Income as provided in Section 3.05.

7.25 Maintenance of Papers, Records and Files.

(i)	Borrower shall, or shall cause each Eligible Property Owner to, maintain or cause Asset Managers to maintain all Servicing Records with respect to the Properties not in the possession of the Diligence Agent or the Administrative Agent in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(ii)	Borrower shall, or shall cause each Eligible Property Owner to, collect and maintain or cause to be collected and maintained all Servicing Records relating to the Properties in accordance with industry custom and practice, including those maintained pursuant to subsection (i), and all such Records shall be in Diligence Agent’s possession unless Administrative Agent otherwise approves. Borrower shall deliver to Administrative Agent or its designee and Diligence Agent updates of such Servicing Records at least monthly, and more frequently as requested by Administrative Agent. Borrower will not cause or authorize any such papers, records or files that are an original or an only copy to leave Asset Manager’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Borrower will obtain or cause to be obtained a receipt from Asset Manager for any such paper, record or file.

(iii)	For so long as Administrative Agent, for the benefit of the Secured Parties, has an interest in or lien on any Pledged Equity or Property, Borrower will hold or cause to be held all related Records in trust for Administrative Agent for the benefit of the Secured Parties. Borrower shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iv)	Upon reasonable advance notice from Diligence Agent or Administrative Agent, Borrower shall (x) make any and all such Records available to Diligence Agent or Administrative Agent to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Administrative Agent or its authorized agents to discuss the affairs, finances and accounts of Borrower with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Borrower with its independent certified public accountants.

7.26 Deposit Accounts and Securities Accounts. The Borrower and each Eligible Property Owner shall cause each of their respective Deposit Accounts and Securities Accounts to be subject to an Account Control Agreement prior to depositing any funds or crediting any securities thereto; provided that, with respect to any Deposit Accounts or Securities Accounts (other than any Collection Account), existing as of the Effective Date, the foregoing covenant shall be deemed satisfied so long as the Borrower or such Eligible Property Owner shall cause such Deposit Account or Securities Account to be subject to an Account Control Agreement within sixty (60) days after the Effective Date (or such later date as may be agreed by Administrative Agent in its reasonable discretion). The Administrative Agent acknowledges and agrees that each Account Control Agreement other than any Collection Account Control Agreement shall provide for “springing control”, which shall not be exercised or maintained, as the case may be, other than upon the occurrence and during the continuance of an Event of Default under clause (a), (b), (f), (g), (h), (j), (l), (m), (o) or (q) of Section 8 or any other Event of Default if the Obligations have been accelerated.

7.27 Taxes, Etc. Borrower shall and shall cause each Eligible Property Owner to pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon Borrower or any Eligible Property Owner or upon any of their income and profits or upon any of any of their property, real, personal or mixed (including without limitation, the Properties) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Borrower shall and shall cause each Eligible Property Owner to file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

7.28 Use of Custodian. Without the prior written consent of Administrative Agent, Borrower shall not use or permit any Eligible Property Owner to use any third party custodian as document custodian other than Asset Manager with respect to any documents related to the Properties.

7.29 Change of Fiscal Year. Borrower shall not at any time, except upon ninety (90) days’ prior written notice to Administrative Agent, change the date on which Borrower’s fiscal year begins.

7.30 Collection Accounts and Remittance Account. Prior to the Effective Date, Borrower has established a Collection Account with respect to each Eligible Property Owner then existing. Borrower shall establish a Collection Account with respect to each Eligible Property Owner established after the Effective Date or cause such Eligible Property Owner to be a co-owner of an existing Collection Account. Borrower shall deposit or cause to be deposited all Income received and deposited into the applicable Collection Account pursuant to Section 3.05 and Section 7.24 hereof with respect to the Eligible Property Owner Pledged Equity and Properties to the Remittance Account within two (2) Business Days of its receipt thereof, and to be held therein until distributed by Paying Agent in accordance with Section 3.05. Borrower shall deposit or cause to be deposited, the gross amount of all Income received with respect to each Property into the Remittance Account, and shall not net or permit the netting of any amounts paid or required to be paid by or on behalf of Borrower or any Eligible Property Owner including without limitation any of the following: asset management fees or other compensation or reimbursement payable to Asset Manager, Sub-Managers, Other Taxes, Property Costs or any other liabilities with respect to any Properties, or any other costs or expenses incurred by or on behalf of Borrower or any Eligible Property Owner. No amounts deposited into such account shall be removed other than in accordance with Section 3.05 without Administrative Agent’s and Required Lenders’ prior written consent.

7.31 General Reserve Account. Borrower shall not fund the General Reserve Account from any amounts on deposit in, or required to be deposited into, the Remittance Account or any Collection Account other than pursuant to Section 3.05 or with Available Income.

7.32 Tax and Insurance Reserve Accounts. Borrower shall not fund the Tax and Insurance Reserve Account from any amounts on deposit in, or required to be deposited into, the Remittance Account or any Collection Account other than pursuant to Section 3.05 or with Available Income. Borrower shall cause a Control Agreement to be entered into with respect to each Deposit Account comprising the Tax and Insurance Reserve Account.

7.33 Quality Control. Asset Managers and Borrower shall maintain an internal quality control program that evaluates and monitors, on a regular basis, the overall quality of its servicing and asset management activities.

7.34 Appraisals/BPO. With respect to each Property, Borrower shall, as soon as reasonably possible after any such request, provide such cooperation and such information as the Diligence Agent may reasonably request for the purpose of obtaining BPOs necessary to comply with the Valuation Requirements and the terms of this Section 7.34. Except with respect to BPOs delivered and accepted by Citibank prior to the Effective Date for purposes of calculating the Borrowing Base pursuant to the Existing Agreement, BPOs shall be obtained by the Diligence Agent on behalf of the Lenders at the Borrower’s request. During each calendar quarter, the Diligence Agent shall prepare or obtain updated BPOs with respect to Eligible Properties selected by the Diligence and approved by the Borrower and Administrative Agent, in each case subject to the following sentence. At each quarter end no more than 25% of the Borrowing Base shall consist of Eligible Properties the BPO for which will be more than one year old at the end of the following quarter and at no time will the BPO for any Eligible Property be one year old or older. The Diligence Agent shall obtain a greater sample of BPOs at any time that a Default or Event of Default has occurred and is continuing, if so instructed by the Administrative Agent or Required Lenders.

7.35 Servicing Advances. No Properties shall be subject to any servicing advance facility or similar arrangement and no servicing advances with respect to any Property shall be pledged, sold, financed or otherwise encumbered at any time. Administrative Agent shall have the right to terminate Asset Manager, Sub-Manager and/or any subservicer free and clear from any obligation to repay any servicing advances in the event that Asset Manager, Sub-Manager and/or any subservicer, in the reasonable discretion of Administrative Agent, is not acting in a commercially reasonable manner or in accordance with prudent and accepted asset management practices.

7.36 Further Proceeds. If Borrower, any Eligible Property Owner or Parent SPE, as applicable, shall become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for the Pledged Equity, or otherwise in respect thereof, Borrower shall and shall cause any such Eligible Property Owner or Parent SPE, as applicable, to accept the same as Administrative Agent’s agent, hold the same in trust for Administrative Agent and deliver the same forthwith to Administrative Agent in the exact form received, duly endorsed by Borrower, such Eligible Property Owner or Parent SPE, as applicable, to Administrative Agent, if required, together with an undated bond power covering such certificate duly executed in blank and with, if Administrative Agent so requests, signature guaranteed. If any sums of money or property so paid or distributed in respect of the Pledged Equity shall be received by Borrower, any Eligible Property Owner or Parent SPE, as applicable, Borrower shall and shall cause any such Eligible Property Owner or Parent SPE, as applicable, to, until such money or property is paid or delivered to Administrative Agent as required hereunder, hold such money or property in trust for Administrative Agent.

7.37 Properties. (a) Borrower agrees that (i) it will not, and will not permit any Eligible Property Owner to sell, transfer or otherwise dispose of any Property other than in the ordinary course of business and subject to Section 7.39 herein and in accordance with the Asset Management Standard, without the written consent of Administrative Agent and (ii) it will not and will not permit any Eligible Property Owner to create or suffer to exist any Lien upon any Property, or pledge, option or otherwise encumber any Property, whether now owned or hereafter acquired, other than pursuant to or permitted by the Loan Documents, including any Permitted Encumbrances. In addition, Borrower agrees that: (i) it will not and will not permit any Eligible Property Owner to create, incur, assume or suffer to exist any Indebtedness (other than pursuant to this Loan Agreement) or Guarantee obligation (other than pursuant to the Loan Documents); (ii) it will not and will not permit any Eligible Property Owner to create, incur or permit to exist, or permit or allow others to create, incur or permit to exist, any Lien, security interest or claim on or to any of its property, other than the Liens in favor of Administrative Agent and Permitted Encumbrances; (iii) it will not and will not permit any Eligible Property Owner to consummate any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or sell all or substantially all of its assets other than pursuant to a transaction permitted under Section 7.04 or the proceeds of which are used to repay Advances as provided hereunder; (iv) it will not and will not permit any Eligible Property Owner to make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “Investment”), any Person; (v) it will not and will not permit any Eligible Property Owner to amend its certificate of formation or limited liability company agreement, limited partnership agreement, certificate of incorporation or by-laws or other similar organizational or constitutive documents without the prior written consent of Administrative Agent, and in the case of any such amendments which are material and adverse to the Lenders, the prior written consent of the Required Lenders; provided, that any changes to the Special Purpose Entity provisions of such Governing Documents shall require the approval of the Supermajority Lenders in their sole discretion; (vi) it will not form any Subsidiaries other than the Eligible Property Owners; or (vii) it will not and will not permit any Eligible Property Owner to engage in or transact any business or operations other than the acquisition, operation and disposition of Properties or any acquisition and operation of real estate owned properties so long as such other real estate owned properties are subject to this Loan Agreement and the other Loan Documents, and the ownership thereof, the sale thereof, and activities incidental thereto. Borrower and each Eligible Property Owner shall at all times be a Special Purpose Entity.

(b) Borrower shall maintain the Properties in at least the condition received (reasonable wear and tear excepted) and promptly repair any damage or casualty (except to the extent that Asset Manager reasonably has determined in accordance with the Asset Management Standard, not to apply the related insurance proceeds or condemnation awards to the repair or restoration of the Property, in which event such unapplied proceeds shall be included in Income for purposes hereof or the subservicer determines in accordance with the Asset Management Standard that such repair is not required to be made and that the failure to make such repair will not have an adverse effect upon the value or habitability of such Property). Borrower shall permit Administrative Agent (at the direction of Required Lenders) and its agents, representatives and employees, upon reasonable prior notice, at Lender’s cost, to inspect any Property and conduct such environmental and engineering studies as Administrative Agent may require; provided, that such inspections and studies do not materially and unreasonably interfere with the use and operation of such Property.

7.38 Voting Rights. Neither Borrower nor any Eligible Property Owner will vote to enable, or take any other action to permit, (A) Borrower or such Eligible Property Owner to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of Borrower or such Eligible Property Owner, or (B) Borrower or such Eligible Property Owner to sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to any Pledged Equity or Property owned by Borrower or such Eligible Property Owner (other than the sale of Properties in the ordinary course of business and in accordance with the Asset Management Standard).

7.39 Removal of Properties. No Property may be sold, transferred, or otherwise removed from, the related Eligible Property Owner unless (a) the related Minimum Release Price is remitted to the Paying Agent prior to such release, or simultaneously with such release subject to an escrow or bailee letter agreement reasonably acceptable to Administrative Agent and such removal and release would not result in or cause any of the following (w) an increase in the then effective Loan to Value Ratio from the effective Loan to Value Ratio immediately prior to such release, (x) a decrease in the then effective Debt Yield from the effective Debt Yield immediately prior to such release, (y) a decrease in the then effective Debt Service Coverage Ratio from the Debt Service Coverage Ratio immediately prior to such release, or (z) the occurrence of a Cash Trap Trigger Event; or (b) (i) the Calculation Agent has assigned a Property Borrowing Base of zero to such Property and the Administrative Agent has determined that ownership of such Property is reasonably likely to cause the related Eligible Property Owner to incur any material liabilities that could materially and adversely affect such Eligible Property Owner or the Lenders, (ii) is in breach of clause (r) set forth on Schedule 1 or (iii) is in material breach of clause 11 of the definition of “Eligible Property” and, in each case, the Administrative Agent directs the Borrower to remove or transfer (or cause the removal or transfer of) such Property from the related Eligible Property Owner. In any case, Borrower shall notify Administrative Agent at least two (2) Business Days prior to the removal of any Property from the related Eligible Property Owner. Following the occurrence of a Default, Properties may be sold, transferred or otherwise liquidated, but only to the extent that the Borrower remits to Paying Agent with respect to each such Property, for application to the prepayment of outstanding Advances, an amount equal to the greater of (x) the Minimum Release Price and (y) the lesser of (i) the Market Value and (ii) the Purchase Value. For the avoidance of doubt, following the occurrence and during the continuation of an Event of Default, no Property may be may be sold, transferred or otherwise liquidated by any Loan Party.

7.40 Asset Management Agreements. No Asset Management Agreement shall be amended, terminated or modified in any material respect without the prior written consent of Administrative Agent and Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

7.41 Delivery of Property Level Reports. Borrower shall deliver, or shall cause to be delivered, to the Agents each of the following:

(a) on each Reporting Date, a properly completed Property Data Summary with respect to each Property, which shall include without limitation, a report of all proposed sales, repurchases and other transactions with respect to the Eligible Properties and monthly servicing reports, (i) current monthly rent roll, (ii) cash flow pro-forma, plus historical information, if available, (iii) to the extent obtained by Borrower or Asset Manager, (x) if requested by Administrative Agent, certificates of occupancy issued by the appropriate Governmental Authority and/or a letter certifying that the related Property is in material compliance with all applicable zoning laws issued by the appropriate Governmental Authority, and (y) a zoning report in form and prepared by a zoning consultant satisfactory to Administrative Agent or evidence that the related title policy includes a zoning endorsement, (iv) if requested by Administrative Agent, Lease Agreement summary and (v) any other field that may be reasonably requested by Administrative Agent upon reasonable prior notice, to the extent the data requested is maintained by Borrower or Asset Manager in the ordinary course of its business (“Property Data Summary”);

(b) on each Reporting Date, monthly remittance reports from Asset Manager containing asset management information, including those fields reasonably requested by Administrative Agent from time to time, on an asset-by-asset basis and in the aggregate, with respect to the Eligible Properties managed by Asset Manager for the prior month (or any portion thereof);

(c) on each Reporting Date, monthly reports from the Borrower setting forth the asset-level calculations with respect to (i) the Debt Service Coverage Ratio, (ii) the Effective Collections Rate, (iii) the Debt Yield, and (iv) Annual Net Operating Income;

(d) on each Reporting Date, monthly portfolio-level Property management reports, including asset counts and cash collections (gross and net proceeds), Property activity report with data fields Borrower is able to provide, property leasing status, evictions, rental delinquencies, material repairs, capital expenditures, and lease expenses to date;

(e) on each Reporting Date, a spreadsheet which details the capital expenses, monthly incurred expenses and re-leasing commissions paid by or on behalf of Borrower or the Eligible Property Owners in the immediately preceding month as well as an estimate of the capital expenses, monthly incurred expenses and re-leasing commissions to be paid in the next six (6) months;

(f) on each Reporting Date, monthly reports detailing portfolio operating profit and loss performance with respect to the Borrower and the Eligible Property Owners;

(g) on each Reporting Date, a monthly report detailing leasing and sales (to the extent any such sales are permitted pursuant to the terms of this Loan Agreement), if any, (including lease status, changes to rental rates, any lease terminations, details impacting market value of property, and details on realized sales proceeds to forecasts) with respect to the Eligible Properties, which report shall include without limitation a list of any Properties that have been sold;

(h) upon reasonable request by Administrative Agent, information regarding Borrower’s and each Eligible Property Owner’s portfolio including information regarding asset mix, leverage, liquidity, and such other information respecting the condition or operations (financial or otherwise) of Borrower and each such Eligible Property Owner;

(i) upon reasonable request by Administrative Agent, any other agreements, correspondence, documents or other information not included in an Underwriting Package which are related to the value or status of or title to any Eligible Properties, as soon as possible after discovery thereof by any Loan Party; and

(j) as soon as available, and in any event within ten (10) days of receipt, (x) copies of relevant portions of any final written agency and Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of the operations of Borrower, the Eligible Property Owners, Asset Managers or Guarantor and (y) any other material issues raised upon examination of Borrower, the Eligible Property Owners, Asset Managers or Guarantor or its facilities by any Governmental Authority.

7.42 Property Costs. Borrower shall not pay any Property Costs from any amounts on deposit in, or required to be deposited into, the Remittance Account or the Collection Account other than (i) payment of Monthly Operating Expenses in accordance with Section 3.05 and (ii) payment of any such amounts out of Available Income.

7.43 Management Rights. Borrower shall not and shall not permit any Eligible Property Owner to pledge or otherwise assign, transfer or dispose of or permit the pledge, assignment, transfer or disposal of the Management Rights with respect to the Eligible Properties to any Person without Administrative Agent’s prior written consent.

7.44 Escrow Imbalance. Borrower shall, no later than five (5) Business Days after learning of any material overdraw, deficit or imbalance in any escrow or reserve account relating to a Property, take action to correct and eliminate the same.

7.45 Capital Requirements Regulations. The Borrower represents and covenants that so long as any Advances are outstanding and any Lender is subject, whether directly or indirectly, to the Capital Requirements Regulations:

(a) each of the Borrower and the Guarantor have retained, and shall on an ongoing basis retain, a net economic interest in the transaction contemplated by this Loan Agreement which shall not be less than 5% of the aggregate outstanding principal balance of the Advances, in the form of a first loss position in accordance with Capital Requirements

Regulations(to the extent applicable), through its direct or indirect holding of equity interests in the Eligible Property Owners (the “Retained Interest”) and the requirement in the definition of “Change of Control” that the Guarantor, directly or indirectly, own not less than 75% of the economic interest in the Borrower;

(b) the Retained Interest shall not be subject to any credit risk mitigation or any short positions or any other hedge, except to the extent permitted by Capital Requirements Regulations; it being understood that the Interest Rate Protection Agreement shall not constitute a credit risk mitigation, short position or hedge prohibited by Capital Requirements Regulations;

(c) the Borrower will provide prompt written notice to the Administrative Agent and the Lenders of any breach of the obligations under clauses (a) or (b) above; and

(d) the Borrower will provide all information in its possession which the Administrative Agent or any Lender may reasonably require in order that a Lender may comply with its obligations under Capital Requirements Regulations.

For purposes of this Section 7.45, the covenant in clauses (a) and (b) above to retain a 5% Retained Interest is measured based on the nominal value of overcollateralization as of any Funding Date, and shall not be interpreted to require any Person to replenish or readjust its Retained Interest if such Retained Interest falls below 5% due to losses realized on the Properties.

7.46 Further Borrower Obligations. Borrower shall comply (and to cause Asset Managers and the Eligible Property Owners to comply, as applicable) with the following requirements:

(a) not (i) remove, demolish or materially alter any related fixtures, equipment, personal property or Improvements with respect to any Property (except for normal replacement of fixtures, equipment or personal property, tenant finish and refurbishment of Improvements and repairs following a Casualty or condemnation as set forth in Section 7.21(h)) without the consent of Administrative Agent (which shall not be unreasonably withheld, conditioned or delayed); or (ii) commit or suffer any waste of any Property or take any action that might invalidate or give cause for cancellation of any insurance policy, or do or permit to be done thereon anything that may in any way impair the value of the Eligible Properties, or permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Eligible Properties, regardless of the depth thereof or the method of mining or extraction thereof;

(b) deliver to Agents, promptly upon Administrative Agent’s request, evidence satisfactory to Administrative Agent that all taxes, assessments, water rates, sewer rents, governmental impositions, and other charges, including without limitation vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Properties, now or hereafter levied or assessed or imposed against the Eligible Properties or any part thereof, all ground rents, maintenance charges and similar charges, now or hereafter levied or assessed or imposed against the Eligible Properties or any part thereof, and all charges for utility services provided to the Eligible Properties prior to the same becoming delinquent, have been so paid or are not then delinquent;

(c) promptly pay or cause to be paid when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Eligible Properties and never permit to exist on any part thereof any Lien (other than Permitted Encumbrances); provided that nothing contained herein shall affect or impair Borrower’s ability to diligently and in good faith contest any Lien or bill for labor or materials so long as any Lien placed upon the Eligible Properties must be fully and irrevocably discharged (by bond or otherwise) within sixty (60) days after the date the same is first placed upon the Eligible Properties;

(d) for so long as Borrower, an Eligible Property Owner or Asset Manager, as applicable, owns, manages, is in possession of, or otherwise controls the operation of the Eligible Properties, in accordance with the Asset Management Standard, (i) maintain, or cause Tenant in accordance with the terms of the applicable Lease Agreement to maintain the Property in good condition and repair; and (ii) otherwise make all commercially reasonable efforts to preserve the value of such Eligible Properties;

(e) so long as Borrower, an Eligible Property Owner or Asset Manager, as applicable, owns, manages, is in possession of, or otherwise controls the operation of the Eligible Properties, Borrower shall cause Tenant, in accordance with the terms of the applicable Lease Agreement to or shall itself ensure that: (i) all uses and operations on or of the Eligible Properties, are in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances by Borrower, Tenant, their respective agents or employees in, on, under or from the Eligible Properties, other than any Releases with respect to De Minimis Substances; (iii) there shall be no Hazardous Substances in, on, or under the Eligible Properties, other than De Minimis Substances, or those disclosed to Administrative Agent in writing; (iv) the Eligible Properties shall be kept free and clear of all Liens (other than Permitted Encumbrances) and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower, Tenant or any other person or entity (the “Environmental Liens”); (v) at Borrower’s sole cost and expense, any environmental site assessment or other investigation of environmental conditions in connection with the Eligible Properties is completed at the written request of Administrative Agent, the results of which shall be delivered to Administrative Agent and Diligence Agent; provided, that no such request shall be made by Administrative Agent unless Administrative Agent has reasonable grounds to believe that a Release of Hazardous Substances (other than De Minimis Substances) or a violation of Environmental Law has occurred; (vi) Borrower complies, at its sole cost and expense, with all reasonable written requests of Administrative Agent to effectuate Remedial Work of any material environmental condition on the Eligible Properties, to comply with any Environmental Law and any directive from any Governmental Authority, and to take any other reasonable action necessary or appropriate for protection of human health or the environment at any Eligible Property; (vii) Borrower shall not, nor shall Borrower knowingly allow other users of the Eligible Properties, to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Eligible Properties, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Eligible Properties, it being understood that if any Tenant so impairs the value of such Eligible Property in breach of its Lease, such Property shall cease to be an Eligible Property (and, if required under Section 2.03, shall be removed from the Eligible Property Owner) but the Borrower shall not otherwise be in violation of this Section 7.46; and (viii) Borrower shall promptly notify Administrative Agent in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances (other than De Minimis Substances) in, on, under, from or migrating towards the Eligible Properties of which it has Actual Knowledge, (B) any material non-compliance with any Environmental Laws related in any way to the Eligible Properties of which it has Actual Knowledge, (C) any actual or potential (of which it has Actual Knowledge) Environmental Lien, (D) any required or proposed Remedial Work relating to the Eligible Properties, and (E) any written or oral notice or other communication which Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) with respect to any Property relating in any way to Hazardous Substances (other than De Minimis Substances) or Remedial Work, possible liability of any Person pursuant to any Environmental Law, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section 7.46. For purposes of this Section 7.46 “Actual Knowledge” with respect to any Person shall mean the actual knowledge of such Person without further inquiry or investigation; provided, that for the avoidance of doubt, such actual knowledge shall include the knowledge of such Person and each of its employees, officers, directors and agents who are involved in the administration, management, or oversight of any aspect of the facility being provided to Borrower under this Loan Agreement and/or any of the Properties.

7.47 Provision of Deed.

(a) Subject to the limited exceptions under this Loan Agreement applicable to Wet Funded Properties, if Borrower or any Eligible Property Owner shall acquire, or contemplate the acquisition of, any Property, Borrower shall cause such Property to be owned in fee simple by Deed in the name of the related Eligible Property Owner. Each such Deed shall be duly executed, be in recordable form in accordance with applicable law and, shall have been recorded in the governmental recordation office of the jurisdiction in which the Property is located.

(b) Borrower shall and shall cause each Eligible Property Owner, with respect to any Property owned by it or transferred to it, in accordance with this Loan Agreement, to deliver the correct and complete Property File (including a certified copy of the file-stamped Deed) to the Agents, by posting such Property File to the Platform or otherwise in accordance with Section 13.21(c), as a condition precedent to such Property being accepted as an Eligible Property; provided that if a Deed has been delivered for recordation, but has not yet been returned, Borrower may post or deliver, as applicable, to each such Agent (x) a copy of such Deed with a certification from Borrower that such Deed has been delivered for recordation and (y) by the date that is sixty (60) days following the date on which such Eligible Property Owner acquired or obtained the related Property, a certified copy of the file-stamped Deed. Each copy of a Deed so delivered as part of any Property File (including intervening deeds) shall be a true, correct and complete copy of the Deed, and if recorded in the name of the applicable Eligible Property Owner (as indicated on the related Property Schedule), the Deed shall be in recordable form, acceptable in all respects for recording under the laws of the jurisdiction in which the

Property is located and shall have been recorded in the appropriate recording office. Each title commitment, ‘date-down’ or trustee’s sale guarantee delivered to the Agents as part of the Property File shall be a true, correct and complete copy of the original document.

(c) All costs and expenses in connection with the preparation, execution, delivery and filing or recording of any Deed, and any filing, transfer or recording tax or other charges with respect thereto shall be borne by Borrower.

(d) Upon the acquisition of title to a Property by an Eligible Property Owner, Borrower and such Eligible Property Owner will be deemed to make the representations and warranties hereto with respect to such Property (if such Property is or will be an Eligible Property), as the case may be, as set forth in Section 6.19 and Schedule 1 attached hereto.

(e) Borrower shall assign, and does hereby assign to Administrative Agent, for the benefit of the Secured Parties, for the purpose of securing the payment and performance of the Obligations, the representations and warranties made by (and any and all claims against) the related Transferor to Borrower (or an Affiliate thereof) in the related Purchase Agreement (provided that such representations and warranties are assignable and have not yet expired under the terms of such Purchase Agreement).

7.48 Pledged Equity.

(a) If Parent SPE shall become entitled to receive or shall receive any certificate evidencing any option rights or any other equity interest in Borrower, whether in addition to, in substitution for, as a conversion of, or in exchange for Borrower Pledged Equity, or otherwise in respect thereof, Borrower shall cause Parent SPE to assign and deliver the same forthwith to Administrative Agent, for the benefit of the Secured Parties, in the exact form received, duly endorsed by Parent SPE, together with an undated transfer power, if required, covering such certificate duly executed in blank. Borrower shall cause any sums paid upon or in respect of any Borrower Pledged Equity upon the liquidation or dissolution of Borrower to be paid over to Administrative Agent, for the benefit of the Secured Parties, and applied to the payment of the outstanding Advances. Borrower shall cause Parent SPE, at its sole cost and expense, to take all such other steps as may be necessary in connection with the preservation of Administrative Agent’s and Lenders’ rights in and interests to the Borrower Pledged Equity.

(b) If Borrower shall become entitled to receive or shall receive any certificate evidencing any option rights or any other equity interest in any Eligible Property Owner, whether in addition to, in substitution for, as a conversion of, or in exchange for the related Eligible Property Owner Pledged Equity, or otherwise in respect thereof, Borrower shall assign and deliver the same forthwith to Administrative Agent, for the benefit of the Secured Parties, in the exact form received, duly endorsed by Borrower, together with an undated transfer power, if required, covering such certificate duly executed in blank. Any sums paid upon or in respect of any Eligible Property Owner Pledged Equity upon the liquidation or dissolution of such Eligible Property Owner shall be paid over to Administrative Agent, for the benefit of the Secured Parties, and applied to the payment of the outstanding Advances. Borrower shall, at its sole cost and expense, take all such other steps as may be necessary in connection with the preservation of Administrative Agent’s rights in and interests to the Eligible Property Owner Pledged Equity.

(c) Unless an Event of Default shall have occurred and be continuing, each of Borrower, and Parent SPE shall be permitted to exercise all voting and member rights inuring to each of them with respect to the related Pledged Equity in accordance with the terms of the related Governing Documents of the Borrower or any Eligible Property Owner, as applicable; provided, however, that no vote shall be cast or member right exercised or other action taken which would impair such Pledged Equity, the Eligible Property Owners, Borrower or the Eligible Properties or the Lenders’ or Administrative Agent’s rights to such Pledged Equity, Borrower, Eligible Property Owners or Eligible Properties or which would be inconsistent with or result in a violation of any provision of this Loan Agreement or any other Loan Document. Without the prior consent of Administrative Agent, neither Parent SPE nor Borrower shall (i) vote to enable, or take any other action to permit Borrower or the related Eligible Property Owner, as applicable, to issue any Equity Interests of any nature or to issue any other Equity Interests convertible into or granting the right to purchase or exchange for any Equity Interests of Borrower or such Eligible Property Owner, as applicable, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, Pledged Equity, Borrower or the Eligible Property Owners or, except as expressly permitted in this Loan Agreement, the Eligible Properties or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, Pledged Equity, any Property or any interest therein, except for the Lien provided for by this Loan Agreement and, in the case of any Property, Permitted Encumbrances, or (iv) enter into any agreement (other than this Loan Agreement or the related Governing Documents) or undertaking restricting the right or ability of Parent SPE or Borrower to sell, pledge, assign or transfer any Pledged Equity.

7.49 Leasing Matters.

(a) If Borrower, an Eligible Property Owner or Asset Manager enters into a Lease Agreement (including the renewal or extension of an existing Lease Agreement (a “Renewal Lease Agreement”)) with respect to a Property, Borrower shall ensure that such Lease Agreement or Renewal Lease Agreement (i) provides for rental rates and terms comparable to existing local market rates and terms, (ii) is an arms-length transaction with a bona fide, independent third party Tenant, (iii) does not have a material adverse effect on the value or quality of the related Property, (iv) is written on one of the standard forms of lease attached hereto as Exhibit H, and (v) is in compliance with all applicable law. All proposed Lease Agreements or Renewal Lease Agreements which do not satisfy the requirements set forth in this Section 7.49 shall be subject to the prior approval of Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. Borrower shall promptly deliver to Administrative Agent and Diligence Agent copies of all Lease Agreements which are entered into pursuant to this Section 7.49 together with Borrower’s certification that it has satisfied all of the conditions of this Section 7.49.

(b) Borrower shall and shall cause each Eligible Property Owner and Asset Managers to (i) observe and perform all the obligations imposed upon the lessor under the applicable Lease Agreements and shall not do or permit to be done anything to impair the value of any of the applicable Lease Agreements; (ii) promptly send copies to the Diligence Agent and Administrative Agent of all notices of default or other material matters which Borrower, Asset Manager or any Eligible Property Owner or any person on their behalf sends or receives with respect to the applicable Lease Agreements that are not disclosed in any data field or report provided to Administrative Agent and Diligence Agent hereunder; (iii) enforce all of the material terms, covenants and conditions contained in the applicable Lease Agreements upon the part of the tenant thereunder to be observed or performed; and (iv) not consent to any assignment of or subletting under any Lease Agreements except in accordance with their respective terms.

(c) Borrower shall, on or prior to the related Property Eligibility Date, (x) deliver or cause to be delivered to each Tenant that is not subject to a Lease Agreement in favor of the Eligible Property Owner a Tenant Agency Notice and (y) deliver to the Administrative Agent an original Tenant Instruction Notice in the form of Schedule L hereto executed by Asset Manager.

Borrower shall have the right to amend, modify or waive the provisions of any Lease Agreement or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease Agreement (including any guaranty, letter of credit or other credit support with respect thereto) without obtaining Administrative Agent’s consent provided that such action does not have a material adverse effect on the value of the related Property taken as a whole, and provided that such Lease Agreement, as amended, modified or waived, is otherwise in compliance with the requirements of this Loan Agreement. A termination of a Lease Agreement with a Tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a material adverse effect on the value of the related Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Section 7.49 shall be subject to the prior written approval of Administrative Agent and its counsel, at Borrower’s expense. At Administrative Agent’s request, Borrower shall promptly deliver to Administrative Agent and Diligence Agent or each of its designees copies of all such amendments, modifications and waivers which are entered into pursuant to this Section 7.49 together with Borrower’s certification that it has satisfied or caused to be satisfied all of the conditions of this Section 7.49. In addition, Borrower shall ensure that all Rental Income is collected from each Tenant in accordance with Section 7.24 hereof.

7.50 Post-Closing Matters. Borrower shall cause to be delivered or performed the documents and other agreements set forth on Exhibit T within the time frames specified therein (or such later time as may be agreed by Administrative Agent in its reasonable discretion).

Section 8. Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) (i) Borrower shall default in the payment of the Commitment Fee or any principal of or interest on any Advance when due (whether at stated maturity, upon acceleration or at mandatory prepayment), which is not cured within one (1) Business Day, (ii) any Adjusted Borrowing Base Deficiency exists which is not cured within one (1) Business Day after the date on which the prepayment on account thereof was required to be made pursuant to Section 2.06 or Sections 3.05(b) or (c), (iii) any payment default shall have occurred under the Guaranty or any Eligible Property Owner Guaranty and Pledge which default shall have continued unremedied for one (1) Business Day, or (iv) Borrower shall fail to make any deposit to the Tax and Insurance Reserve Account required by Section 3.05 within one (1) Business Day after the date such deposit is required; or

(b) Borrower shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by Administrative Agent of such default, and such default shall have continued unremedied for five (5) Business Days; or

(c) Any representation, warranty or certification made or deemed made herein or in any other Loan Document by any Loan Party or any certificate furnished to Administrative Agent pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the aggregate Property Borrowing Base of the Pledged Equity and related Properties; unless (i) Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Administrative Agent in its sole discretion to be materially false or misleading on a regular basis); or

(d) (i) Any Loan Party shall fail to comply with the requirements of Sections 4.02(b); 6.03, 7.03(i)(A) (solely with respect to maintenance of its legal existence), 7.04, 7.06(i), Section 7.07, 7.09, 7.10, 7.12 through 7.16, 7.21(a), 7.23, 7.28 or 7.37 through 7.40 hereof, and such default shall continue unremedied for a period of one (1) Business Day; or (ii) any Loan Party shall otherwise fail to observe or perform any other obligation or covenant contained in this Loan Agreement or any Loan Party shall fail to observe or perform any obligation or covenant in any other Loan Document and not covered by any other clause of this Section 8 and such failure shall continue unremedied for a period of twenty (20) days; or

(e) Any final judgment or judgments or order or orders for the payment of money in excess of $500,000 in the aggregate (to the extent that it is, in the reasonable determination of Administrative Agent, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against the Borrower, the Parent SPE or any Eligible Property Owner by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Borrower, the Parent SPE or Eligible Property Owner, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) Any Loan Party shall admit in writing its inability to, or intention not to, perform any of its Obligations; or

(g) Any Loan Party files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for any Loan Party, or of all or any part of its property; or makes an assignment for the benefit of its creditors; or

(h) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Loan Party or of any of its property (as a debtor or creditor protection procedure), is appointed or takes possession of such property; or any Loan Party generally fails to pay its debts as they become due; or any Loan Party is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Loan Party; or any Loan Party’s property is sequestered by court or administrative order; or a petition is filed against any Loan Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect which petition remains undismissed for sixty (60) days; or

(i) Any Governmental Authority or any Person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of any Loan Party or any of their Affiliates or Asset Manager, or shall have taken any action to displace the management of any Loan Party or any of their Affiliates or Asset Manager or to curtail its authority in the conduct its business relating to the Borrower and the Eligible Property Owners, and such action provided for in this subsection (i) shall not have been discontinued or stayed within thirty (30) days; or

(j) (i) Any Loan Document shall for whatever reason cease to be in full force and effect, or the enforceability thereof shall be contested by Borrower or any Loan Party or (ii) the Borrower Pledge Agreement or this Loan Agreement shall for any reason cease to create a valid, first priority security interest in the Pledged Equity, the General Reserve Account, the Remittance Account or the Collection Accounts, as applicable; or

(k) (i) Guarantor, Parent SPE, the Eligible Property Owners, Borrower or Asset Managers shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Guarantor, Parent SPE, the Eligible Property Owners, Borrower, Asset Managers or any ERISA Affiliate of Guarantor, Parent SPE, the Eligible Property Owners, Borrower or Asset Managers, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Guarantor, Parent SPE, the Eligible Property Owners, Borrower, Asset Managers or any ERISA Affiliate of Guarantor, Parent SPE, the Eligible Property Owners, Borrower or Asset Managers shall, or in the reasonable opinion of Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Guarantor, Parent SPE, the Eligible Property Owners, Borrower, Asset Managers or any ERISA Affiliate of Guarantor, Parent SPE, the Eligible Property Owners, Borrower or Asset Managers shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA or other applicable law, at the expense of the retiree) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Guarantor, Parent SPE, the Eligible Property Owners, Borrower, Asset Managers or any ERISA Affiliate of Guarantor, Parent SPE, the Eligible Property Owners, Borrower or Asset Managers to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Guarantor, Parent SPE, the Eligible Property Owners, Borrower, Asset Managers or any Affiliate of Guarantor, Parent SPE, the Eligible Property Owners, Borrower or Asset Managers or could reasonably be expected to have a Material Adverse Effect; or

(l) A Change of Control shall have occurred; or

(m) (i) Any Loan Party shall grant, or suffer to exist, any Lien on any portion of the Collateral or any Property except the Liens contemplated hereby and, in the case of any Property, any Permitted Encumbrance; (ii) the Liens contemplated hereby shall cease to be first priority (subject to Permitted Encumbrances with respect to Properties that have priority as a matter of law) perfected Liens on the Collateral in favor of Administrative Agent, for the benefit of the Secured Parties, or shall be Liens in favor of any Person other than Administrative Agent, for the benefit of the Secured Parties, or (iii) any Properties shall at any time cease to be owned by an Eligible Property Owner except in connection with a sale or removal of such Property permitted by this Loan Agreement; or

(n) Parent SPE, Borrower, or any Subsidiary of Borrower shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Parent SPE, Borrower, or any Subsidiary of Borrower, on the one hand, and Lender, Administrative Agent or any Lender’s or Administrative Agent’s Affiliates on the other; or Parent SPE, Borrower, or any Subsidiary of Borrower shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Borrower or such other entity and any third party, which default or failure entitles any party to cause acceleration or require prepayment of any indebtedness thereunder; or

(o) Borrower fails to deposit any Income received by it into the Collection Account or (ii) Borrower fails to cause any other Person to deposit to the Remittance Account all Income and other amounts as required by Section 3.05(a) received by such Person, in each case, in accordance with Section 3.05(a); or

(p) An Event of Default shall have occurred under the Guaranty; or

(q) A Cash-Trap Trigger Event shall be in existence for sixty (60) or more consecutive days.

Section 9. Remedies Upon Default.

(a) Immediately upon the occurrence of any Event of Default described in Section 8(g) or (h) with respect to Parent SPE, Borrower or any Eligible Property Owner, and otherwise immediately upon written notice given by the Administrative Agent (which shall be given by the Administrative Agent at the request of the Required Lenders) to the Borrower at any time after the occurrence of and during the continuation of any other Event of Default, (x) the Revolving Period and all obligations of any Lender to fund Advances under this Loan Agreement shall terminate and (y) the principal amount of all Advances then outstanding shall become immediately due and payable, together with all interest thereon and reasonable fees and out-of-pocket expenses accruing under this Loan Agreement and the other Loan Documents. Upon any such acceleration, the Loan shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower. At any time after the occurrence of and during the continuation of any other Event of Default, the Administrative Agent may and, at the request of the Required Lenders, shall thereupon exercise any remedies available to or them at law and pursuant to the Loan Documents, including, but not limited to, the transfer of servicing or the liquidation of the Collateral on a servicing released basis, free and clear of any obligation, cost or expense.

(b) Upon the occurrence and during the continuation of any Event of Default, Administrative Agent shall have the right to obtain, for the benefit of the Secured Parties, physical possession of the Servicing Records and all other Records of the Loan Parties relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of any Loan Party or any third party acting for any Loan Party and Borrower shall deliver to Administrative Agent, for the benefit of the Secured Parties, such assignments as Administrative Agent shall request. Administrative Agent shall be entitled to specific performance of all agreements of Borrower contained in this Loan Agreement.

(c) Borrower hereby acknowledges, admits and agrees that Borrower’s obligations under this Loan Agreement are recourse obligations of Borrower to which Borrower pledges its full faith and credit. In addition to its rights hereunder, Administrative Agent shall have the right to proceed, for the benefit of the Secured Parties, against any of Borrower’s assets which may be in the possession of Lenders, Administrative Agent, any of Administrative Agent’s Affiliates or their respective designees (including Asset Manager), including the right to liquidate such assets and to set off the proceeds against monies owed by Borrower to Administrative Agent or Lenders pursuant to this Loan Agreement. Administrative Agent may set off cash, the proceeds of the liquidation of the Pledged Equity or Properties, any other Collateral and their proceeds and all other sums or obligations owed by Lenders, Administrative Agent, or any of Administrative Agent’s Affiliates, to Borrower against all of Borrower’s obligations to Lenders or Administrative Agent, whether under this Loan Agreement or under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Administrative Agent’s right to recover any deficiency.

(d) Upon the occurrence and during the continuation of any Event of Default, Administrative Agent shall have the right to direct all Persons servicing the Properties to take such action with respect to the Properties as Administrative Agent determines appropriate.

(e) Upon the occurrence and during the continuation of any Event of Default, Administrative Agent shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Pledged Equity and the Properties and any other Collateral or any portion thereof, and do anything that Administrative Agent is authorized hereunder or by law to do. Borrower shall pay all costs and expenses incurred by Administrative Agent in connection with the appointment and activities of such receiver.

(f) Upon the occurrence of an Event of Default set forth in Section 8 or with respect to any default by the Sub-Asset Manager under the related Sub-Asset Management Agreement, Administrative Agent shall have the right to replace such Sub-Asset Manager, or cause such Sub-Asset Manager to be replaced, within sixty (60) days of such Event of Default.

(g) In addition to all the rights and remedies specifically provided herein, Administrative Agent and each Lender shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

(h) Except as otherwise expressly provided in this Loan Agreement, Administrative Agent and Lenders shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Borrower.

(i) Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, to the extent permitted by applicable Requirements of Law, (i) no Secured Party shall be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to any Secured Party shall remain in full force and effect until such Secured Party has exhausted all of its remedies against the Properties and the other Collateral and each Property or any part of the Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.

Section 10. Paying Agent and Calculation Agent.

10.01 Paying Agent.

(a) The Lenders hereby appoint Wells Fargo Bank, N.A. as the Paying Agent, and authorize the Paying Agent to take such actions and to exercise such powers and perform such duties as are expressly delegated to the Paying Agent by the terms hereof, together with such other powers as are reasonably incidental thereto. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Remittance Account pursuant to this Loan Agreement shall be made on behalf of the Borrowers by the Paying Agent, in accordance with the express terms of this Loan Agreement, or otherwise pursuant to the written instruction of the Administrative Agent (which may be in electronic form) received no later than 4:00 p.m. (New York City time) one (1) Business Day prior to such Payment Date.

(b) On each Payment Date, the Borrower shall pay to the Paying Agent the Paying Agent Fee pursuant to Section 3.05(b) or Section 3.05(c), as applicable, and any Costs or other amounts due and payable to the Paying Agent hereunder. Following the Termination Date, or while any Event of Default has occurred and is continuing, if Administrative Agent directs the Paying Agent in writing to disburse funds from the Remittance Account or General Reserve

Account in a manner contrary to Section 3.05(c), Paying Agent shall disburse funds in accordance with such instructions, and thereupon the Paying shall be released from all further liability with respect to such funds (and the Administrative Agent shall apply such funds in the manner applicable to proceeds of Collateral as provided in Section 4.07).

(c) The Paying Agent hereby agrees that subject to the provisions of this Section 10.01(a), it shall:

(i) hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(ii) give the Administrative Agent notice of any default by the Borrower of which it has actual knowledge in the making of any payment required to be made with respect to the Obligations, together with a copy of such notice posted to the Platform;

(iii) at any time during the continuance of any such default, upon the written instruction of the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower), forthwith pay to the Administrative Agent any sums so held in trust by such Paying Agent;

(iv) immediately resign as Paying Agent and forthwith pay to the Administrative Agent any sums held by it in trust for the payment of the Obligations if the Administrative Agent so requests in writing at any time after the Paying Agent ceases to be a Qualified Institution;

(v) comply with all requirements of the Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and

(vi) provide to the Lenders such information as is required to be delivered under the Code or any State law applicable to the Paying Agent, relating to payments made by the Paying Agent under this Loan Agreement.

(d) If the Paying Agent shall at any time receive instructions from the Administrative Agent that conflict with instructions of the Borrower or any other party to this Loan Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Loan Agreement or consultation with the Administrative Agent, the Paying Agent shall be entitled to rely on the instructions of the Administrative Agent.

(e) Any successor Paying Agent shall be appointed by the Administrative Agent, subject to notice thereof being provided to the Lenders by the Administrative Agent, and to consent by the Required Lenders; provided that any successor Paying Agent shall be, at the time of such appointment, a Qualified Institution.

(f) The Paying Agent may: (i) terminate its obligations as Paying Agent under this Loan Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Borrower, the Lenders and the Administrative Agent (together with a copy of such notice posted to the Platform); provided, however, that, without the consent of the Administrative Agent and the Required Lenders, such resignation shall not be effective until a successor Paying Agent acceptable to the Administrative Agent, and to whose appointment the Required Lenders do not object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Required Lenders may consent thereto), shall have accepted appointment as Paying Agent pursuant hereto and shall have agreed to be bound by the terms of this Loan Agreement and a new Remittance Account shall have been established by such successor consistent with Section 4.02(c) (together with procedures for directing all deposits to the Remittance Account to such new account); or (ii) be removed upon at least 30 days’ prior written notice (or such shorter period as shall be acceptable to the Paying Agent) by the Administrative Agent with the consent of Required Lenders, delivered to the Paying Agent, the Lenders and the Borrower. In the event of such termination or removal, the Administrative Agent shall make reasonable efforts to appoint a successor Paying Agent with the consent of Required Lenders; provided, however, if a successor Paying Agent is not appointed by the Administrative Agent within sixty (60) days after the giving of such notice of resignation, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor Paying Agent.

(g) Any successor Paying Agent appointed pursuant hereto shall execute, acknowledge, and deliver to the Administrative Agent and to the predecessor Paying Agent an instrument accepting such appointment under this Loan Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor Paying Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Loan Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon payment of all fees and expenses payable to such Paying Agent pursuant to this Loan Agreement, deliver to the successor Paying Agent, or as otherwise directed by the Administrative Agent, all documents and statements and monies held by it under this Loan Agreement, and the Administrative Agent and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Paying Agent all such rights, powers, duties, and obligations. In all events, after resignation or removal of the Paying Agent is effective, all Income or other amounts received by such Paying Agent from Loan Parties shall be received in trust for the benefit of the Administrative Agent, acting for the Secured Parties, and shall be promptly delivered to, or as directed by, the Administrative Agent. The Borrower shall reasonably cooperate with any such transition to a successor Paying Agent, including by executing such modifications to the Loan Documents as are reasonably necessary to accommodate and effect such transition without impairment of the Administrative Agent’s security interests in the Collateral.

(h) In the event the Paying Agent’s appointment hereunder is terminated without cause (by a party other than the Paying Agent), the Borrower shall reimburse the Paying Agent for the reasonable out-of-pocket expenses of the Paying Agent incurred in effecting the transfer of its duties to the successor Paying Agent.

10.02 Calculation Agent.

(a) The Lenders hereby appoint Wells Fargo Bank, N.A. as Calculation Agent, and authorizes the Calculation Agent to take such actions and to exercise such powers and perform such duties as are expressly delegated to the Calculation Agent by the terms hereof, together with such other powers as are reasonably incidental thereto.

(i) The Calculation Agent shall perform such calculations of the Borrower (the “Calculations”) as it is expressly directed in this Agreement to perform, in each case based solely on information provided to the Calculation Agent by the Borrower or the Agents, through the use of a computer modeling program developed by the Calculation Agent (such program, the “Model”, and such process of verification, “Modeling”). In developing the Model and in conducting all Modeling with respect to the Calculations, the Calculation Agent shall use good faith efforts to conform to the requirements of this Loan Agreement, and shall consult with the Administrative Agent and Borrower as reasonably deemed necessary by the Calculation Agent, or as reasonably requested by either of them.

(ii) In the event of a discrepancy between the calculations received by the Calculation Agent from the Borrower and the results of the Modeling conducted by the Calculation Agent, the Calculation Agent shall give prompt written notice (which may be in electronic form) of such discrepancy to the Borrower and the Administrative Agent, and the Calculation Agent shall work with such parties to resolve such discrepancy. (For the avoidance of doubt, the notice and consultation requirements of the preceding sentence shall be deemed satisfied if the Calculation Agent complies with any similar procedure expressly provided for in this Loan Agreement, such as delivery of a Preliminary Report).

(iii) The Calculation Agent shall promptly notify the Administrative Agent if a Responsible Officer of the Calculation Agent obtains actual knowledge of any material inaccuracy in any calculations previously performed by the Calculation Agent of which the Administrative Agent is not already aware.

(iv) Each of the Borrower, the Lenders and the Administrative Agent agree that so long as the Calculation Agent complies with the terms of clauses (ii) and (iii) above, the Calculation Agent shall have no liability with respect to any Calculations that are verified by the Calculation Agent (including pursuant to consultations described in clause (iii) above) that are subsequently determined to be incorrect. For avoidance of doubt, such exculpation from liability shall include, without limitation, any loss, liability or expense of Lenders incurred as a result of lending to Borrower based on any such erroneous calculations.

(b) On each Payment Date, the Borrower shall pay to the Calculation Agent any Calculation Agent Fee due to the Calculation Agent pursuant to Section 3.05(b) or Section 3.05(c), as applicable, and any Costs or other amounts due and payable to the Calculation Agent hereunder.

(c) The Calculation Agent shall not be responsible for performing or verifying any calculations pursuant to this Loan Agreement to the extent information necessary to verify such calculations is requested from, or is required by the terms of this Loan Agreement to be provided by, and is not provided by, the Administrative Agent, Diligence Agent or the Borrower, as applicable.

(d) If the Calculation Agent shall at any time receive instructions from the Administrative Agent that conflict with instructions of the Borrower or any other party to this Loan Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Loan Agreement or consultation with the Administrative Agent, the Paying Agent shall be entitled to rely on the instructions of the Administrative Agent.

(e) The Calculation Agent may: (i) terminate its obligations as Calculation Agent under this Loan Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Borrower, the Lenders and the Administrative Agent (together with a copy of such notice posted to the Platform); provided, however, that, without the consent of the Administrative Agent and the Required Lenders, such resignation shall not be effective until a successor Calculation Agent acceptable to the Administrative Agent, and to whose appointment the Required Lenders do not object within five (5) Business Days after the Lenders are notified thereof (or such shorter period in which the Majority Lenders consent thereto), shall have accepted appointment as Calculation Agent pursuant hereto and shall have agreed to be bound by the terms of this Loan Agreement; or (ii) be removed at any time by written demand of the Administrative Agent, delivered to the Calculation Agent with the consent of Required Lenders. In the event of such termination or removal, the Administrative Agent shall make reasonable efforts to appoint a successor Calculation Agent with the consent of Required Lenders. If, however, a successor Calculation Agent is not appointed by the Administrative Agent within sixty (60) days after the giving of a notice of resignation, the Calculation Agent may petition a court of competent jurisdiction for the appointment of a successor Calculation Agent.

(f) Any successor Calculation Agent appointed pursuant hereto shall execute, acknowledge, and deliver to the Administrative Agent and to the predecessor Calculation Agent an instrument accepting such appointment under this Loan Agreement. Thereupon, the resignation or removal of the predecessor Calculation Agent shall become effective and such successor Calculation Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Calculation Agent under this Loan Agreement, with like effect as if originally named as Calculation Agent. The predecessor Calculation Agent shall upon payment of all fees and expenses payable to such Paying Agent pursuant to this Loan Agreement, deliver to the successor Calculation Agent, or as otherwise directed by the Administrative Agent, all documents and statements and monies held by it under this Loan Agreement, and the Administrative Agent and the predecessor Calculation Agent shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Calculation Agent all such rights, powers, duties, and obligations. The Borrower shall reasonably cooperate with any such transition to a successor Calculation Agent, including by executing such modifications to the Loan Documents as are reasonably necessary to accommodate and effect such transition.

(g) In the event the Calculation Agent’s appointment hereunder is terminated without cause (by a party other than the Paying Agent), the Borrower shall reimburse the Calculation Agent for the reasonable out-of-pocket expenses of the Calculation Agent incurred in effecting the transfer of its duties to the successor Calculation Agent.

Section 11. Single-Purpose Entity.

11.01 Covenants Applicable to Borrower. Borrower shall (a) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Loan Agreement or any other Loan Document, (b) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) without Administrative Agent’s prior written consent, other than (i) with respect to the Reserved Interests, and (ii) as otherwise permitted under this Loan Agreement, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the acquisition of Eligible Properties or Eligible Property Owners and the sale of assets under the Loan Documents, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to Borrower, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents in any material respect without the prior written consent of Administrative Agent and Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed); provided, that any changes to the Special Purpose Entity provisions of such Governing Documents shall require the approval of the Supermajority Lenders in their sole discretion, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of Borrower from such Affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Borrower’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law or if a separate tax return is not required because Borrower is classified as a disregarded entity for applicable tax purposes), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to Borrower, (j) not engage in or suffer any Change of Control to the fullest extent permitted by law, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), (k) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (l) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) not hold itself out to be responsible for the debts or obligations of any other Person, (n) not, without the prior unanimous written consent of all of its board of directors including the Independent Director, take any Insolvency Action, (o) (i) have at all times at least one Independent Director appointed by Borrower and (ii) provide Administrative Agent with up-to-date contact information for each such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to and serves as an “Independent Director” for Borrower, (p) the Governing Documents for Borrower shall provide (i) that no Independent Director of Borrower may be removed or replaced except as a result of an Independent Director Event or as otherwise consented to by Administrative Agent in writing and that Borrower must provide Administrative Agent with not less than three (3) Business Days’ prior written notice of (x) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (y) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director and (ii) that (x) any Independent Director of Borrower shall not have any fiduciary duty to anyone including the holders of the Equity Interests in Borrower and any Affiliates of Borrower except Borrower and the creditors of Borrower with respect to taking of, or otherwise voting on, any Insolvency Action, (y) to the fullest extent permitted by applicable law, and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of Borrower, including the constituent members of Borrower (the “Borrower Constituent Members”) in acting or otherwise voting on the matters provided for herein (which such fiduciary duties to Borrower Constituent Members and Borrower (including Borrower’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower exclusive of (A) all other interests (including, without limitation, all other interests of Borrower Constituent Members), (B) the interests of other Affiliates of Borrower Constituent Members and Borrower and (C) the interests of any group of Affiliates of which Borrower Constituent Members or Borrower is a part and (z) other than as provided above, the Independent Director shall have fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of Borrower except on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationery, invoices and checks bearing its own name, (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, and (u) not pledge its assets to secure the obligations of any other Person or take any action or permit any action to be taken to encumber any Eligible Property Owner Pledged Equity, except, in each case, pursuant to this Loan Agreement and the other Loan Documents.

11.02 Covenants Applicable to Parent SPE. Parent SPE shall, and Borrower shall ensure that Parent SPE shall, (a) own no assets other than its Equity Interests in Borrower, and shall not engage in any business other than owning such Equity Interests and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (b) not maintain or incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than pursuant to the Loan

Documents, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to Parent SPE, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents in any material respect without the prior written consent of Administrative Agent and Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed); provided, that any changes to the Special Purpose Entity provisions of such Governing Documents shall require the approval of the Supermajority Lenders in their sole discretion, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated with the financial statements of an Affiliate to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that appropriate notation shall be made on such financial statements to indicate the separateness of such Person from such Affiliate and to indicate that such Person’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law or if a separate tax return is not required because Parent SPE is classified as a disregarded entity for applicable tax purposes), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to Parent SPE, (j) not engage in or suffer any Change of Control to the fullest extent permitted by law, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except in connection with a transfer or sale and disposition that is permitted hereunder), (k) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (l) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) not hold itself out to be responsible for the debts or obligations of any other Person (other than in connection with its guarantee of the Borrower’s obligations under the Loan Documents), (n) not, without the prior unanimous written consent of all of its board of directors including the Independent Director, take any Insolvency Action with respect to itself such matters the Independent Director shall consider only the interests of itself, including its creditors, (o) (i) have at all times at least one Independent Director and (ii) provide Administrative Agent with up-to-date contact information for each such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to and as an “Independent Director” for such Person, (p) the Governing Documents for such Person shall provide (i) that no Independent Director of such Person may be removed or replaced except as a result of an Independent Director Event or as otherwise consented to by Administrative Agent in writing and that such Person must provide Administrative Agent with not less than three (3)

Business Days’ prior written notice of (x) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (y) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director and (ii) that (x) any Independent Director of such Person shall not have any fiduciary duty to anyone including the holders of the Equity Interests in such Person and any Affiliates of such Person except such Person, including the creditors of such Person with respect to taking of, or otherwise voting on, any Insolvency Action, (y) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of such Person and the constituent members of such Person (the “Constituent Members”) in acting or otherwise voting on the matters provided for herein (which such fiduciary duties to the Constituent Members and such Person (including such Person’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Person exclusive of (A) all other interests (including, without limitation, all other interests of the Constituent Members), (B) the interests of other Affiliates of the Constituent Members and such Person and (C) the interests of any group of Affiliates of which the Constituent Members or such Person is a part and (z) other than as provided above, the Independent Director shall have fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of such Person except on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationery, invoices and checks bearing its own name, (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, (u) not pledge its assets to secure the obligations of any other Person or take any action or permit any action to be taken to encumber the Borrower Pledged Equity, except, in each case, pursuant to this Loan Agreement and the other Loan Documents, and (v) not form, acquire or hold any Subsidiary or own any Equity Interest in any other entity other than the Borrower.

11.03 Covenants Applicable to each Eligible Property Owner. Each Eligible Property Owner shall (a) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Loan Agreement or any other Loan Document, (b) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) without Administrative Agent’s prior written consent, other than (i) with respect to the Reserved Interests, and (ii) as otherwise permitted under this Loan Agreement or the other Loan Documents, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the acquisition of Eligible Properties and the sale of assets under the Loan Documents, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to such Eligible Property Owner, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of each Eligible Property Owner from such Affiliate and to indicate that each Eligible Property Owner’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Eligible Property Owner’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law or if a separate tax return is not required because such Eligible Property Owner is classified as a disregarded entity for applicable tax purposes), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to any Eligible Property Owner, (j) not engage in or suffer any Change of Control to the fullest extent permitted by law, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein, including any merger into any other Eligible Property Owner), (k) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (l) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) not hold itself out to be responsible for the debts or obligations of any other Person (other than in connection with its guarantee of the Borrower’s obligations under the Loan Documents), (n) not, without the prior unanimous written consent of all of its board of directors including the Independent Director, take any Insolvency Action, (o) (i) have at all times at least one Independent Director appointed by such Eligible Property Owner and (ii) provide Administrative Agent with up-to-date contact information for each such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to and serves as an “Independent Director” for such Eligible Property Owner, (p) the Governing Documents for each Eligible Property Owner shall provide (i) that no Independent Director of Borrower may be removed or replaced except as a result of an Independent Director Event or as otherwise consented to by Administrative Agent in writing and that Such Eligible Property Owner must provide Administrative Agent with not less than three (3) Business Days’ prior written notice of (x) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (y) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director and (ii) that (x) any Independent Director of Such Eligible Property Owner shall not have any fiduciary duty to anyone including the holders of the Equity Interests in such Eligible Property Owner and any Affiliates of such Eligible Property Owner except such Eligible Property Owner and the creditors of such Eligible Property Owner with respect to taking of, or otherwise voting on, any Insolvency Action, (y) to the fullest extent permitted by applicable law, and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of such Eligible Property Owner, including the constituent members of such Eligible Property Owner (the “Eligible Property Owner Constituent Members”) in acting or otherwise voting on the matters provided for herein (which such fiduciary duties to Eligible Property Owner Constituent Members and such Eligible Property Owner (including such Eligible Property Owner’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Eligible Property Owner exclusive of (A) all other interests (including, without limitation, all other interests of Eligible Property Owner Constituent Members), (B) the interests of other Affiliates of Eligible Property Owner Constituent Members and such Eligible Property Owner and (C) the interests of any group of Affiliates of which Eligible Property Owner Constituent Members or such Eligible Property Owner is a part and (z) other than as provided above, the Independent Director shall have fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of such Eligible Property Owner except on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationery, invoices and checks bearing its own name, (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, and (u) not pledge its assets to secure the obligations of any other Person or take any action or permit any action to be taken to encumber any Property, except, in each case, pursuant to the Loan Documents or to the extent of any Permitted Encumbrance.

11.04 Covenants Applicable to Borrower, each Eligible Property Owner and Parent SPE. Borrower shall and shall cause each Eligible Property Owner and Parent SPE to comply with the following additional provisions:

(a) For each Person that is a multi-member limited liability company, it shall have at least one member that is a Special Purpose Entity, which is a corporation or a single-member Delaware limited liability company, with at least one Independent Director, that directly owns at least 0.5% of the equity of the limited liability company (or 0.1% if the limited liability company is a Delaware entity); and

(b) For each Person that is a single-member limited liability company, it (i) shall be organized in a jurisdiction acceptable to Administrative Agent (provided that Delaware is deemed to be an acceptable jurisdiction), (ii) shall have at least one Independent Director or Independent Manager serving as manager of such company, (iii) shall not take any Insolvency Action and shall not cause or permit the members or managers of such entity to take any Insolvency Action, either with respect to itself unless all of its Independent Directors or Independent Managers then serving as managers of the company shall have consented in writing to such action, and (iv) shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) one natural person or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the resignation or dissolution of the last remaining member of the company.

(c) For each Person that is a limited liability company without a managing member, the limited liability company agreement of such Person (the “Applicable LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of such Person (“Member”) to cease to be the member of such Person (other than (1) upon an assignment by Member of all of its limited liability company interests in such Person and the admission of a transferee member in accordance with this Loan Agreement and the Applicable LLC Agreement, or (2) the resignation of Member and the admission of an additional member in accordance with the terms of this Loan Agreement and the Applicable LLC Agreement), any person acting as Independent Director of such Person shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Person, automatically be admitted to such Person (“Special Member”) and shall continue such Person without dissolution and (B) Special Member may not resign from such Person or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to such Person as Special Member in accordance with requirements of applicable law and (2) such successor Special Member has also accepted its appointment as an Independent Director. In order to implement the admission to such Person of Special Member, Special Member shall execute a counterpart to the Applicable LLC Agreement. Prior to its admission to such Person as Special Member, Special Member shall not be a member of such Person.

Section 12. Agency.

12.01 Appointment and Authority of Administrative Agent. Each of the Lenders hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.02 Rights as a Lender. A Lender serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

12.03 Exculpatory Provisions.

(a) An Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, an Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent (or its Affiliates) to liability or unreimbursed expense or that is contrary to any Loan Document or applicable law including for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Insolvency Law;

(iii) shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity; and

(iv) shall not have any duty (1) to pay or discharge any Taxes, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, or assessed or levied against, any part of the Collateral, (2) to confirm or verify the contents of any reports or certificates of the Borrowers or the Administrative Agent or delivered to the Calculation Agent delivered to the Paying Agent pursuant to this Loan Agreement believed by the Agent to be genuine and to have been signed or presented by the proper party or parties or (3) to ascertain or inquire as to the performance or observance of any of the Borrower’s representations, warranties or covenants under this Loan Agreement or any other Loan Document.

(v) in the case of the Calculation Agent and the Paying Agent, shall not have any duty to institute, conduct or defend any litigation under this Loan Agreement or in relation to this Loan Agreement (regardless of any request, order or direction of any Agent or any Lender).

(b) (i) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.04 and Section 9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. For the avoidance of doubt, (x) no Agent shall be liable for (i) an error of judgment made in good faith by one of its officers; or (ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred by this Loan Agreement or at the direction of Required Lenders or the Administrative Agent (in the case of any other Agent), in each case, unless it shall be proved that such Agent shall have been grossly negligent in ascertaining the pertinent facts.

(ii) An Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to a Responsible Officer of such Agent in writing by the Borrower or a Lender. No Agent shall be obligated to ascertain or inquire as to the performance or observance of any of any Loan Party’s representations, warranties or covenants under this Loan Agreement or any other Loan Document.

(c) An Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Loan Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, in the case of any Agent, any certificate or report of any other Agent), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to an Agent.

(d) No Agent shall be responsible for the acts or omissions of any Loan Party, any other Agent, any Lender, any Counterparty or any other Person.

12.04 Reliance by Agent. An Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, resolution, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. An Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Any Agent may rely on the work product of any other Agent. In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, an Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. An Agent may consult with legal counsel of its choice (who may be counsel for the Borrower or another Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05 Delegation of Duties. An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent with the approval of the Administrative Agent.

Without limiting the forgoing, Administrative Agent may delegate any of its duties hereunder to Calculation Agent or Diligence Agent to the extent the applicable Agent agrees in writing to assume such responsibility. An Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. No Agent shall be responsible to any Lender for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent hereby appoints the Calculation Agent as its sub-agent for purposes of perfecting its security interest in the General Reserve Account, the Remittance Account, any funds credited thereto and any other Collateral in the possession of the Calculation Agent.

12.06 Successor Agents; Merger etc. affecting Agents. (a) The resignation or removal of the Calculation Agent or Paying Agent shall be governed by the applicable terms of Section 10, above.

(b) (i)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Such resignation shall become effective upon the acceptance of such appointment by a successor Administrative Agent (the “Resignation Effective Date”).

(ii) With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c) Any Person into which an Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which an Agent shall be a party, or any Person succeeding to the business of the an Agent, shall be the successor of the Agent under this Loan Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

12.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Loan Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.08 No Other Duties, etc.

(a) Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Loan Agreement or any of the other Loan Documents, except (a) in its capacity as an Agent, to the extent such Person is expressly designated as a particular Agent under this Loan Agreement or (b) in its capacity, if applicable, as a Lender hereunder.

(b) No Agent is bound to comply with any notice or instruction given to it by any other party hereto or by any other person, firm or corporation, except such notices or instructions as are herein provided for, and orders of any court entered or issued with jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then in each such case such Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which legal counsel of its own choosing advises is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may subsequently be reversed, modified, annulled, set aside or vacated.

12.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Insolvency Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 13.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and its agents and counsel, and any other amounts due the Agents under Section 12.12 or 13.03.

12.10 Collateral and Guaranty Matters. (a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 13.04, if approved, authorized or ratified in writing by the Required Lenders; and

(ii) to release any Eligible Property Owner from its obligations under the Eligible Property Owner Guaranty and Pledge if such Person ceases to be a Subsidiary of Borrower as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Eligible Property Owner from its obligations under the Eligible Property Owner Guaranty and Pledge pursuant to this Section 12.11.

(c) The powers conferred on Administrative Agent hereunder are solely to protect the Lenders’ and Administrative Agent’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(c) The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall have no duty (1) to record, file or deposit this Loan Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or maintain any such recording, filing or depositing or to subsequently record, refile or redeposit any of the same or (2) to pay or discharge any Taxes, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, or assessed or levied against, any part of the Collateral.

12.11 Expenses; Indemnity; Damage Waiver.

(a) No Agent shall be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, and none of the provisions contained in this Loan Agreement shall in any event require any Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Borrower under this Loan Agreement.

(b) To the extent that the Borrower for any reason fails to pay any amount required under Section 13.03 to be paid by it to any Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party thereof acting for the Agent (or any such sub-agent) in connection with such capacity. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 13. Miscellaneous.

13.01 Waiver. No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 13.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Default, regardless of whether any Administrative Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

13.02 Notices.

(a) Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); if to a Lender that is not a signatory hereto, to it at its address (or facsimile number) set forth in its Administrative Questionnaire; or, as to any party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

(b) Subject to Section 13.21, notices and other communications (including delivery of Underwriting Packages) to the Agents and Lenders hereunder may be delivered or furnished by electronic communication (including by posting to the Platform, or by e mail and Internet or intranet websites to which such intended recipient has access) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender by Borrower pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent and Borrower that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform. No party hereto shall be construed to have a duty to review any Communication posted to the Platform simply by virtue of such party’s access to the Platform, except to the extent such Communication by such party is required hereunder or is otherwise necessary to the performance by such party of its obligations hereunder.

(e) Notwithstanding anything herein to the contrary, (x) to the extent any provision hereof requires an original document to be delivered to more than one Agent, the original shall be delivered to the Asset Manager and all Agents shall receive copies thereof and (y) any document or notice required to be so delivered to any Agents (including, without limitation, the Property Files and Underwriting Files) shall be deemed so delivered when posted to the Platform.

13.03 Indemnification and Expenses.

(a) Borrower agrees to hold each Agent and each Lender and their respective Related Parties (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses (including reasonable attorneys’ fees) of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Loan Agreement, any Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, any Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Borrower agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to the Pledged Equity and the Properties relating to or arising out of (i) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (ii) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (iii) performance of any labor or services or the furnishing of any materials or other property in respect of any Property, (iv) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Loan Document, Purchased Asset or Property, (v) any Lien (other than any Permitted Encumbrance) or claim arising on or against any Pledged Equity or Property under any Requirements of Law or any liability asserted against any Indemnified Party with respect thereto, (vi) (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any real property by any Person or other source, whether related or unrelated to Borrower, (2) any presence of any Hazardous Substances (other than De Minimis Substances) in, on, within, above, under, near, affecting or emanating from any real property, (3) the failure to timely perform any Remedial Work, (4) any past, present or future activity by any Person or other source, whether related or unrelated to Borrower in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Property of any Hazardous Substances (other than De Minimis Substances) at any time located in, under, on, above or affecting any Property, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Property by any Person or other source, whether related or unrelated to Borrower, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien (other than any Permitted Encumbrance) on any Property with regard to, or as a result of, any Hazardous Substances (other than De Minimis Substances) or pursuant to any Environmental Law, or (7) any misrepresentation or failure to perform any obligations pursuant to any Loan Document or Property Document relating to environmental matters in any way, or (vii) Borrower’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 13.03, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. For the avoidance of doubt, following an Event of Default and the realization of the Pledged Equity, Borrower shall not be liable pursuant to the terms and provisions of this Section 13.03(a) for any Costs which directly result from any action (or inaction, only to the extent that Administrative Agent is required to take any action and failed to do so, including, without limitation, maintaining liability insurance within a reasonable period following such realization and otherwise acting as a prudent owner of residential real property) by the Administrative Agent (or any successor to the Administrative Agent) as the owner of the Pledged Equity or of any related Property. Borrower also agrees to reimburse the Administrative Agent and, while an Event of Default exists, any other Indemnified Party, as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Borrower hereby acknowledges that, notwithstanding the fact that the Obligations are secured by the Collateral, the Obligations are recourse obligations of Borrower. To the extent permitted by applicable law, Borrower shall not assert any claim against any Indemnified Parties on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, the actual or proposed use of the proceeds of the Advances, this Loan Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES. This Section 13.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-tax claim, and in no event shall Costs include any Excluded Taxes

(b) Borrower agrees to pay as and when billed by Administrative Agent all of the out-of pocket costs and expenses incurred by Administrative Agent in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith. Borrower agrees to pay as and when billed by Administrative Agent all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Administrative Agent and (ii) except as otherwise expressly provided herein, all the due diligence, inspection, testing and review costs and expenses incurred by Administrative Agent with respect to Collateral under this Loan Agreement, including, but not limited to, those costs and expenses incurred by Administrative Agent pursuant to Sections 13.03, 13.14 and 13.18 hereof.

(c) If Borrower fails to pay when due any costs, expenses or other amounts payable by it under this Loan Agreement, including, without limitation any Costs, such amount may be paid on behalf of Borrower by Administrative Agent, in its sole discretion and Borrower shall remain liable for any such payments by Administrative Agent. No such payment by Administrative Agent shall be deemed a waiver of any of Administrative Agent’s rights under the Loan Documents.

(d) Without prejudice to the survival of any other agreement of Borrower hereunder, the covenants and obligations of Borrower contained in this Section 13.03 shall survive the termination of this Loan Agreement.

(e) All sums reasonably expended by Administrative Agent in connection with the exercise of any right or remedy provided for herein shall be and remain Borrower’s obligation (unless and to the extent that Borrower is the prevailing party in any dispute, claim or action relating thereto). Borrower agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out of pocket expenses and reasonable attorneys’ fees incurred by Administrative Agent and/or Diligence Agent in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Loan Documents (regardless of whether an Advance is outstanding hereunder), the taking of any action, including legal action, required or permitted to be taken by Administrative Agent and/or Diligence Agent pursuant thereto, any “due diligence” or loan agent reviews conducted by Administrative Agent or on its behalf or by refinancing or restructuring in the nature of a “workout.”

13.04 Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement or any other Loan Document may be waived, modified or supplemented only by an instrument in writing signed by Borrower and Administrative Agent and consented to by the Required Lenders; provided, that no such agreement shall:

(i) change the amount of the Commitment of any Lender other than as provided herein without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender) or amend the definition of “Maximum Commitment Increase” to increase the amount thereof without the consent of each Lender;

(ii) reduce the principal amount or premium, if any, of any Advance (except in connection with a payment contemplated by clause (viii) below) or reduce the rate of interest thereon including any provision establishing a minimum rate (other than interest at the Post-Default Rate), or reduce any fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii) (A) postpone the timing of any payment of principal, interest or fees, or extend the scheduled final maturity of any Advance, (B) reduce the amount of, waive or excuse any such payment (other than waiver of the application of the Post-Default Rate) or (C) postpone the scheduled date of expiration of any Commitment, in any case, without the written consent of each Lender directly affected thereby;

(iv) permit the assignment or delegation by any Loan Party of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(v) release Guarantor, Parent SPE or any Eligible Property Owners (except as expressly provided in Section 12) from the Guaranty, the Borrower Pledge Agreement or any Eligible Property Owner Guaranty and Pledge, as applicable, without the written consent of each Lender;

(vi) release all or a substantial portion of the Collateral from the Liens of the Security Documents (except in accordance with Section 4.10 or 12.11), amend the definition of “Collateral” or alter the relative priorities of the Liens securing the Obligations), in each case without the written consent of each Lender;

(vii) change Section 2 in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Advance disbursements, without the written consent of each Lender directly affected thereby.

(viii) amend, modify or waive any provision of Sections 7.04, 7.09, 7.16 or Section 11, or the requirement to pay the Minimum Release Price pursuant to Section 7.39, in each case without the written consent of the Supermajority Lenders;

(ix) change any provision of this Section 13.04, without the written consent of each Lender;

(x) change the percentage set forth in the definition of “Required Lenders,” “Supermajority Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) change the order of priority established in Section 3.05(b) and (c) or any provision of this Loan Agreement requiring pro rata treatment of Lenders, without the consent of each Lender directly adversely affected thereby;

(xii) subordinate the Obligations to any other obligation, without the written consent of each Lender;

(xiii) change or waive any provision of Section 10 or Section 12 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiv) amend, modify or waive any provisions herein relating to the requirement to maintain the General Reserve Account and to fund the General Reserve Account in the General Reserve Account Required Amount, or to maintain the Tax and Insurance Reserve Account and to fund the Tax and Insurance Reserve Account in the Tax and Insurance Reserve Account Required Amount, in each case without the written consent of the Supermajority Lenders;

(xv) change the percentages set forth in the definition of “Applicable Collateral Percentage” without the written consent of the Supermajority Lenders;

(xvi) change the definition of “Borrowing Base,” “Adjusted Borrowing Base,” “Borrowing Base Deduction,” “Adjusted Borrowing Base Deficiency,” “Allocable Share,” “Borrowing Base Deficiency” or “Property Borrowing Base” without the written consent of the Supermajority Lenders;

Notwithstanding anything to the contrary herein:

(I) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) through (xii) above;

(II) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property;

(III) subject to satisfaction of the requirements set forth in Section 2.10, any Increase Amendment may be executed by the parties identified in Section 2.10 and otherwise without the consent of any other Lender; and

(IV) Without the consent of any other Person, the applicable Loan Parties and the Administrative Agent and/or Diligence Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

No amendment hereunder shall amend, modify or otherwise affect the rights or duties of the Calculation Agent or the Paying Agent hereunder without the prior written consent of the Calculation Agent or the Paying Agent, as applicable.

13.05 Successors and Assigns.

(a) This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the assigning Lender’s Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Loan Agreement with respect to the Advance or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default described in Sections 8(a), (b), (g) or (h) has occurred and exists at the time of such assignment or the Obligations have been accelerated following any Event of Default, or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower and the Administrative Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the assigning Lender within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required, unless such assignment is to a Lender or an Affiliate of a Lender;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the Administrative Agent shall provide prompt written notice of any such assignment to the Paying Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B). No such assignment shall be made to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Loan Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b)(iii) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Loan Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Loan Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.08(a), 2.11(a), 3.03 and 13.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this paragraph shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Loan Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Loan Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.13 (d) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any provision of this Loan Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver, except to the extent that one of clauses (i) through (xiii) of Section 13.04 applies to such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08(a), 2.11(a), 3.03 and 3.06 (subject to the requirements and limitations therein, including the requirements under Section 3.03(d) (it being understood that the documentation required under Section 3.03(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) shall not be entitled to receive any greater payment under Sections 2.08(a), 2.11(a), 3.03 and 3.06, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.19 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.02 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Loan Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Agent (in its capacity as an Agent) shall have responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Loan Agreement to secure obligations of such

Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Disclosure. Any Lender may provide any documents or information received by such Lender in connection with this Facility to (a) any regulator or rating agency or (b) any potential assignee, participant, lender, derivative counterparty, investor or similar Person or any of its or their agents or advisors, subject to such Person entering into a Confidentiality Agreement substantially in the form of Exhibit E attached hereto.

13.06 Survival. The obligations of Borrower under Sections 2.08(a), 2.11(a), 3.03, 6, 7, 12.03, 12.13, 13.03 hereof shall survive the repayment of the Advance and the termination of this Loan Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and Administrative Agent shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

13.07 Reserved.

13.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

13.09 Counterparts; Electronic Signatures. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart. The parties agree that this Loan Agreement, any documents to be delivered pursuant to this Loan Agreement and any notices hereunder may be transmitted between them by e-mail and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

13.10 Severability. If any provision of any Loan Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Loan Documents, and each Loan Document shall be enforced to the fullest extent permitted by law.

13.11 GOVERNING LAW. THIS LOAN AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

13.12 SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH LENDER SHALL HAVE BEEN NOTIFIED; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

13.13 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.14 Acknowledgments. Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Notes and the other Loan Documents to which it is a party;

(b) No Lender or Agent has a fiduciary relationship to Borrower, and the relationship between Borrower, on the one hand, and Lenders and Agents, on the other, is solely that of debtor and creditor; and

(c) no joint venture exists among or between Lenders and/or Agents, on the one hand, and Borrower, on the other.

13.15 Reserved.

13.16 Confidentiality. The Loan Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Administrative Agent and shall be held by Borrower in strict confidence and shall not be disclosed to any third party without the consent of Administrative Agent except for (i) disclosure to Borrower’s Affiliates, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) upon prior written notice to Administrative Agent to the extent permitted under Applicable Law, disclosure required by Applicable Law, rule, regulation or order of a Governmental Authority, court or other regulatory body or (iii) when circumstances reasonably permit, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii) and (iii), Borrower shall take reasonable actions to provide Administrative Agent with prior written notice; provided further that in the case of (iii) Borrower shall not file any of the Loan Documents other than the Loan Agreement with the SEC or state securities office unless Borrower shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Administrative Agent. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Loan Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Loan Agreement.

13.17 Asset Management.

(a) Borrower covenants to maintain, or to cause to be maintained, the asset management of the Properties in conformity with the Asset Management Standard. In the event that the preceding language is interpreted as constituting one or more servicing or asset management contracts with Borrower as servicer or manager, each such servicing or asset management contract shall terminate automatically upon the earlier of (i) an Event of Default and (ii) the date on which all the Secured Obligations have been paid in full. Borrower agrees that Administrative Agent, for the benefit of the Secured Parties, has a first priority perfected security interest in all servicing or asset management records, including but not limited to any and all servicing or asset management agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals and any other records relating to or evidencing the servicing of the Properties (the “Servicing Records”), and (ii) Borrower grants Administrative Agent, for the benefit of the Secured Parties, a security interest in all rights relating to the Properties and all Servicing Records to secure the obligation of Borrower or its designee to service in conformity with this section and any other obligation of Borrower to Administrative Agent and the Lenders. Borrower covenants to safeguard such Servicing Records and to deliver them promptly to Administrative Agent or its designee (including the other Agents) at Administrative Agent’s request.

(b) Borrower agrees that upon the occurrence of an Event of Default, Administrative Agent (at the direction of the Required Lenders) may terminate Asset Manager in its capacity as manager and terminate any Asset Management Agreement or subservicing arrangement and transfer such servicing to Administrative Agent or its designee, at no cost or expense to Administrative Agent. In addition, the Asset Manager Side Letter shall provide that, the Asset Manager shall not be permitted to resign as asset manager without the consent of Administrative Agent to be provided in its sole discretion, including after the occurrence of a Default or Event of Default under this Loan Agreement or a default or event of default as defined under the Asset Management Agreement. In addition, Borrower shall cause to be provided to Administrative Agent a Sub-Asset Manager Side Letter to the effect that upon the occurrence of an Event of Default, Administrative Agent (at the direction of the Required Lenders) may terminate any Sub-Asset Manager or the related Sub-Asset Management Agreement and direct that Collections with respect to the Properties be remitted in accordance with Administrative Agent’s instructions. Borrower agrees to cooperate and to cause each applicable Eligible Property Owner to cause Asset Manager to cooperate, with Administrative Agent in connection with the transfer of servicing or management.

(c) Administrative Agent shall have the right in its sole discretion to appoint a third party to perform due diligence with respect to Asset Manager’s servicing or management facilities at any time; provided, however, that unless an Event of Default has occurred and is continuing, no more than one such diligence inspection per year per regional office shall be at the expense of the Borrower and Lenders shall incur the expense of any additional inspections. Borrower shall, or shall cause each applicable Eligible Property Owner to, use its best efforts to cause Asset Manager to cooperate with Administrative Agent and/or its designees to provide access to Asset Manager’s servicing facilities including without limitation its books and records with respect to Asset Manager’s servicing portfolio and the Properties.

(d) Borrower shall, or shall cause each applicable Eligible Property Owner to, use its best efforts to cause Asset Manager to permit Administrative Agent to inspect upon reasonable prior written notice at a mutually convenient time, Asset Manager’s servicing facilities, for the purpose of satisfying Administrative Agent that Asset Manager has the ability to service the Properties as provided in this Loan Agreement. In addition, with respect to any Sub-Asset Manager which is not an Affiliate of Borrower, Borrower shall, or shall cause each applicable Eligible Property Owner and Asset Manager to, use its best efforts to enable Administrative Agent to inspect the servicing facilities of such Sub-Asset Manager. During the period any Properties are subject to this Loan Agreement, Borrower agrees that (i) Administrative Agent is the pledgee of the related Management Rights and all Property Files and (ii) Asset Manager shall service and manage the Eligible Properties for the exclusive benefit of Administrative Agent.

(e) Borrower shall cause each Eligible Property Owner, on Administrative Agent’s behalf, to contract with Asset Manager under the Management Agreements to manage the Properties consistent with the Asset Management Standard. Borrower shall not permit any Eligible Property Owner to surrender any Management Agreement, consent to the assignment by Asset Manager of its respective interest under such Management Agreement, terminate or cancel such Management Agreement, or modify, change, supplement, alter or amend such Management Agreement, in any material respect without the prior written consent of Administrative Agent and Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed). Borrower shall not permit any Eligible Property Owner to permit Asset Manager to sub-contract any or all of its management responsibilities under any Management Agreement to a third-party except as otherwise expressly permitted in such Management Agreement. Borrower shall, or shall cause the applicable Eligible Property Owner to, promptly notify Administrative Agent of any default by Asset Manager in the performance or observance of any of its obligations under any Management Agreement or Asset Manager Side Letter. Borrower shall, or shall cause each Eligible Property Owner to, cause Asset Manager to (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing and management responsibilities hereunder, under each Management Agreement and under Asset Manager Side Letter and (iii) not impair the rights of Administrative Agent or any Lender in any Eligible Properties or any payment thereunder. If Asset Manager is an Affiliate of Borrower, Administrative Agent shall have the right to terminate such Asset Manager (as applicable) in accordance with Section 13.17(b) hereof.

(f) Borrower shall, or shall cause each Eligible Property Owner to, ensure that Asset Manager has full power and authority to do any and all things in connection with the management, conservation, protection and operations of the Eligible Properties as are consistent with the Asset Management Standard and, consistent therewith, Borrower shall cause each Eligible Property Owner to direct Asset Manager to, and Asset Manager shall, make protective advances or other advances necessary for the proper operation, management, leasing, maintenance and disposition of such Property, unless Asset Manager determines, in accordance with the Asset Management Standard, that a prudent property manager would not make such advance or that such payment would be a nonrecoverable advance.

(g) Borrower shall, or shall cause each Eligible Property Owner to, cause Asset Manager to deposit all Income received by Asset Manager in respect of the Eligible Properties into the Remittance Account in accordance with Section 7.24 hereof. Any such Income shall, prior to its deposit into the Remittance Account pursuant to the terms hereof, be held in a lockbox Collection Account with Control Bank which is subject to a Collection Account Control Agreement.

(h) Upon the occurrence of an Asset Manager Termination Event, Administrative Agent (at the direction of the Required Lenders) shall have the right to immediately terminate Asset Manager’s right to service and manage the Eligible Properties without payment of any penalty or termination fee. The respective Eligible Property Owner and Asset Manager, as applicable, shall cooperate in transferring the servicing and/or managing of the Eligible Properties to Administrative Agent or its designee, at no cost or expense to Administrative Agent, it being agreed that Borrower will pay any fees and expenses required to terminate the Management Agreements and transfer servicing and asset management.

(i) If Asset Manager is an Affiliate of Borrower, Borrower shall, or shall cause each Eligible Property Owner to, cause Asset Manager to deliver all Property Files and Servicing Records and the physical and contractual management of the Properties to the designee of Administrative Agent within forty-five (45) days of the date of any termination of the Asset Manager in accordance with this Loan Agreement. Delivery of the Property Files and Servicing Records by Asset Manager shall be in accordance with customary and prudent mortgage banking standards for the delivery of managing for assets similar to the Properties and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”). All fees and expenses of Asset Manager shall be borne solely by Borrower.

(j) Upon the occurrence of any of the following (a) the occurrence and continuation of an Event of Default, (b) the twenty-fifth (25th) day (or if such day is not a Business Day, the immediately following Business Day) of each month, or (c) upon the reasonable request of Administrative Agent, Borrower shall cause Asset Manager to provide to Administrative Agent, electronically, in a format mutually acceptable to Administrative Agent and Borrower, a Property Data Summary by no later than the Reporting Date.

13.18 Periodic Due Diligence Review. Borrower acknowledges that Administrative Agent has the right to perform continuing Due Diligence Reviews with respect to the Properties (including conducting lien searches), Parent SPE, Guarantor, Borrower, each Eligible Property Owner, Asset Managers, Sub-Asset Managers and the Pledged Equity, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Borrower agrees that upon reasonable (but no less than ten (10) Business Day’s) prior notice to Borrower, or at any time upon the occurrence of a Default or Event of Default, Administrative Agent or its authorized representatives (including any third-party diligence providers contracted by Administrative Agent) will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Property Files and any and all documents, records, agreements, instruments or information relating to such Properties in the possession, or under the control, of Borrower, Asset Manager and/or the Diligence Agent. Borrower shall also make available to Administrative Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Property Files and the Properties. Without limiting the generality of the foregoing, Borrower acknowledges that Lenders shall make Advances to Borrower based solely upon the information provided by Borrower to them in the representations, warranties and covenants contained herein, and that Administrative Agent, at the direction of the Required Lenders, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Pledged Equity securing such Advances and/or any Properties, including, without limitation, ordering new appraisals on the related Properties. In addition, Administrative Agent has the right to perform continuing Due Diligence Reviews of Borrower, Asset Manager and their respective Affiliates, directors, officers, employees and significant shareholders. Borrower and Administrative Agent further agree that all reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with Administrative Agent’s activities pursuant to this Section 13.18, including, but not limited to the reasonable out-of-pocket costs and expenses arising out of any diligence review conducted by third-party diligence providers contracted by Administrative Agent, shall be paid by Borrower except where this Loan Agreement otherwise expressly provides that any such actions of Administrative Agent shall be at the Lenders’ expense. Without limiting the foregoing, Borrower agrees that expenses to be paid or reimbursed by Borrower pursuant to this paragraph include all reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of counsel), incurred by the Administrative Agent and the Diligence Agent in connection with monthly lien searches related to the Eligible Properties performed substantially in accordance with the lien search process set forth on Exhibit U attached hereto (it being understood that any failure to follow the lien search process set forth on Exhibit U does not relieve the Borrower from its obligation to pay the amounts set forth in this sentence.

13.19 Set-Off. In addition to any rights and remedies of Administrative Agent and the Lenders provided by this Loan Agreement and by law, Administrative Agent and each Lender shall have the right, without prior notice to Borrower or the applicable Loan Party, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Loan Party hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any Lender or any Affiliate thereof to or for the credit or the account of such Loan Party. Administrative Agent or any Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by Administrative Agent or its Affiliates to Borrower against all of Borrower’s obligations to Administrative Agent or its Affiliates, whether under this Loan Agreement or under any other agreement between the parties or between Borrower and any affiliate of Administrative Agent, or otherwise, whether or not such obligations are then due, without prejudice to Administrative Agent’s or such Lender’s or its Affiliate’s right to recover any deficiency. Administrative Agent and each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by Administrative Agent or such Lender, as applicable; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.20 Borrower to Remain Liable. Administrative Agent, each Lender and Borrower agrees that the grant of a security interest under this Loan Agreement shall not constitute or result in the creation or assumption by Administrative Agent or any Lender of any Reserved Interest or other obligation of Borrower or any other Person in connection with any Eligible Property Owner Pledged Equity or Property, whether or not Administrative Agent or any such Lender exercises any right with respect thereto. Borrower and each Eligible Property Owner, as applicable, shall remain liable under the Eligible Property Owner Pledged Equity, Properties and Property Documents to perform all of Borrower’s or such Eligible Property Owner’s duties and obligations thereunder to the same extent as if the Loan Documents had not been executed.

13.21 Platform; Access to Information.

(a) Platform. The Administrative Agent, each Lender (and any designee of each Lender, including potential assignees and participants), each Loan Party, the Diligence Agent and the Calculation Agent shall each be granted access to the Platform, in each case subject to agreement by each of such Persons to confidentiality and use restrictions from time to time prescribed by the Administrative Agent. The Administrative Agent shall have no liability for any use made of the Platform or for any inability of any of Lender, any Loan Party, the Diligence Agent and the Calculation Agent to access the Platform at any time or from time to time. The cost of establishing and maintaining the Platform shall be paid by the Borrower. The Borrower will and will cause the other Loan Parties and their respective representatives to comply with all procedures established by the Administrative Agent from time to time for the delivery, maintenance and use of documents to Platform. Without limitation of the foregoing, no Loan Party shall modify, alter or remove any document or information previously delivered to the Platform except to the extent necessary to correct any error or omission, or to remove any confidential information erroneously delivered to the Platform, in each case with the consent of the Administrative Agent. Borrower shall have no authority to terminate or restrict access (except as provided herein) to the Platform.

(b) Access to Information. Concurrently with the delivery of any notice, report, valuation, inspection, Underwriting Package, Notice of Borrowing and Pledge, certification, document or other deliverable under this Loan Agreement (including, but not limited to any certifications, documents or other deliverables delivered pursuant to Sections 5.01 and 5.02 hereof) or any other Loan Document, the party required to provide such notice or deliver such deliverable, including, without limitation, the Borrower, any Eligible Property Owner, the Asset Manager, the Administrative Agent, the Lenders and the Diligence Agent, shall post the same to the Platform; provided, however, that the parties hereto agree that the Calculation Agent shall not be required to post any deliverable required of it hereunder to the Platform, but shall instead provide such deliverable directly to the applicable parties, including the Administrative Agent, which shall promptly post such deliverable to the Platform. Subject to the foregoing, any notice or deliverable required to be delivered under the Agreement or any other Loan Document shall be deemed to be delivered on the date such notice or deliverable is posted to the Platform if posted prior to 4:00 p.m. New York time on such date.

(c) Platform Unavailability. If the Platform is not available or not functioning for any reason, the parties hereto agree that, until the Platform is available, if such party is the party required to provide any notice, report, valuation, inspection, Underwriting Package, Notice of Borrowing and Pledge, certification, document or other deliverable under this Loan Agreement or any other Loan Document, such party shall deliver such notice or deliverable to each party to which the same is required to be delivered pursuant to the terms of this Loan Agreement by electronic mail and each such notice or deliverable shall be deemed posted to the Platform upon receipt of email confirmation of receipt by addressee of such electronic mail and, promptly after the Platform becomes available for use, post each such notice or deliverable that such party has delivered by electronic mail to the Platform.

13.22 Entire Agreement. This Loan Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

STARWOOD WAYPOINT BORROWER, LLC,
as Borrower

By:	/s/ Nina Tran
Name:	Nina Tran
Title:	Chief Financial Officer

Address for Notices: 1999 Harrison Street Oakland, California 94612 Attention: Tamra Browne, General Counsel

WELLS FARGO BANK, N.A.,
as Calculation Agent

By:	/s/ Peter A. Gobell
Name:	Peter A. Gobell
Title:	Vice President

WELLS FARGO BANK, N.A., as Paying Agent

By:	/s/ Peter A. Gobell
Name:	Peter A. Gobell
Title:	Vice President

Address for Notices:

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Client Manager- SWAY SFR Facility

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President

Address for Notices: 390 Greenwich Street, 5th Floor New York, New York 10013 Attention: Bobbie Theivakumaran Telephone No.: (212) 723-6753 Telecopier No.: (646) 291-3799

Goldman Sachs Bank USA, as Lender

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

Credit Agreement

Bank of America, N.A., as Lender

By:	/s/ Charu Venkat Manj
Name:	Charu Venkat Manj
Title:	Director

Credit Agreement

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:	Authorized Signatory

Credit Agreement

OneWest Bank N.A., as Lender

By:	/s/ John Devereux
Name:	John Devereux
Title:	Executive Vice President

Credit Agreement

Acknowledged as of the date first above written:

CARRBRIDGE, LLC TARBERT, LLC FETLAR, LLC INVERCLYDE, LLC BEAULY, LLC STARWOOD WAYPOINT TRS, LLC
By: /s/ Nina Tran
Name: Nina Tran
Title: Chief Financial Officer
STARWOOD WAYPOINT PLEDGOR, LLC
By: /s/ Nina Tran
Name: Nina Tran
Title: Chief Financial Officer

Schedule 1

REPRESENTATIONS AND WARRANTIES RE:

PLEDGED EQUITY AND ELIGIBLE PROPERTIES

Part I.

Pledged Equity

As to each Pledged Equity interest that secures the Loan hereunder, Borrower shall be deemed to make the following representations and warranties to Administrative Agent and the Lenders as of each Funding Date and as of each date any Property is included in the Borrowing Base:

(a) The shares of Pledged Equity listed on the Pledged Equity Summary constitute all of the issued and outstanding shares of all classes of the Capital Stock of the Borrower and each Eligible Property Owner, respectively, and are represented by the certificates listed thereon and there exists no certificate, instrument or other writing evidencing or representing any Pledged Equity Interests not delivered to Administrative Agent.

(b) All of the shares of the Pledged Equity have been duly and validly issued and are fully paid and nonassessable.

(c) Parent SPE and Borrower, as applicable, (or, if directed by Administrative Agent, Administrative Agent) is the record and beneficial owner of, and has title to, the Borrower Pledged Equity and Eligible Property Owner Pledged Equity, respectively, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Loan Agreement.

(d) Upon delivery to Administrative Agent of the certificates evidencing the Pledged Equity (and assuming the continuing possession by Administrative Agent of such certificate in accordance with the requirements of Applicable Law) and the filing of a financing statement covering the Pledged Equity in the State of Delaware and naming Parent SPE and Borrower, as applicable, as debtor, and Administrative Agent, as secured party, the Lien granted pursuant to this Loan Agreement will constitute a valid, perfected first priority Lien on the Pledged Equity in favor of Administrative Agent, for the benefit of the Secured Parties, enforceable as such against all creditors of Parent SPE, Borrower and any Persons purporting to purchase any Pledged Equity. No consent, authorization or notice is required to pledge the Pledged Equity to Administrative Agent, except to the extent given or received.

Part II.

Properties

As to each Property that is subject to this Loan Agreement and is classified as an Eligible Property, Borrower shall be deemed to make the following representations and warranties to Administrative Agent as of each Funding Date and as of each date such Property is so classified:

(e) The information set forth in the Property Schedule with respect to such Property is complete, true and correct in all material respects.

Sched. I-1

(f) The related Eligible Property Owner is the sole owner and holder of the Property (or will be concurrently with the funding of the related Advance or, in the case of a Wet Funded Property, concurrently with the acquisition of such Wet Funded Property), its title is not subject to any right of redemption on the part of any prior owner and has the full right to transfer the Property, and the Property is free and clear of any Lien other than Permitted Encumbrances.

(g) The related Eligible Property Owner has (or will be concurrently with the funding of the related Advance or, in the case of a Wet Funded Property, concurrently with the acquisition of such Wet Funded Property), good and marketable title to the Property with full right to pledge the Property to Administrative Agent.

(h) Such Property is covered by insurance in accordance with Section 7.21 of this Loan Agreement. Neither Borrower nor the related Eligible Property Owner has engaged in, and has no knowledge of any asset manager’s, servicer’s or subservicer’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Borrower or the related Eligible Property Owner.

(i) All real property taxes including supplemental or other taxes, if any, governmental assessments, insurance premiums, water, sewer and municipal charges, condominium charges and assessments, leasehold payments or ground rents which previously became due and owing have been paid or are otherwise being properly contested. For purposes of this Section (i) of Schedule 1, real property taxes and assessments shall not be considered due and payable until any applicable grace or extension period for the payment of such taxes and assessments in the jurisdiction in which such Property is located has expired.

(j) Neither Borrower nor the related Eligible Property Owner has received any written notice that there exists a violation of any local, state or federal environmental law, rule or regulation with respect to the Property that has not been remedied.

(k) All Loan Parties which have had any interest in the Property, whether as owner, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state.

(l) Except as permitted with respect to Wet Funded Properties, the original recorded Deed, recorded in the name of the related Eligible Property Owner has been either (i) delivered to and is in the possession of the Asset Manager (or, in the case of a Wet Funded Property, at the time required under Section 2.03(f)) or (ii) submitted for recordation in the name of such Eligible Property Owner, in which case Borrower shall, or shall cause the related Eligible Property Owner to, promptly deliver to the Agents a certified copy of the deed with recording information thereon upon Borrower’s or the related Eligible Property Owner’s receipt thereof. All other

Sched. I-2

documents required to be delivered to the Agents that constitute the Property File shall be delivered in accordance with the times set forth in the Loan Agreement. Borrower or the related Eligible Property Owner has delivered to each Agent a complete, true and accurate Property File, except for such documents the originals of which are permitted herein to be delivered at a later date to the Asset Manager or which have otherwise been waived by Administrative Agent. Each deed is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Property is located. Each Deed is genuine, and effective to create the legal, valid and binding conveyance of the Property in fee simple to the applicable Eligible Property Owner.

(m) Neither Borrower nor the related Eligible Property Owner has received notice of any proceeding pending or threatened for the total or partial condemnation of the Property. Except as disclosed in the Property Schedule, neither Borrower nor the related Eligible Property Owner has knowledge that any Property is damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, vandalism, natural disaster or other casualty so as to affect materially and adversely the value of the Property or the use for which the premises were intended. The Property is free from any and all Hazardous Substances (other than De Minimis Substances) and there exists no violation, non-compliance or liability under any local, state or federal Environmental Law, rule or regulation.

(n) (1) There is no condition affecting any Property (x) relating to lead paint, radon, asbestos or other Hazardous Substances (other than De Minimum Substances), (y) requiring remediation of any condition or (z) relating to a claim which could impose liability upon, diminish rights of or otherwise adversely affect Administrative Agent, and (2) the related Eligible Property Owner prior to the Property Eligibility Date has obtained a Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards for the Properties in a form acceptable to Administrative Agent.

(o) Each eviction proceeding relating to a Property has been properly commenced and neither Borrower nor the related Eligible Property Owner is aware of any valid defense or counterclaim by anyone with respect thereto. The Property has been serviced and maintained in compliance in all material respects with all applicable laws and regulations.

(p) There has been no violation of any law or regulation or breach of any Contractual Obligation contained in any agreement related to the Property, by the related Eligible Property Owner or its predecessors, in connection with the management of the Property (and for the avoidance of doubt, if a Property is a unit in a planned unit development, such planned unit development allows leasing).

(q) The Property is neither a cooperative nor a condotel unit, except to the extent the purchase of same has been approved in writing by Administrative Agent.

(r) There is, to the knowledge of the Borrower and the Eligible Property Owner, no illegal activity being conducted on the Property which could serve as the basis for a claim or prosecution of any action or proceeding seeking to impose civil or criminal liability on Administrative Agent as the owner.

Sched. I-3

(s) Solely with respect to Properties which are condominium units, neither Borrower nor the related Eligible Property Owner is a “sponsor” or a nominee of a “sponsor” under any plan of condominium organization affecting the unit and the ownership and sale of any condominium unit will not violate any federal, state or local law or regulation regarding condominiums or require registration, qualification or similar action under such law or regulation.

(t) Neither Borrower nor the related Eligible Property Owner has performed any work on the Property which has resulted in the filing of a mechanics’ or materialmen’s lien or liens in the nature thereof.

(u) There are no existing lease agreements with any tenant with respect to the Property which are not terminable upon the occurrence of a material default by the applicable Tenant after the expiration of any notice period required by applicable law.

(v) Except as permitted with respect to Wet Funded Properties, the Property is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is generally acceptable in the mortgage and real estate owned property servicing industry in the area wherein the Property is located or (ii) an ALTA title insurance policy or other generally acceptable form of policy or insurance (including a binding commitment free and clear of any material defects) in an amount equal to or greater than the Acquisition Price and each such title insurance policy is issued by a nationally recognized title insurer qualified to do business in the jurisdiction where the Property is located, insuring the related Eligible Property Owner, as to the clear title to the related Property (subject to Permitted Encumbrances). The title insurance policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses. The related Eligible Property Owner, is the insured of such title insurance policy, and such title insurance policy is valid and remains in full force and effect. No claims have been made under such title insurance policy, and no prior owner of the related Property, including Borrower, the related Eligible Property Owner and their respective affiliates, has done, by act or omission, anything which would impair the coverage of such title insurance policy.

(w) With respect to the Property, the Borrower or the related Eligible Property Owner has delivered the Property File to the Agents, by posting to the Platform or otherwise in accordance with Section 13.21(c), and the Diligence Agent has received a BPO in accordance with the Valuation Requirements.

Sched. I-4

Schedule 2

Filing Jurisdictions and Offices

Delaware Secretary of State

Schedule 3

Subsidiaries

1.	Carrbridge, LLC

2.	Fetlar, LLC

3.	Inverclyde, LLC

4.	Tarbert, LLC

5.	Beauly, LLC

6.	Starwood Waypoint TRS, LLC

Schedule 4

Approved Initial Capital Expenditures

Schedule 5

Commitments of the Lenders

Lender	Commitment
Citibank, N.A.	$325,000,000.00
Bank of America, N.A.	$225,000,000.00
JPMorgan Chase Bank, N.A.	$225,000,000.00
Goldman Sachs Bank U.S.A.	$200,000,000.00
OneWest Bank	$25,000,000.00

Total	$1,000,000,000.00

Schedule 6

Existing Exception Reports

Schedule 7

Exception Codes

Assessments: ASSESS

Corrective deed for a previous deed: CORDEED

Bankruptcy: BK

Code Violation: CV

HOA lien: HOA

IRS tax lien: IRS

Legal Description error: LGL

Open Mortgage: MTG

Lis Pendens: LP

Re-foreclosure: REFCL

Misc Lien/Child Support Lien/Mechanics Lien: MISCLIEN

Senior Judgments: SRJDG

Delinquent taxes/Tax Sale: TAX

Vesting Issue that requires a corrective deed: CORVEST

Title clear: CLEAR

Other: OTH

Missing: MISS (No documents are uploaded)

Wrong: WRONG (The wrong document is uploaded)

Encroachment: ENCRCH